UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Mattel, Inc.
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2017 Proxy Statement

and Notice of Annual Meeting

of Stockholders to be Held on May 19, 2017

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Mattel, Inc.

Notice of 2017 Annual Meeting of Stockholders

The 2017 Annual Meeting of Stockholders of Mattel, Inc. (“Mattel” or the “Company”) will be held on May 19, 2017 at 9:00 a.m. (Los Angeles time) at the Mattel Conference and Leadership Center, 1955 East Grand Avenue, El Segundo, California 90245 (including any adjournment or postponement thereof, the “Annual Meeting”).

We will consider and act on the following matters of business at the Annual Meeting:

	Matter	Our Board’s Recommendations
Proposal 1	Election of the eleven director nominees named in the Proxy Statement: Michael J. Dolan, Trevor A. Edwards, Dr. Frances D. Fergusson, Margaret H. Georgiadis, Ann Lewnes, Dominic Ng, Vasant M. Prabhu, Dean A. Scarborough, Christopher A. Sinclair, Dirk Van de Put and Kathy White Loyd	FOR each Director Nominee
Proposal 2	Ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm for the year ending December 31, 2017	FOR
Proposal 3	Advisory vote to approve named executive officer compensation (“Say-on-Pay”)	FOR
Proposal 4	Advisory vote on the frequency of future Say-on-Pay votes (“Say-When-on-Pay”)	Every ONE YEAR
Proposal 5	Approval of the new Mattel Incentive Plan and the material terms of its performance goals	FOR
Such other business as may properly come before the Annual Meeting

If you were a holder of record of Mattel common stock at the close of business on March 24, 2017, you are entitled to notice of, and to vote at, the Annual Meeting.

The Mattel Conference and Leadership Center is accessible to those who require special assistance. If you require special assistance, please call 310-252-4500. Whether or not you expect to attend the Annual Meeting, please submit a proxy to vote as soon as possible so that your shares will be represented and voted at the Annual Meeting.

By Order of the Board of Directors

Robert Normile

Secretary

El Segundo, California

April 5, 2017

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. For more complete information regarding our 2016 financial performance, please review our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission (“SEC”) on February 23, 2017.

Meeting Information and Mailing of Proxy Materials

Date:	May 19, 2017
Time:	9:00 a.m. (Los Angeles time)
Location:	Mattel Conference and Leadership Center, 1955 East Grand Avenue, El Segundo, California 90245
Record Date:	March 24, 2017
Mailing Date:	On or around April 5, 2017, we will mail a Notice of Internet Availability of Proxy Materials to most stockholders and printed copies of our proxy materials to our other stockholders.

Voting Items and Board Recommendations

	Matter	Our Board’s Recommendations
Proposal 1	Election of Eleven Director Nominees (page 26)	FOR each Director Nominee
Proposal 2	Ratification of PricewaterhouseCoopers LLP as our Independent Accounting Firm for 2017 (page 44)	FOR
Proposal 3	Advisory Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”) (page 105)	FOR
Proposal 4	Advisory Vote on the Frequency of Future Say-on-Pay Votes (“Say-When-on-Pay”) (page 106)	Every ONE YEAR
Proposal 5	Approval of New Mattel Incentive Plan and Material Terms of its Performance Goals (page 107)	FOR

Mattel, Inc. 2017 Proxy Statement	1

PROXY SUMMARY

Director Nominees

Name	Independent	Principal Occupation/ Key Experience	Director Since	Mattel Committee Memberships
Michael J. Dolan†	✓	Chief Executive Officer and Director of Bacardi Limited	2004	• Compensation (Chair) • Executive (Chair) • Governance and Social Responsibility
Trevor A. Edwards	✓	President, NIKE Brands of NIKE, Inc.	2012	• Compensation • Governance and Social Responsibility
Dr. Frances D. Fergusson	✓	Former President of Vassar College	2006	• Executive • Finance • Governance and Social Responsibility (Chair)
Margaret H. Georgiadis		Chief Executive Officer and Director of Mattel, Inc.	2017	• Equity Grant Allocation
Ann Lewnes	✓	Executive Vice President and Chief Marketing Officer of Adobe Systems Incorporated	2015	• Governance and Social Responsibility
Dominic Ng*	✓	Chairman of the Board and Chief Executive Officer of East West Bancorp, Inc. and East West Bank	2006	• Audit • Finance
Vasant M. Prabhu*	✓	Executive Vice President and Chief Financial Officer of Visa Inc.	2007	• Audit (Chair) • Executive • Finance
Dean A. Scarborough	✓	Executive Chairman of the Board of Avery Dennison Corporation	2007	• Compensation • Executive • Finance (Chair)
Christopher A. Sinclair		Executive Chairman of the Board of Mattel, Inc.	1996
Dirk Van de Put*	✓	President and Chief Executive Officer and Director of McCain Foods Limited	2011	• Audit • Governance and Social Responsibility
Kathy White Loyd	✓	Executive in Residence and Faculty Member at the Bryan School of Business & Economics at the University of North Carolina – Greensboro	2001	• Audit • Compensation
† Independent Lead Director * Audit Committee Financial Expert

2	Mattel, Inc. 2017 Proxy Statement

PROXY SUMMARY

The Board has worked diligently to ensure the right balance between long-term, institutional knowledge and fresh perspectives on the Board. The Board believes that the current mix of director tenures provides Mattel with an optimal balance of knowledge, experience and capability. This mix allows the Board to leverage both the deep Company knowledge of, and experience with, Mattel from longer-tenured directors as well as the new viewpoints, experiences and ideas from newer directors in its oversight of management and our continued transformation efforts.

2016 Financial and Business Highlights

We continued to make progress on our strategic priorities during 2016, despite a difficult fourth quarter that impacted full-year financial results.

Mattel’s Strategic Priorities
• Build powerful brand franchises	• Drive continuous cost improvement
• Establish Toy Box as the partner of choice	• Rapidly build emerging market leadership
• Develop unmatched commercial excellence

In 2016, significant changes were made Company-wide to focus on driving creativity and innovation while executing on our strategic priorities of reinvigorating our core brands, re-establishing the Company as the entertainment licensing partner of choice, developing commercial excellence, driving cost improvement and expanding our presence in emerging and developing markets.

Throughout 2016 management maintained sharp focus on executing against our strategic priorities and continued to drive progress; however, our full-year financial results were meaningfully impacted by evolving market conditions during the critical 2016 holiday period. The holiday period was characterized by industry-wide challenges, including a significant U.S. toy category slowdown, and increased foreign exchange headwinds. And while the U.S. toy category made a strong recovery the last two weeks of the year, the unexpected slowdown resulted in increased promotional activity and decreased shipping, which had a significant impact on our gross margin and negatively impacted our 2016 financial results.

Key 2016 Financial Results
• Net sales were $5.46 billion, a 4% decrease as compared to 2015
• Gross sales* were $6.07 billion, a 3% decrease as compared to 2015
• Gross margin was 46.8%, a decrease of 240 basis points from 2015
• Operating income was $519.2 million, a 4% decrease as compared to 2015
• Earnings per share (“EPS”) was $0.92, as compared to $1.08 in 2015

* Gross sales is a non-GAAP financial measure. For a reconciliation of gross sales to net sales, the most directly comparable GAAP financial measure, please see pages 44 to 45 of our Annual Report on Form 10-K filed with the SEC on February 23, 2017.

Mattel, Inc. 2017 Proxy Statement	3

PROXY SUMMARY

Despite a difficult fourth quarter that negatively impacted our 2016 financial results, we made continued progress on our turnaround efforts and strategic priorities, which we believe are fundamental to creating long-term value.

Turnaround Progress
Encouraging Trends in Underlying Business Despite Currency Headwinds
✓	We exited 2016 with positive point of sale (“POS”) in key core brands – Barbie, Fisher-Price and Hot Wheels
✓	We saw significant growth in key emerging markets such as China
✓	We achieved the high end of our two-year cost savings target of $250 million to $300 million, with total gross savings of $295 million over the two-year period and $142 million for 2016
✓	We acquired a number of high profile entertainment licenses, including Disney’s Cars 3 and Toy Story 4 and Universal’s Jurassic World and Fast & Furious
Maintained Disciplined Capital Deployment Strategy
✓	We invested in turnaround efforts as well as growth and technology initiatives
✓	We maintained a quarterly dividend of $0.38 per share

In addition to our longer-term strategic priorities, we also pursued a key objective in 2016 to overcome the revenue gap created by the loss of the Disney Princess license, revenue declines on our Monster High and American Girl brands and continued unfavorable foreign exchange trends. This revenue gap was estimated to be approximately $600 million, representing about 10% of the Company’s 2015 sales. We achieved this objective as a result of solid execution on key core brands and key entertainment licenses as well as investments in emerging and developing markets, which resulted in flat gross sales* excluding the impact of foreign currency exchange,* all of which was achieved in the midst of an ongoing cultural and organizational transformation, economic uncertainty and a toy category slowdown in the critical holiday period.

* Gross sales and currency exchange rate impact are non-GAAP financial measures. For a reconciliation of gross sales to net sales, the most directly comparable GAAP financial measure, and the currency exchange rate impact on reported results, please see pages 44 to 45 of our Annual Report on Form 10-K filed with the SEC on February 23, 2017.

We also generated positive one-year Total Stockholder Return (“TSR”)(1) in 2016. The following shows our TSR performance as compared to the median of our peers for periods ending December 31, 2016:

Period	Mattel	Peer Group
1 year	6.4%	5.7%
3 year	-12.3%	9.4%
5 year	4.4%	12.9%

(1) TSR represents the annualized rate of return reflecting changes in the stock price plus reinvestment and the compounding effect of dividends over such period.

4	Mattel, Inc. 2017 Proxy Statement

PROXY SUMMARY

2017 Leadership Transition and Looking Ahead

In early 2017, we had a leadership transition, and we believe we are well-positioned for 2017.

As part of the Board’s ongoing review of Mattel’s long-term strategy and execution, we implemented a leadership transition in early 2017. On February 8, 2017, Margaret H. Georgiadis became our Chief Executive Officer (“CEO”), and Christopher A. Sinclair, our former CEO, became Executive Chairman of the Board. Ms. Georgiadis, who was President, Americas at Google Inc. prior to joining Mattel, brings with her significant experience in technology, marketing, consumer insights, e-commerce, finance, leadership, global business, strategy and business development. She has proven ability to foster innovation, experience in building partnerships on a global scale, expertise in leading complex organizations, and experience in engaging consumers and retail partners in a rapidly evolving industry. She has successfully led efforts to deliver above market growth and profitability by creating transformational partnerships across content, media and technology providers and through innovation in product development and customer engagement. The Board believes Mr. Sinclair’s extensive institutional knowledge of Mattel and its industry will serve to ensure a smooth leadership transition and enhance execution going forward in his role as Executive Chairman. Mattel will continue to leverage the unique capabilities and expertise of its senior leadership team, including our President and Chief Operating Officer (“COO”), Richard Dickson.

We continue to believe that our strong leadership team, combined with the solid business foundation we established in 2016, position us well for 2017.

Well-Positioned for 2017
✓ Core brand momentum
✓ Robust entertainment slate
✓ Emerging market growth
✓ Strong leadership team

Stockholder Engagement and Corporate Governance Highlights

In 2016, an independent member of our Board, together with our management team, engaged in outreach activities and discussions with stockholders representing more than 40%, in total, of Mattel’s outstanding shares.

We have established a robust stockholder engagement program designed to gain a better understanding of stockholder perspectives on a wide range of matters. We regularly conduct extensive stockholder outreach and believe that proactive and transparent communication with our stockholders is essential to effective corporate governance. During 2016, an independent member of our Board, together with members of our senior management team, engaged in outreach activities and discussions with stockholders representing more than 40%, in total, of Mattel’s outstanding shares to discuss items such as turnaround efforts, corporate governance practices, executive compensation programs and sustainability oversight. We greatly value the views of our stockholders, and the input we receive from them is relayed directly to the Board and helps inform our governance and compensation practices. As we continue to execute on our transformation, we look forward to ongoing stockholder engagement.

Mattel, Inc. 2017 Proxy Statement	5

PROXY SUMMARY

We maintain industry-leading corporate governance and Board practices that ensure accountability and enhance effectiveness in the boardroom.

Corporate Governance Practices	Board Practices
✓Stockholder right to proxy access (adopted January 2017)	✓Routine review of Board leadership structure
✓Annual Board elections	✓Annual Board and Committee evaluations
✓Majority voting standard	✓Robust director succession and search process
✓Stockholder right to call special meetings	✓Annual review and evaluation of the CEO’s performance by independent directors
✓Robust Independent Lead Director role with significant responsibilities	✓Quarterly executive sessions held without management present
✓Stockholder ability to remove directors with or without cause	✓Comprehensive risk management with Board and Committee oversight
✓Stockholder ability to act by written consent	✓9 of 11 director nominees are independent

Executive Compensation Highlights

Our executive compensation programs are designed to be performance-based and link our executives’ pay to the execution of Mattel’s strategic objectives and to the interests of our stockholders.

2016 Pay-For-Performance Results

Pay outcomes for our named executive officers (“NEOs”) in 2016 closely align to challenging financial results this past year:

Compensation Element	2016 Results for NEOs
Annual Cash Incentive	• No payout under our annual cash incentive plan, the Mattel Incentive Plan (“MIP”)
Equity Long-Term Incentives (“LTIs”)	• No earnout of Performance Units granted under the 2014-2016 Long-Term Incentive Program (“LTIP”) that ended December 31, 2016
Base Salary	• No salary increases approved for 2016 or 2017, other than in connection with retention or greater responsibilities assumed

6	Mattel, Inc. 2017 Proxy Statement

PROXY SUMMARY

The strong link between pay and performance is further illustrated by the chart below. Mr. Sinclair’s realizable compensation at the end of 2016 was only 32% of his 2016 targeted total direct compensation (“TDC”).

2016 Targeted TDC
2016 Targeted Annual Cash	$ 3,750,000
- Base Salary(1)	$ 1,500,000
- Target MIP(2)	$ 2,250,000
2016 LTI Grant Values(3)	$ 7,000,000
- Stock Options	$ 2,333,333
- Time-Vesting RSUs	$ 2,333,333
- Performance Units	$ 2,333,333
Total 2016 Targeted TDC	$10,750,000

2016 Realizable TDC
2016 Actual Annual Cash(1)	$1,500,000
- Base Salary	$1,500,000
- Actual MIP Paid	$ 0
2016 LTI Realizable Values	$1,964,646
- Stock Options(4)	$ 0
- Time-Vesting RSUs(5)	$1,964,646
- Performance Units(6)	$ 0
Total 2016 Realizable TDC	$3,464,646
% of Targeted TDC	32%

(1) Reflects amounts disclosed in the “Summary Compensation Table” on page 77.

(2) Reflects amounts disclosed in the “Grants of Plan-Based Awards in 2016” table on page 83.

(3) Reflects amounts disclosed in the “2016 LTI Annual Grant Values” table on page 63.

(4) The stock options granted in 2016 were underwater as of the end of the fiscal year. The value shown for the realizable 2016 stock options reflects the intrinsic value of such options as of December 30, 2016 based on our closing stock price of $27.55 and the option exercise price of $32.72. If instead the Black-Scholes value of the stock options was taken into account as of December 30, 2016, then such options would be valued at $1.9 million, resulting in Total 2016 Realizable TDC of $5.4 million, or 50% of Targeted TDC.

(5) The value shown for the realizable time-vesting restricted stock units (“RSUs”) for 2016 reflects our closing stock price of $27.55 as of December 30, 2016.

Mattel, Inc. 2017 Proxy Statement	7

PROXY SUMMARY

(6) The value shown for the performance-based RSUs (“Performance Units”) for the 2016-2018 LTIP is zero, as our EPS of $0.92 for 2016 was below threshold performance (based on an extrapolation of the assumptions used for EPS growth that were employed in determining the cumulative EPS three-year goal), which would have resulted in 0% earned for the financial performance goal. In addition, the impact of our TSR modifier for the first year of the performance period ending December 31, 2016, would have resulted in a reduction of 44% from any amounts earned based on our EPS performance.

2016 Compensation Program Changes

To further promote our turnaround efforts, reinforce our strategic priorities and reflect feedback from stockholders, the Compensation Committee made the following changes to our MIP and LTIP in 2016:

Compensation Element	Actions Taken	Objectives
Annual Cash Incentive	• Streamlined Financial Performance Measures – Simplified the financial measures of the MIP by focusing on adjusted operating profit and adjusted net sales, eliminating gross margin and free cash flow	• Provide greater alignment with our turnaround strategy objectives of top-line growth with bottom-line discipline

•  Further Aligned with Strategic Priorities

–  Modified the payout formula for our NEOs (and other Executive Vice Presidents (“EVPs”)) as follows:

–  75% of the payout is based on achievement of financial goals (previously 100%); and

–  25% of the payout is based on achievement of individualized strategic priorities related to each executive’s job responsibilities

• Provide a stronger link to operational performance over which the executive has responsibility, driving a culture of accountability

•  Structured Plan to Support Expense Control

–  No payouts occur under the financial performance measures or the individualized strategic priorities unless we achieve the adjusted operating profit threshold performance for 2016

• Ensure operational and financial goals are achieved with proper expense control

8	Mattel, Inc. 2017 Proxy Statement

PROXY SUMMARY

Compensation Element	Actions Taken	Objectives
Equity LTIs

•  Annual Performance Cycles Approach

–   Changed the approach to granting Performance Units annually with overlapping three-year cycles, starting with the 2016-2018 LTIP performance cycle, from granting every three years with end-to-end cycles

• Permit greater responsiveness to changing circumstances, strengthen retention and be consistent with broader market practice

•  Single Three-Year Financial Performance Measure

–   Changed the financial performance measure for Performance Units to EPS measured over three years from net operating profit after tax less capital charge (“NOPAT-CC”) and net sales, with both goals set annually

–   Three-year relative TSR modifier was maintained

• Simplify LTIP structure, utilize differentiated metrics as compared to the Annual Cash Incentive, and ensure sharp focus on sustainable and profitable growth, which supports our turnaround strategy

Compensation Governance Best Practices

Our Compensation Committee maintains the following compensation governance best practices, which establish strong safeguards for our stockholders and further enhance the alignment of interests between our executives and stockholders:

Compensation Governance Practices
✓Compensation Recovery Policy (“Clawback Policy”) applicable to all executive officers and other direct reports to the CEO
✓Double-trigger accelerated vesting in the event of a change of control
✓Annual compensation risk assessment
✓Robust stock ownership guidelines as a multiple of base salary: 6x for Executive Chairman and CEO, 4x for COO and Chief Financial Officer (“CFO”), 3x for other NEOs
✓No excise tax gross-ups
✓No hedging or pledging permitted
✓Annual comparator peer group review
✓Independent compensation consultant
✓No poor pay practice of tax gross-ups on perquisites and benefits

Mattel, Inc. 2017 Proxy Statement	9

PROXY SUMMARY

Corporate Information

Corporate Headquarters:	333 Continental Boulevard, El Segundo, California 90245-5012

Corporate Website:	www.corporate.mattel.com

Investor Relations Website:	http://investor.shareholder.com/mattel/

State of Incorporation:	Delaware

Stock Symbol:	NASDAQ: MAT

10	Mattel, Inc. 2017 Proxy Statement

CORPORATE GOVERNANCE STANDARDS AND PRACTICES

CORPORATE GOVERNANCE AT MATTEL

CORPORATE GOVERNANCE STANDARDS AND PRACTICES

Corporate Governance Highlights

Mattel utilizes strong and effective corporate governance practices to drive accountability and provide its stockholders with meaningful rights. Maintaining industry-leading governance practices is, and has been, a long-standing priority at Mattel, and we regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices. We conduct a proactive engagement process that encourages feedback from our stockholders. This feedback informs boardroom discussions and helps shape our governance practices.

The following corporate governance and Board practices ensure accountability and enhance effectiveness in the boardroom:

Corporate Governance Practices	Board Practices
✓Stockholder right to proxy access (adopted January 2017)	✓Routine review of Board leadership structure
✓Annual Board elections	✓Annual Board and Committee evaluations
✓Majority voting standard	✓Robust director succession and search process
✓Stockholder right to call special meetings	✓Annual review and evaluation of the CEO’s performance by independent directors
✓Robust Independent Lead Director role with significant responsibilities	✓Quarterly executive sessions held without management present
✓Stockholder ability to remove directors with or without cause	✓Comprehensive risk management with Board and Committee oversight
✓Stockholder ability to act by written consent	✓9 of 11 director nominees are independent

Robust Stockholder Engagement

We have established a robust stockholder engagement program designed to gain a better understanding of stockholder perspectives on a wide range of matters. We regularly conduct extensive stockholder outreach and believe that proactive and transparent communication with our stockholders is essential to effective corporate governance. During 2016, an independent member of our Board, together with members of our senior management team, engaged in outreach activities and discussions with stockholders representing more than 40%, in total, of Mattel’s outstanding shares to discuss items such as turnaround efforts, corporate governance practices, executive compensation programs and sustainability oversight. We greatly value the views of our stockholders, and the input we receive from them is relayed directly to the Board and helps inform our governance and compensation practices. As we continue to execute on our transformation, we look forward to ongoing stockholder engagement.

Mattel, Inc. 2017 Proxy Statement	11

CORPORATE GOVERNANCE STANDARDS AND PRACTICES

Stockholder Proxy Access Right

After engaging with a number of our stockholders and carefully considering their recent feedback regarding proxy access, on January 24, 2017, the Board adopted amendments to Mattel’s Amended and Restated Bylaws (the “Bylaws”) to implement proxy access. Our proxy access provision permits a stockholder, or group of up to 20 stockholders, owning at least three percent of the Company’s outstanding common stock continuously for at least three years, to nominate and include in the Company’s proxy materials for an annual meeting of stockholders, director nominees constituting up to the greater of two nominees or 20% of the Board, provided that the stockholder(s) and the director nominee(s) satisfy the requirements specified in the Bylaws.

Board Leadership Structure

The Board believes that one of its most important responsibilities is to evaluate and determine the most appropriate Board leadership structure for Mattel so that it can provide effective, independent oversight of management and facilitate its engagement in, and understanding of, Mattel’s business. To carry out this responsibility, our Board of Directors Amended and Restated Guidelines on Corporate Governance (“Guidelines on Corporate Governance”) empower the Board to evaluate and determine the optimal leadership structure for the Company in relation to Mattel’s specific characteristics or circumstances at any given time. The Board evaluates its structure periodically, as well as when warranted by specific circumstances, such as the appointment of a new CEO. As part of its evaluation, the Board assesses which structure it believes is in the best interests of Mattel and its stockholders based on the evolving needs of the Company. This governance structure provides the Board appropriate flexibility to determine the leadership structure best suited to support the dynamic demands of our business.

As part of the Board’s ongoing review of Mattel’s long-term strategy and execution, the Company implemented a leadership transition in early 2017. On February 8, 2017, Ms. Georgiadis became our CEO and a member of our Board, and Mr. Sinclair, our former CEO, became our Executive Chairman. Ms. Georgiadis, who was President, Americas at Google Inc. prior to joining Mattel, brings with her significant experience in technology, marketing, consumer insights, e-commerce, finance, leadership, global business, strategy and business development. She also has a deep understanding of how to build and scale brands on a global basis and expertise in effectively engaging consumers and retail partners in a rapidly evolving industry. She has successfully led efforts to deliver above market growth and profitability by creating transformational partnerships across content, media and technology providers and through innovation in product development and customer engagement. The Board believes that Ms. Georgiadis’ leadership experience at Google and elsewhere, coupled with her proven ability to foster innovation and build partnerships on a global scale, makes her ideally suited to accelerate Mattel’s growth in the coming years.

Mr. Sinclair, who served as our CEO since April 2015 and Chairman since January 2015, has been a member of Mattel’s Board for over 20 years. Prior to his appointment as Interim CEO in January 2015, he served as an independent director since 1996 and as Independent Lead Director and Chair of the Audit Committee and Executive Committee since 2011. The Board believes Mr. Sinclair’s extensive institutional knowledge of Mattel and its industry and depth of experience as a director will serve to ensure a smooth leadership transition and enhance execution going forward. As Executive Chairman, Mr. Sinclair will serve as Chair of regular sessions of the Board and work to maximize Board effectiveness in supporting the transition and advising management on our continued transformation efforts.

12	Mattel, Inc. 2017 Proxy Statement

CORPORATE GOVERNANCE STANDARDS AND PRACTICES

In connection with the leadership transition, the Board conducted a thoughtful evaluation of its leadership structure and determined that having a separate Chairman and CEO is the optimal structure for the Company at this time. Because Mr. Sinclair will remain a Mattel employee, we will continue to have an Independent Lead Director to ensure effective and independent Board decision-making. As discussed in greater detail below, the independent members of the Board elected an Independent Lead Director with specifically enumerated powers and responsibilities to ensure strong independent leadership in the boardroom.

The Board believes that this new leadership structure, together with our strong Independent Lead Director, best serve Mattel and its stockholders at this time by leveraging executive leadership experience while ensuring effective independent oversight. Going forward, our Board will continue to evaluate its leadership structure in order to ensure it aligns with and supports the evolving needs and circumstances of the Company and its stockholders.

Independent Lead Director Responsibilities

The Board recognizes the importance of strong independent Board leadership. As such, the independent directors of the Board elect annually an Independent Lead Director when the Chairman is not independent. The Board believes that the Independent Lead Director provides the Company and the Board with the same independent leadership, oversight and benefits that would be provided by an independent Chairman.

The Independent Lead Director’s duties include the following significant responsibilities:
✓Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
✓Serves as liaison between the Chairman and the independent directors;
✓Approves information sent to the Board;
✓Approves meeting agendas for the Board;
✓Approves schedules of meetings to assure that there is sufficient time for discussion of all agenda items;
✓Has the authority to call meetings of the independent directors; and
✓If requested by major stockholders, ensures that he or she is available for consultation and direct communication.

The independent directors of the Board have elected Michael J. Dolan to serve as the Board’s Independent Lead Director, a position he has held since January 2015. Mr. Dolan has significant experience on the Board, serving as an independent director since 2004, as Chair of the Compensation Committee and the Executive Committee, and as a member of the Governance and Social Responsibility Committee. The Board believes that Mr. Dolan’s extensive business experience across a variety of industries, unique insights in the areas of advertising and brand building, and prior service on several boards of directors make him well qualified to serve as Independent Lead Director of Mattel.

The Board believes that the appointment of Ms. Georgiadis as CEO, Mr. Sinclair as Executive Chairman and Mr. Dolan as Independent Lead Director best serve Mattel and its stockholders at this time, as the Company continues to execute on its transformation efforts to drive growth and improved profitability.

Mattel, Inc. 2017 Proxy Statement	13

CORPORATE GOVERNANCE STANDARDS AND PRACTICES

Board Independence Determination

Mattel’s Board has adopted Guidelines on Corporate Governance consistent with Nasdaq listing standards that include qualifications for determining director independence. These provisions incorporate Nasdaq’s categories of relationships between a director and a listed company that would make a director ineligible to be independent.

The Board has affirmatively determined that each of the current directors of Mattel, except Ms. Georgiadis, our CEO, and Mr. Sinclair, our Executive Chairman and former CEO, is independent within the meaning of both Mattel’s and Nasdaq’s director independence standards, as currently in effect, and has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Furthermore, the Board has determined that each of the members of our Audit Committee, Compensation Committee and Governance and Social Responsibility Committee is independent within the meaning of Nasdaq director independence standards applicable to members of such committees, as currently in effect.

The Compensation Committee members also qualify as “non-employee directors” and “outside directors” within the meaning of Section 16 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) and Section 162(m) of the Internal Revenue Code, respectively.

In making these determinations, the Board considered, among other things, ordinary course commercial relationships with companies at which Board members then served as executive officers (including Adobe Systems Incorporated and Avery Dennison Corporation). The aggregate annual amounts involved in these commercial transactions were less than the greater of $200,000 or 5% of the annual consolidated gross revenues of these companies, and our Board members were not deemed to have a direct or indirect material interest in those transactions. The Board has determined that none of these relationships are material and that none of these relationships impair the independence of any non-employee director.

Board Evaluations

The Board conducts an annual self-evaluation process to assess effectiveness at both the Board and Board committee levels. The three key areas of focus for the evaluation are Board operations, Board accountability and Board Committee performance. The Chair of the Governance and Social Responsibility Committee is responsible for leading the annual review and makes herself available for private sessions with Board members during the evaluation process. Comments are aggregated, summarized and reviewed with the full Governance and Social Responsibility Committee. The results of the evaluation are then reviewed with each committee and the full Board.

This annual evaluation process has resulted in multiple improvements in Board effectiveness, including enhanced agenda item selection, better discussion formats and greater interaction with Mattel’s CEO and management team. In addition, the Governance and Social Responsibility Committee conducts an annual review of our Board’s composition and skills and makes recommendations to the Board accordingly. This review includes an assessment of the talent base, skills, areas of expertise and experience, diversity and independence of the Board and its members, and consideration of any recent changes in a director’s outside employment or responsibilities.

14	Mattel, Inc. 2017 Proxy Statement

CORPORATE GOVERNANCE STANDARDS AND PRACTICES

Director Succession and Search Process

The Board has a robust director succession and search process. The Board retains an independent, third-party search firm to assist with the search for new effective directors. The Board has worked diligently to ensure the right balance between long-term, institutional knowledge and fresh perspectives on the Board. While five of the directors have been on the Board for over ten years, the Board has also added three new independent directors in the past six years. The Board believes that the current mix of director tenures provides Mattel with an optimal balance of knowledge, experience and capability. This mix allows the Board to leverage both the deep Company knowledge of, and experience with, Mattel from longer-tenured directors as well as the new viewpoints, experiences and ideas from newer directors in its oversight of management and our continued transformation efforts. The Board continues to be very thoughtful and proactive about this process and will continue to evaluate its composition, with respect to skills, qualifications, tenure and diversity to ensure the right balance is achieved for effective, independent Board oversight.

Mattel, Inc. 2017 Proxy Statement	15

BOARD GENERAL INFORMATION

BOARD GENERAL INFORMATION

Board Meetings

During 2016, the Board held six meetings. No director attended less than 75% of the aggregate of all Board meetings and all meetings held by any committee of the Board on which such director served.

Policy Regarding Attendance of Directors at the Annual Meeting of Stockholders

Each member of Mattel’s Board is expected, but not required, to attend Mattel’s annual meeting of stockholders. There were ten directors at the time of the 2016 annual meeting of stockholders and nine directors attended the meeting.

Board Committees

Our Board has established six principal committees: the Audit Committee, the Governance and Social Responsibility Committee, the Compensation Committee, the Executive Committee, the Finance Committee and the Equity Grant Allocation Committee. Each of the Audit Committee, the Governance and Social Responsibility Committee and the Compensation Committee has a written charter that is reviewed annually and revised as appropriate. A copy of each of these committees’ current charter is available on Mattel’s corporate website at http://corporate.mattel.com/about-us/bios.aspx.

The current chairs and members of the committees are identified in the following table:

Director	Audit Committee	Governance and Social Responsibility Committee	Compensation Committee	Executive Committee	Finance Committee	Equity Grant Allocation Committee
Non-Employee Directors
Michael J. Dolan†		M	C	C
Trevor A. Edwards		M	M
Dr. Frances D. Fergusson		C		M	M
Ann Lewnes		M
Dominic Ng	M				M
Vasant M. Prabhu	C			M	M
Dean A. Scarborough			M	M	C
Dirk Van de Put	M	M
Kathy White Loyd	M		M
Employee Directors
Christopher A. Sinclair
Margaret H. Georgiadis						M

“C” Chair

“M” Member

† Independent Lead Director

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BOARD GENERAL INFORMATION

The primary responsibilities, membership and meeting information for the committees of our Board during 2016 are summarized below.

Audit Committee	Primary Responsibilities

Members in 2016:

Vasant M. Prabhu (Chair)

Dominic Ng

Dirk Van de Put

Kathy White Loyd

Meetings in 2016: 12

The Board has determined that each member meets applicable SEC, Nasdaq and Mattel independence and “financial sophistication” standards. Messrs. Prabhu, Ng and Van de Put each qualify as a “financial expert” under applicable SEC regulation.

●  Assist the Board in fulfilling the Board’s oversight responsibilities regarding the quality and integrity of Mattel’s financial reports, the independence, qualifications and performance of Mattel’s independent registered public accounting firm, the performance of Mattel’s internal audit function and Mattel’s compliance with legal and regulatory requirements

●  Sole authority to appoint or replace the independent registered public accounting firm; directly responsible for the compensation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or related work

●  Meet with the independent registered public accounting firm and management in connection with each annual audit to discuss the scope of the audit and the procedures to be followed

●  Review and discuss Mattel’s quarterly and annual financial statements with management, the independent registered public accounting firm and the internal audit group

●  Discuss with management and the independent registered public accounting firm Mattel’s practices with respect to risk assessment, risk management and critical accounting policies

●  Review periodically with the Chief Legal Officer the implementation and effectiveness of Mattel’s compliance and ethics programs

●  Discuss periodically with the independent registered public accounting firm and the senior internal auditing officer the adequacy and effectiveness of Mattel’s accounting and financial controls, and consider any recommendations for improvement of such internal control procedures

●  Pre-approve audit services, internal-control-related services and permitted non-audit services to be performed for Mattel by its independent registered public accounting firm

Governance and Social Responsibility Committee	Primary Responsibilities

Members in 2016:

Dr. Frances D. Fergusson (Chair)

Michael J. Dolan

Trevor A. Edwards

Ann Lewnes

Dirk Van de Put

Meetings in 2016: 4

The Board has determined that each member meets applicable Nasdaq and Mattel independence standards.

●  Assist the Board by identifying individuals qualified to become Board members, consistent with the criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of stockholders

●  Assist the Board in evaluating potential executive candidates in succession planning

●  Develop and recommend to the Board the Guidelines on Corporate Governance applicable to Mattel

●  Lead the evaluation of the Board’s performance

●  Evaluate, and make recommendations to the Board regarding, the independence of the Board members

●  Recommend director nominees for each committee of the Board

●  Assist the Board with oversight and review of social responsibility matters such as sustainability, corporate citizenship, community involvement, diversity and equal opportunity matters, Responsible Supply Chain Standards, public policy matters and environmental, health and safety issues

●  Oversee and review with management risks relating to governance and social responsibility matters

●  Oversee the Company’s engagement with institutional stockholders and proxy advisory firms concerning governance and social responsibility matters

●  Provide oversight with regard to philanthropic activities

●  Work closely with the CEO and other members of Mattel’s management to ensure that Mattel is governed effectively and efficiently

Mattel, Inc. 2017 Proxy Statement	17

BOARD GENERAL INFORMATION

Compensation Committee	Primary Responsibilities

Members in 2016:

Michael J. Dolan (Chair)

Trevor A. Edwards

Dean A. Scarborough

Kathy White Loyd

Meetings in 2016: 7

Meets at least once each year without the CEO present.

The Board has determined that each member meets applicable Nasdaq and Mattel independence standards and qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and as a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act.

●  Develop, evaluate and, in certain instances, approve or determine the compensation plans, policies and programs of Mattel

●  Approve all forms of compensation to be provided to the CEO and all other executives who are subject to Section 16 of the Exchange Act

●  Annually review and approve corporate goals and objectives relevant to the CEO, and review and evaluate the CEO’s performance

●  Administer Mattel’s short- and long-term incentive programs and equity compensation plans

●  Review the form and amount of non-employee directors’ compensation

●  Assess material risks associated with Mattel’s compensation structure, policies and programs generally

●  Report and, as appropriate, make recommendations to the Board regarding executive compensation programs and practices

●  Inform the non-management directors of the Board of its decisions regarding compensation for the CEO and other senior executives

●  Oversee the Company’s engagement with institutional stockholders and proxy advisory firms concerning executive compensation matters

Compensation Committee Use of Independent Compensation Consultant

The Compensation Committee has the authority to retain independent legal or other advisors, to the extent it deems necessary or appropriate, and has retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant since August 2007 to provide the committee with advice and guidance on the design of our executive compensation programs and the evaluation of our executive compensation. FW Cook has not performed and does not currently provide any services to management or Mattel. Each year the Compensation Committee reviews the independence of the compensation consultant and other advisors who provide advice to the Compensation Committee, employing the independence factors specified in the Nasdaq listing standards. The Compensation Committee has determined that FW Cook is independent within the meaning of the committee’s charter and the Nasdaq listing standards, and the work of FW Cook for the committee does not raise any conflicts of interest. FW Cook attends Compensation Committee meetings when invited and meets with the Compensation Committee without management. FW Cook provides the Compensation Committee with third-party data and analysis as well as advice and expertise on competitive compensation practices and trends, executive compensation plans and program designs, and proposed executive and director compensation. FW Cook reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the Chair of the Compensation Committee. In 2016, FW Cook assisted the Compensation Committee on the following matters:

•	Analyzing and advising on:

–	The base salaries, bonus leverage, target and actual annual cash incentives, long-term incentives, TDC and all other compensation for our CEO, his direct reports and other EVPs as compared to the compensation of their counterparts at our comparator peer companies;

–	Our MIP and LTI designs, provisions and practices, including our new Mattel Incentive Plan; and

–	The compensation of our Board as compared to the board compensation at our comparator peer companies;

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BOARD GENERAL INFORMATION

•	Reviewing and advising regarding our comparator peer companies;

•	Assessing if our compensation plans, policies and programs present potential material risk to the Company;

•	Reviewing and advising on our 2016 Proxy Statement;

•	Advising on our new CEO’s compensation, our Executive Chairman’s compensation and our President and COO’s retention compensation;

•	Providing executive compensation regulatory and legislative updates; and

•	Advising regarding institutional proxy advisers’ voting policies and market trends.

Other Board Committees

The Board has determined that each member of the Executive Committee meets applicable Nasdaq and Mattel independence standards. During 2016, the Executive Committee held no meetings. The Executive Committee may exercise all the powers of the Board, subject to limitations of applicable law, between meetings of the Board.

The Board has determined that each member of the Finance Committee meets applicable Nasdaq and Mattel independence standards. During 2016, the Finance Committee held four meetings. The committee’s primary functions are to advise and make recommendations to the Board with regard to Mattel’s allocation and deployment of available capital, including but not limited to dividends to stockholders, credit facilities and debt securities, capital expenditures, stock repurchase programs, hedging transactions, mergers, acquisitions and other strategic transactions.

Mattel also has an Equity Grant Allocation Committee with Ms. Georgiadis as the current sole member. Mr. Sinclair was the sole member of the committee from January 2015 to February 2017. The Equity Grant Allocation Committee’s primary function is to exercise the limited authority delegated to the committee by the Board and the Compensation Committee with regard to making annual and off-cycle equity compensation grants to employees below the executive leadership job level.

Risk Oversight

Role of Full Board in Risk Oversight

The full Board is responsible for overseeing Mattel’s ongoing assessment and management of material risks impacting Mattel’s business. The Board relies on Mattel’s management to identify and report on material risks, and relies on each Board committee to oversee management of specific risks related to that committee’s function. The Board engages in risk oversight throughout the year and specifically focuses on risks facing Mattel each year at a regularly scheduled Board meeting.

Role of Management in Risk Oversight

Consistent with their role as active managers of Mattel’s business, our senior executive officers play the most active role in risk management, and the Board looks to such officers to keep the Board apprised on an ongoing basis about risks impacting Mattel’s business and how such risks are being managed. Each year as part of Mattel’s risk evaluation process performed by its internal audit team, Mattel’s most senior executive officers, including the Chief Legal Officer, provide input regarding material risks facing the business group or function that each manages. These risks are reviewed with the Audit Committee and also are presented to the full Board along with a discussion of Mattel’s strategy for managing these risks.

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BOARD GENERAL INFORMATION

Since much of the Board’s risk oversight occurs at the committee level, Mattel believes that this process is important to ensure that all directors are aware of Mattel’s most material risks.

Role of Board Committees in Risk Oversight

The Board’s committees assist the full Board in overseeing many of the risks impacting Mattel’s business.

The Audit Committee oversees the Company’s assessment and management of Mattel’s material financial reporting and accounting risks, including the steps management has taken to monitor and control such risks. The Audit Committee is also responsible for overseeing Mattel’s compliance risk, which includes risk relating to Mattel’s compliance with laws and regulations.

The Compensation Committee oversees and assesses material risks associated with Mattel’s compensation plans, policies and programs generally, including those that may relate to pay mix, selection of performance measures, the goal setting process, and the checks and balances on the payment of compensation. See “Compensation Risk Review” for a more detailed description of the Compensation Committee’s review of potential pay risk.

The Finance Committee oversees and reviews with management risks relating to capital allocation and deployment, including Mattel’s credit facilities and debt securities, capital expenditures, dividend policy, mergers, acquisitions, dispositions and other strategic transactions. The Finance Committee also manages Mattel’s interactions with credit rating agencies and oversees third-party financial risks, which include risks arising from customers, vendors, suppliers, subcontractors, creditors, debtors, and counterparties in hedging transactions, mergers and acquisitions and other strategic relationships.

The Governance and Social Responsibility Committee oversees and reviews with management risks relating to governance and social responsibility matters, including succession planning, environmental and health and safety compliance, sustainability, corporate citizenship, community involvement, global responsible supply chain standards, diversity and equal opportunity, philanthropy and charitable contributions, and public policy and governmental relations.

Code of Conduct

Our Board has adopted a Code of Conduct, which is a general statement of Mattel’s standards of ethical business conduct. The Code of Conduct applies to all of our employees, including our CEO and our CFO. Certain provisions of the Code of Conduct also apply to members of the Board in their capacity as Mattel’s directors. The Code of Conduct covers topics including, but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations. We intend to disclose any future amendments to certain provisions of our Code of Conduct in accordance with the SEC rules, and any waivers of provisions of the Code of Conduct required to be disclosed under the SEC rules or the Nasdaq listing standards, on Mattel’s corporate website at http://corporate.mattel.com/about-us/ethics.aspx.

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BOARD GENERAL INFORMATION

Communications with the Board

The independent directors of Mattel have unanimously approved a process by which stockholders of Mattel and other interested persons may send communications to any of the following: (i) the Board, (ii) any committee of the Board, (iii) the Independent Lead Director or (iv) the independent directors. Such communications should be submitted in writing by mailing them to the relevant addressee at the following address:

[Addressee]

c/o Secretary, Mail Stop M1-1516

Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245-5012

Any such communications will be relayed to the Board members who appear as addressees, except that the following categories of communications will not be so relayed, but will be available to Board members upon request:

•	Communications concerning company products and services;

•	Solicitations;

•	Matters that are entirely personal grievances; and

•	Communications about litigation matters.

Corporate Governance Documentation and How to Obtain Copies

Current copies of the following materials related to Mattel’s corporate governance standards and practices are available publicly on Mattel’s corporate website at http://corporate.mattel.com/about-us/corporate-governance.aspx:

•	Information on Board and Board committee membership and biographies of Board members;

•	Board of Directors Amended and Restated Guidelines on Corporate Governance;

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Governance and Social Responsibility Committee Charter;

•	Code of Conduct;

•	Restated Certificate of Incorporation;

•	Amended and Restated Bylaws;

•	Director Nominations Policy;

•	Audit Committee Complaint Procedure;

•	Policy on Adoption of a Shareholder Rights Plan; and

•	Golden Parachute Policy.

Mattel, Inc. 2017 Proxy Statement	21

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

The following table shows the compensation of the non-employee members of our Board for 2016. See the “Narrative Disclosure to Director Compensation Table” below for additional details regarding our director compensation program.

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	All Other Compensation(4)	Total
Michael J. Dolan	$165,000	$140,002	$25,000	$330,002
Trevor A. Edwards	$100,000	$140,002	$26,000	$266,002
Dr. Frances D. Fergusson	$115,000	$140,002	$20,900	$275,902
Ann Lewnes	$100,000	$140,002	$15,000	$255,002
Dominic Ng	$110,000	$140,002	$30,000	$280,002
Vasant M. Prabhu	$130,000	$140,002	$30,000	$300,002
Dean A. Scarborough	$115,000	$140,002	$7,500	$262,502
Dirk Van de Put	$110,000	$140,002	$0	$250,002
Kathy White Loyd	$110,000	$140,002	$30,000	$280,002

(1) During 2016, Mr. Sinclair, as CEO and a member of the Board, did not receive any additional compensation for serving as a director other than the amounts attributed to him for his recommended grants and our matching charitable contributions under the Board of Directors Recommended Grants Program and the Gift Matching Program described below. These amounts and all of his compensation for his services to Mattel are shown in the “Summary Compensation Table.”

(2) For Dr. Fergusson and Messrs. Edwards, Ng, Scarborough and Van de Put, some or all amounts shown were deferred under the Mattel, Inc. Deferred Compensation Plan for Non-Employee Directors (“Director DCP”).

(3) On May 19, 2016, each of our non-employee directors received an annual equity grant of 4,619 RSUs under our Mattel, Inc. Amended and Restated 2010 Equity and Long-Term Compensation Plan. Amounts shown represent the grant date fair value of such shares, computed in accordance with FASB ASC Topic 718, based on our closing stock price of $30.31 on the grant date.

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DIRECTOR COMPENSATION

The table below shows the aggregate number of stock awards and option awards outstanding for each non-employee director as of December 31, 2016. Stock awards consist of vested but not settled RSUs and any deferrals of vested RSUs under the Director DCP. All outstanding “Option Awards” noted below are fully exercisable.

Name	Aggregate Stock Awards Outstanding as of December 31, 2016	Aggregate Option Awards Outstanding as of December 31, 2016
Michael J. Dolan	12,937	9,000
Trevor A. Edwards	12,937	–
Dr. Frances D. Fergusson	12,937	–
Ann Lewnes	11,207	–
Dominic Ng	34,421	–
Vasant M. Prabhu	12,937	–
Dean A. Scarborough	26,954	4,500
Dirk Van de Put	12,937	–
Kathy White Loyd	30,720	–

(4) The “All Other Compensation” column shows the amount of gifts made by the Mattel Children’s Foundation pursuant to the Board of Directors Recommended Grants Program and the Gift Matching Program, as described below, for the applicable director.

Narrative Disclosure to Director Compensation Table

Retainers

For 2016, non-employee directors received an annual retainer of $100,000, and each non-employee committee chair received an additional annual retainer, the amount of which differed depending upon the committee, as follows: Audit Committee, $20,000; Compensation Committee, $20,000; and Executive, Finance and Governance and Social Responsibility Committees, each $15,000. The Independent Lead Director received an additional annual retainer of $30,000. Further, each member of the Audit Committee received an additional annual retainer of $10,000. Directors had the option to receive all or a portion of their annual retainer in the form of shares of Mattel common stock or to defer receipt under the Director DCP, as described below.

Equity Compensation

The Amended and Restated 2010 Equity and Long-Term Compensation Plan provides for a limit of $500,000 of equity grants to any one non-employee director in a calendar year. During 2016, non-employee directors received annual grants of deferred RSUs, with an intended fixed grant value of $140,000. Each RSU represents a contingent right to receive one share of Mattel common stock. These RSUs vest immediately, but the non-employee director generally will not receive actual shares of Mattel common stock in settlement of the vested RSUs until the earlier of the third anniversary of the grant date or the date he or she ceases to be a director. The Compensation Committee reserves the right to settle the RSUs in cash equal to the fair market value of the stock, but does not anticipate doing so. At its May 2016 meeting, the Compensation Committee determined that director RSUs would resume providing for dividend equivalents. As a result, the RSUs have dividend equivalent rights, meaning that for the period before the RSUs are settled in shares or forfeited, we will pay the director cash equal to the cash dividends that he or she would have received if the RSUs had been an equivalent number of actual shares of Mattel

Mattel, Inc. 2017 Proxy Statement	23

DIRECTOR COMPENSATION

common stock. The directors may also elect to defer the receipt of the RSU shares under the Director DCP and, if they do so, dividend equivalents relating to such shares are also deferred under the Director DCP in the form of shares.

Board of Directors Recommended Grants Program and the Gift Matching Program

Subject to certain limitations, each director may recommend that the Mattel Children’s Foundation make gifts of up to a total of $15,000 per year (and up to an additional $10,000 if the director matches the Mattel Children’s Foundation contribution dollar-for-dollar up to such additional amount) to one or more non-profit public charities that help fulfill the Foundation’s mission of serving children in need. The Mattel Children’s Foundation also will match up to $5,000 for any additional gifts that the director makes on his or her own, subject to certain limitations. The programs may not be used to satisfy any pre-existing commitments of the director or any member of the director’s family. Under SEC rules, these amounts are reflected in the “All Other Compensation” column in the table above.

Director DCP

The Director DCP allows directors to defer amounts of their Board retainers and the common stock underlying their annual RSU grants. Retainer amounts deferred in the Director DCP are maintained in account balances that are deemed invested in one or more of a number of externally managed institutional funds that are similarly available under the executive’s Mattel, Inc. Deferred Compensation and PIP Excess Plan (the “DCP”). Mattel common stock deferred in the Director DCP is deemed invested in Mattel stock equivalents.

Distribution of amounts deferred under the Director DCP may be paid in a lump sum or in ten annual installments, with payment made or commencing upon the later of a director ceasing service with the Board or the director achieving a specified age not to exceed 72. As of December 31, 2016, the following directors had the following aggregate number of Mattel stock equivalents in the Director DCP, including deferred vested RSUs: Mr. Edwards, 3,057; Mr. Ng, 64,740; Mr. Scarborough, 57,484; Mr. Van de Put, 4,793; and Ms. White Loyd, 30,972.

Expense Reimbursement Policy

Mattel reimburses directors for their expenses incurred while traveling on Board business and permits directors to use Company-selected aircraft when traveling on Board business, as well as commercial aircraft, charter flights and non-Mattel private aircraft. These expenses are not considered perquisites, as they are limited to business use. In the case of travel by a non-Mattel private aircraft, the amount reimbursed is generally limited to variable costs or direct operating costs relating to travel on Mattel Board business and generally does not include fixed costs such as a portion of the flight crew’s salaries, monthly management fee, capital costs or depreciation.

Independent Consultant Review of Non-Employee Director Compensation

In May 2016, FW Cook conducted an independent review of our non-employee director compensation program and concluded that the total annual compensation for our non-employee directors on average approximated the median of our peer group, and reflects a similar mix of cash and equity at the median. FW Cook further found that our non-employee director compensation program has a stable structure and exhibits many best practices, including retainer-only cash compensation (i.e., no meeting fees), annual grants delivered as full value awards based on a fixed-value formula, immediate equity vesting that avoids entrenchment, and no major perquisites other than charitable gift matching.

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DIRECTOR COMPENSATION

Non-Employee Director Stock Ownership

The Board has adopted guidelines regarding non-employee director stock ownership. Within five years after joining the Board, non-employee members of the Board must attain stock ownership of five times the annual cash retainer. For this purpose, stock holdings are valued at the greater of actual cost or current market value. Amounts deferred into Mattel stock equivalents in the Director DCP receive credit and are valued at the current market value. Each of our Board members (other than Ms. Lewnes, the newest independent member of our Board) has met the target minimum stock ownership level. Ms. Lewnes has until February 1, 2020, to meet the target minimum level of stock ownership.

Mattel, Inc. 2017 Proxy Statement	25

PROPOSAL 1 – ELECTION OF DIRECTORS

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board recommends that stockholders vote FOR each of the nominees named herein for election as directors.

Identifying and Evaluating Nominees for Director

The Board, acting through the Governance and Social Responsibility Committee, is responsible for identifying and evaluating candidates for membership on the Board. Mattel’s Guidelines on Corporate Governance set forth the process for selecting candidates for director positions and the role of the Governance and Social Responsibility Committee in identifying potential candidates and screening them, with input from the Chairman of the Board, which, under our current structure, is provided by our Executive Chairman.

Under the Guidelines on Corporate Governance, the Governance and Social Responsibility Committee is responsible for reviewing with the Board annually the appropriate skills and characteristics required of Board members given the current make-up of the Board and the perceived needs of the Board at that time. This review includes an assessment of the talents, skills, areas of expertise, experience, diversity and independence of the Board and its members. Any changes that may have occurred in any director’s responsibilities, as well as such other factors as may be determined by the committee to be appropriate for review, are also considered. In addition, under the Guidelines on Corporate Governance, upon attaining age 73, a director shall not stand for re-election to the Board at the subsequent annual meeting of the stockholders.

The charter of the Governance and Social Responsibility Committee also sets forth the process by which the committee actively seeks qualified director candidates for recommendation to the Board. The committee, with input from the Chairman of the Board, screens candidates to fill vacancies on the Board, solicits recommendations from Board members as to such candidates, and considers recommendations for Board membership submitted by stockholders as described further below. The Governance and Social Responsibility Committee has retained a third-party, independent search firm to locate candidates who may meet the needs of the Board. The firm typically provides information on a select number of candidates for review and discussion by the Governance and Social Responsibility Committee. Candidates the committee expresses interest in pursuing must meet in person with at least two members of the Governance and Social Responsibility Committee before being selected. The committee recommends to the Board the director nominees for election at each annual meeting of stockholders.

The Governance and Social Responsibility Committee also has adopted a Director Nominations Policy that describes the methodology for selecting the candidates who are included in the slate of director nominees recommended to the Board and the procedures for stockholders to follow in submitting nominations and recommendations of possible candidates for Board membership. Under this policy, each director nominee should, at a minimum, possess the following:

•	An outstanding record of professional accomplishment in his or her field of endeavor;

•	A high degree of professional integrity, consistent with Mattel’s values;

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PROPOSAL 1 – ELECTION OF DIRECTORS

•	Willingness and ability to represent the general best interests of all of Mattel’s stockholders and not just one particular stockholder or constituency, including a commitment to enhancing stockholder value; and

•	Willingness and ability to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and no commitments that would, in the judgment of the Governance and Social Responsibility Committee, interfere with or limit his or her ability to do so.

The Director Nominations Policy also lists the following additional skills, experiences and qualities that are desirable in nominees:

•	Skills and experiences relevant to Mattel’s business, operations or strategy. These skills and experiences might include, among other things, experience in senior management of a large consumer products or multinational company, and/or senior level experience in one or more of the following areas: finance, accounting, law, strategy and business development, operations, sales, marketing, international business, information technology and/or public relations;

•	Qualities that help the Board achieve a balance of a variety of knowledge, experience and capability on the Board and an ability to contribute positively to the collegial and collaborative culture among Board members; and

•	Qualities that contribute to the Board’s overall diversity – diversity being broadly construed to mean a variety of opinions, perspectives, professional and personal experiences and backgrounds, as well as other differentiating characteristics.

Lastly, a nominee’s ability to qualify as an independent director of Mattel is considered in terms of both the overall independence of Mattel’s Board as well as the independence of its committees.

In performing its role in the annual nomination process, the Governance and Social Responsibility Committee reviews the composition of the Board in light of the committee’s assessment of the needs of the Board, Mattel’s current business structure, operations and financial condition, challenges facing Mattel, the Board’s performance and input from stockholders and other key constituencies, and evaluates director nominees against the criteria for nominees set forth in the Director Nominations Policy. The committee reviews the Director Nominations Policy periodically and may amend the policy from time to time as necessary or advisable based on changes to applicable legal requirements and listing standards as well as the evolving needs and circumstances of the business. For additional information on the Board’s selection and evaluation process, see our Director Nominations Policy, which is available on Mattel’s corporate website at http://corporate.mattel.com/about-us/relatedlinks.aspx.

Stockholder Recommendations of Director Candidates

The Governance and Social Responsibility Committee will consider recommendations for director candidates made by stockholders and evaluate them using the same criteria as for other candidates. Under our Director Nominations Policy, any such recommendation must include a detailed statement explaining why the stockholder is making the recommendation, as well as all information that would be required were the stockholder to nominate such person under our Bylaws or applicable law. For additional information on stockholder recommendations, see our Bylaws and Director Nomination Policy, which are available on Mattel’s corporate website at http://corporate.mattel.com/about-us/relatedlinks.aspx.

Mattel, Inc. 2017 Proxy Statement	27

PROPOSAL 1 – ELECTION OF DIRECTORS

Stockholder recommendations for director candidates should comply with our Director Nominations Policy and should be addressed to:

Governance and Social Responsibility Committee

c/o Secretary, Mail Stop M1-1516

Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245-5012

Director Nominees for Election

Upon recommendations of the Governance and Social Responsibility Committee, the Board has nominated the eleven directors listed below for re-election to the Board at the Annual Meeting. The directors will hold office from election until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal:

Michael J. Dolan	Ann Lewnes	Christopher A. Sinclair
Trevor A. Edwards	Dominic Ng	Dirk Van de Put
Dr. Frances D. Fergusson	Vasant M. Prabhu	Kathy White Loyd
Margaret H. Georgiadis	Dean A. Scarborough

All of the nominees are currently directors and each nominee has consented to being named in this Proxy Statement as a nominee for election as a director and agreed to serve as a director, if elected.

If your properly submitted proxy does not contain voting instructions, the persons named as proxies will vote your shares “for” the election of each of the eleven nominees named above. If, before the Annual Meeting, any nominee becomes unavailable to serve, the Board may identify a substitute for such nominee and treat votes “for” the unavailable nominee as votes “for” the substitute. We presently believe that each of the nominees will be available to serve.

The authorized number of directors is currently set at eleven, and the Board currently consists of eleven members. The Board, upon recommendations of the Governance and Social Responsibility Committee, selected nominees whose experiences, qualifications, attributes and skills in, among other things, leadership of large corporations, consumer products, international business, marketing and advertising, financial management and operations, information technology, commercial banking, investment banking, including mergers and acquisitions and business development, accounting, community outreach, corporate governance and public policy, led the Board to conclude that these persons should serve as our directors at this time. The Board also selected nominees with experience gained from past service with Mattel and/or other companies that have encountered comparable situations as Mattel.

28	Mattel, Inc. 2017 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

For each director nominee, set forth below is his or her name, age, tenure as a director of Mattel, and a description of his or her principal occupation, other business experience, public company and other directorships held during the past five years. The specific experiences, qualifications, attributes and skills that led the Board to conclude that each nominee should serve as a director at this time are described below.

MICHAEL J. DOLAN

Career Highlights

Bacardi Limited, a global privately-held spirits company

•  Chief Executive Officer since November 2014; Director since 2009 (served on Audit Committee until 2014); interim Chief Executive Officer (May 2014 –  November 2014)

IMG Worldwide, a global sports, fashion and media entertainment company

•  Chairman of the Board and Chief Executive Officer (November 2011 – May 2014); President and Chief Operating Officer (April 2011 – November 2011); Executive Vice President and Chief Financial Officer (April 2010 – April 2011)

Viacom, Inc., a global entertainment content company

•  Executive Vice President and Chief Financial Officer (May 2004 – December 2006)

Kohlberg Kravis Roberts & Co., a global investment firm

•  Senior Advisor (October 2004 – May 2005)

Young & Rubicam, Inc., a global marketing and communications company

•  Chairman of the Board and Chief Executive Officer (2001 – 2003); Vice Chairman and Chief Operating Officer (2000 – 2001); Vice Chairman and Chief Financial Officer (1996 – 2000)

Additional Leadership Experience and Service

•  Director, March of Dimes since 2013

•  Director, Northside Center for Child Development since 2003

•  Chairman of the Board, America’s Choice, Inc. (2004 – 2010)

Key Experience/Director Qualifications

As a currently-serving Chief Executive Officer of a large global company, Mr. Dolan brings to Mattel’s Board leadership, finance, global consumer products and branding, strategic marketing and operations experience. Mr. Dolan also brings a valuable perspective on the entertainment industry through his experience as the former Chief Executive Officer of IMG, which is important to Mattel since many of our most popular toys are derived from licensed entertainment properties. Also, Mr. Dolan’s long tenure with Young & Rubicam enables him to provide unique insights into brand building and advertising. Mr. Dolan has also gained valuable experience as the Chief Financial Officer of IMG, Viacom and Young & Rubicam, where he dealt with complex accounting principles and judgments, internal controls, financial reporting rules and regulations, and evaluated the financial results and financial reporting processes of large companies.

Age: 70 Director Since: 2004
Mattel Committee Memberships: • Compensation Committee (Chair) • Executive Committee (Chair) • Governance and Social Responsibility Committee

Mattel, Inc. 2017 Proxy Statement	29

PROPOSAL 1 – ELECTION OF DIRECTORS

TREVOR A. EDWARDS

Career Highlights

NIKE, Inc., a global designer, marketer and distributor of athletic footwear, apparel, equipment and accessories

•  President, NIKE Brands since July 2013; Vice President, Global Brand & Category Management (August 2006 – June 2013); Vice President, Global Brand Management (2002 – 2006); Vice President, U.S. Brand Marketing (2000 – 2002); Vice President, EMEA Marketing (1999 – 2000); Director of Marketing for Europe (1997 – 1999); Director of Marketing for the Americas (1995 – 1997)

Additional Leadership Experience and Service

•  Director, NIKE Foundation since 2005

•  Director, Management Leadership for Tomorrow since 2008

Key Experience/Director Qualifications

Mr. Edwards brings to Mattel’s Board two decades of marketing and global brand management experience from a large public company. His leadership and strategy skills in overseeing category business units globally and all brand management functions, including digital and advertising, sports marketing, brand design, public relations and retail marketing, provide a unique perspective on Mattel’s key goals and strategies for growth. During his career at NIKE, Mr. Edwards has led some of the brand’s most significant break-through innovations, including spearheading the creation of NIKE+. In addition, he helped transform the digital landscape and position NIKE as a leader in the use of social media to connect with consumers globally.

Age: 54 Director Since: 2012
Mattel Committee Memberships: • Compensation Committee • Governance and Social Responsibility Committee

DR. FRANCES D. FERGUSSON

Career Highlights

Vassar College

•  President, Chair of the Executive Committee and Trustee (1986 – 2006)

Awards Received

•  Harvard Medal for outstanding service to the University (2011)

•  Centennial Medal from Harvard’s Graduate School of Arts and Sciences (1999)

Other Public Company Directorships

•  Pfizer Inc. since 2009; also Chair of Regulatory and Compliance Committee, and serves on Governance and Science & Technology Committees

•  Wyeth Pharmaceuticals (2005 – 2009); also Chair of Nominating and Governance Committee, and served on Corporate Issues and Science & Technology Committees

Additional Leadership Experience and Service

•  Vice Chair and Trustee, Ringling Museum of Art Foundation since 2013

•  Director, The Getty Trust since 2007; also Chair of Compensation Committee and serves on Finance Committee

•  Director, Second Stage Theatre since 2006; also serves on Executive Committee

•  Director, HSBC Bank USA (1990 – 2008); also Chair of Human Resources and Compensation Committee, and served on Executive Committee

•  Director of the following non-profit entities: The Mayo Clinic (1988 – 2002, also Chair 1998 – 2002); Harvard University Board of Overseers (2002 – 2008, President 2007 – 2008); National Humanities Center (2006 – 2012); Foundation for Contemporary Arts (2006 – 2012); The Noguchi Foundation (1997 – 2007); and The School of American Ballet (2007 – 2015, also Chair of Strategic Planning Committee)

Age: 72 Director Since: 2006
Mattel Committee Memberships: • Executive Committee • Finance Committee • Governance and Social Responsibility Committee (Chair)
Other Current Public Directorships: • Pfizer Inc.

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PROPOSAL 1 – ELECTION OF DIRECTORS

Key Experience/Director Qualifications

As the former President of a major educational institution for 20 years, Dr. Fergusson brings to Mattel’s Board her extensive general and financial management, leadership and strategic planning experience. At Vassar College, she headed strategic planning projects and strengthened the College’s financial position. Dr. Fergusson also brings her experience serving on Boards of large, public companies and for-profit entities. Her service and leadership role with many non-profit entities also provide a unique perspective to the Board.

MARGARET H. GEORGIADIS

Career Highlights

Mattel, Inc.

•  Chief Executive Officer and Director since February 2017

Google Inc., a global technology company

•  President, Americas (October 2011 – February 2017); Vice President, Global Sales Operations (September 2009 – April 2011)

Groupon, Inc., a global online local marketplace

•  Chief Operating Officer (April 2011 – September 2011)

Synetro Capital, LLC, a private investment firm

•  Principal (January 2009 – September 2009); Director since October 2009

Discover Financial Services, a direct banking and payment services company

•  Executive Vice President, Card Products and Chief Marketing Officer (2004 – 2008)

McKinsey & Company, a global management consulting firm

•  Partner (1990 – 2004)

Other Public Company Directorships

•  McDonald’s Corporation since 2015; also serves on Audit and Finance Committees

•  Amyris, Inc. (2015 – 2017)

•  The Jones Group (2009 – 2014)

Additional Leadership Experience and Service

•  Director, Ad Council since 2012; also Chair since 2016

•  Director, World Business Chicago since 2014

•  Director, Mobile Marketing Association since 2016

•  Director, The Economic Club of Chicago since 2013

Key Experience/Director Qualifications

Ms. Georgiadis brings to Mattel’s Board significant experience in technology, marketing, consumer insights, e-commerce, finance, leadership, global business, strategy and business development. She has proven ability to foster innovation, experience in building partnerships on a global scale and expertise in leading complex organizations and in engaging consumers and retail partners in a rapidly evolving industry. She has successfully led efforts to deliver above market growth and profitability by creating transformational partnerships across content, media and technology providers and through innovation in product development and customer engagement. At Google, Ms. Georgiadis led their commercial operations and advertising sales in the U.S., Canada and Latin America and was responsible for driving Google’s sales operations and strategies across regions, channels and products. She also has over 15 years of analytical and strategic experience at the global management consulting firm of McKinsey & Company.

Age: 53 Director Since: 2017
Mattel Committee Memberships: • Equity Grant Allocation Committee
Other Current Public Directorships: • McDonald’s Corporation

Mattel, Inc. 2017 Proxy Statement	31

PROPOSAL 1 – ELECTION OF DIRECTORS

ANN LEWNES

Career Highlights

Adobe Systems Incorporated, a multinational computer software company providing digital marketing and media solutions

•  Executive Vice President and Chief Marketing Officer since January 2016; Senior Vice President and Chief Marketing Officer (November 2006 – January 2016)

Intel Corporation, a multinational semiconductor manufacturing company that designs, manufactures and sells integrated digital technology platforms

•  Vice President, Sales & Marketing (2000 – 2006)

Awards Received

•  Changing The Game Award by the Advertising Women of New York (2010)

•  American Advertising Federation’s Hall of Achievement (2000)

Additional Leadership Experience and Service

•  Director, Advertising Council since 2009; also serves on Executive Committee

•  Director, Adobe Foundation since 2009; also serves as Secretary

Key Experience/Director Qualifications

As a global media and marketing leader in the technology industry, Ms. Lewnes brings to Mattel’s Board her strong leadership in branding, advertising, technology and financial management marketing. She also brings experience in driving strategic growth and global demand at two public technology companies, as well as her experience serving on the boards of nonprofit entities. At Adobe, Ms. Lewnes is responsible for Adobe’s corporate brand, corporate communications and integrated marketing efforts worldwide and has spearheaded the transformation of the company’s global marketing efforts to be digital-first and data-driven. At Intel, Ms. Lewnes played a key role globally positioning the business and products to consumers, business professionals and key computer channels.

Age: 55 Director Since: 2015
Mattel Committee Memberships: • Governance and Social Responsibility Committee

32	Mattel, Inc. 2017 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

DOMINIC NG

Career Highlights

East West Bancorp, Inc. and East West Bank, a global bank based in California

•  Chief Executive Officer and Chairman of the Board since 1992; President (1992 – 2009)

Federal Reserve Bank of San Francisco, Los Angeles Branch

•  Director (2005 – 2011)

Seyen Investment, Inc., a private family investment business

•  President (1990 – 1992)

Deloite & Touche LLP, an accounting firm

•  CPA (1980 – 1990)

Other Public Company Directorships

•  East West Bancorp, Inc. since 1992; also Chairman since 1992

Additional Leadership Experience and Service

•  Director, STX Entertainment since 2016

•  Director, California Bankers Association since 2016 (previously 2002 – 2011)

•  Trustee, University of Southern California since 2014

•  Member, Keck School of Medicine Board of Overseers since 2016

•  Director of the following non-profit entities and government organizations: Chairman, Committee of 100 (2011 – 2014); The United Way of Greater Los Angeles (2006 – 2014); Pacific Council on International Policy (2010 – 2013); Federal Reserve Bank of San Francisco – Los Angeles Branch (2005 – 2011); Los Angeles’ Mayor’s Trade Advisory Council as Co-Chair (2009 – 2011)

Key Experience/Director Qualifications

As a currently-serving Chief Executive Officer of a large California commercial bank, Mr. Ng brings to Mattel’s Board significant experience in leadership, strategy, business development and global business. He also has valuable experience in dealing with complex accounting principles and judgments, internal controls, financial reporting rules and regulations, and evaluating financial results and financial reporting processes of large companies. Mr. Ng transformed East West Bank from a small savings and loan association based in Los Angeles into a large full service commercial bank with exclusive focus on the United States and Greater China markets. Mr. Ng’s extensive experience conducting business in China is extremely valuable to Mattel because of Mattel’s large manufacturing presence in China and emerging markets initiatives (including China). He also brings to Mattel’s Board extensive business and governmental connections in the State of California and the greater city of Los Angeles, where Mattel is headquartered.

Age: 58 Director Since: 2006
Mattel Committee Memberships: • Audit Committee • Finance Committee
Other Current Public Directorships: • East West Bancorp, Inc.

Mattel, Inc. 2017 Proxy Statement	33

PROPOSAL 1 – ELECTION OF DIRECTORS

VASANT M. PRABHU

Career Highlights

Visa Inc., a global consumer payments technology company

•  Executive Vice President and Chief Financial Officer since 2015

NBCUniversal, a media and entertainment company

•  Chief Financial Officer (May 2014 – February 2015)

Starwood Hotels and Resorts Worldwide, Inc., a hotel and leisure company

•  Vice Chairman and Chief Financial Officer (March 2010 – May 2014); Executive Vice President and Chief Financial Officer (2004 – 2010)

Safeway, Inc., a supermarket chain

•  Executive Vice President and Chief Financial Officer (2000 – 2003)

McGraw-Hill, an educational publisher and learning science company

•  President, Information and Media Group (1998 – 2000)

Pepsi International, a multinational food, beverage and snack company

•  Senior Vice President Finance and Chief Financial Officer (1992 – 1998)

Additional Leadership Experience and Service

•  Director, U.S. India Business Counsel (2013 – 2014)

•  Director, Knight Ridder (2003 – 2006); also served on Audit and Compensation Committees

Key Experience/Director Qualifications

As Chief Financial Officer of a number of large public companies, Mr. Prabhu brings to Mattel’s Board extensive leadership experience dealing with complex accounting principles and judgments, internal controls, financial reporting rules and regulations, and evaluating financial results and financial reporting processes of large companies. As Senior Vice President Finance & Chief Financial Officer of Pepsi International, Mr. Prabhu was responsible for the company’s franchise and had oversight of operations in more than 100 countries. His global management, retail and finance experience are also important to Mattel, given Mattel’s significant international operations.

Age: 57 Director Since: 2007
Mattel Committee Memberships: • Audit Committee (Chair) • Executive Committee • Finance Committee

34	Mattel, Inc. 2017 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

DEAN A. SCARBOROUGH

Career Highlights

Avery Dennison Corporation, a global provider of labeling and packaging materials and solutions

•  Executive Chairman of the Board of Directors since May 2016; Chairman of the Board (April 2010 – May 2016); Chief Executive Officer (May 2005 – May 2016); President (May 2000 – October 2014); President and Chief Operating Officer of Avery (2000 – 2005)

Other Public Company Directorships

•  Avery Dennison Corporation since 2000; also Executive Chairman since 2016 and Chairman (2010-2016)

Key Experience/Director Qualifications

As a currently-serving Executive Chairman and former Chief Executive Officer of a large public company, Mr. Scarborough brings to Mattel’s Board deep leadership, brand building, strategy, business development, finance, global consumer products and operations experience. He has extensive experience in retail and distribution channels, enabling Mr. Scarborough to provide valuable perspective and insights in these areas.

Age: 61 Director Since: 2007
Mattel Committee Memberships: • Compensation Committee • Executive Committee • Finance Committee (Chair)
Other Current Public Directorships: • Avery Dennison Corporation

CHRISTOPHER A. SINCLAIR

Career Highlights

Mattel, Inc.

•  Executive Chairman of the Board since February 2017; Chairman of the Board (January 2015 – February 2017) and Chief Executive Officer (April 2015 – February 2017); Interim Chief Executive Officer (January 2015 – April 2015)

Scandent Holdings, an information technology investment company

•  Executive Chairman (2002 – 2008)

Cambridge Solutions Corporation, Ltd., an information technology and business process outsourcing services

•  Executive Chairman and Director (2005 – 2009); served on Compensation and Audit Committees

Manticore Partners, LLC, a venture capital advisory firm

•  Managing Director (2000 – 2005)

Pegasus Capital Advisors, LP, a private equity firm

•  Operating Partner (2000 – 2002)

Caribiner International, Inc., a global business-to-business communications company

•  Chairman of the Board and Chief Executive Officer (2000 – 2005)

Quality Food, Inc., a grocery business company

•  President and Chief Executive Officer (1996 – 1998)

PepsiCo, a global food, snack and beverage company (1984 – 1996)

•  Chairman and Chief Executive Officer, Pepsi-Cola Company

•  President and Chief Executive Officer, PepsiCo Foods & Beverages and Pepsi-Cola International

Age: 66 Director Since: 1996
Other Current Public Directorships: • Reckitt Benckiser Group plc

Mattel, Inc. 2017 Proxy Statement	35

PROPOSAL 1 – ELECTION OF DIRECTORS

Other Public Company Directorships

•  Reckitt Benckiser Group plc since 2015; serves on Remuneration Committee

•  Foot Locker, Inc. (1995 – 2008); served on Finance and Compensation Committees

Additional Leadership Experience and Service

•  Director, The Water Initiative since 2008

•  Director, Biovittoria, Ltd. (2010 – 2014); served on Audit Committee

•  Director, Perdue Farms (1992 – 2000)

Key Experience/Director Qualifications

Mr. Sinclair brings to Mattel’s Board invaluable leadership, finance and strategic experience across a variety of industries and complex organizations, and, during his tenure as a director and CEO of Mattel, he has gained a deep understanding of Mattel’s business, the toy industry and its cycles. He was responsible for building Pepsi-Cola’s international business, and, as a result, he also brings substantial global business experience to Mattel’s Board. As a former Chief Executive Officer of a large multinational, multibrand consumer products company like Pepsi-Cola, Mr. Sinclair also gained front-line exposure to many of the issues facing a public company like Mattel, particularly on the operational, financial and corporate governance fronts. As noted above, Mr. Sinclair also has extensive board experience, having served on the boards of numerous companies, including a number of emerging market growth ventures such as The Water Initiative and Biovittoria, Ltd.

DIRK VAN DE PUT

Career Highlights

McCain Foods Limited, a multinational frozen food provider

•  President and Chief Executive Officer since July 2011; Director since May 2010; Chief Operating Officer (May 2010 – July 2011)

Novartis AG, a global healthcare company

•  President of the Global Over-the-Counter, Consumer Health division from September 2009 to May 2010

Groupe Danone, a multinational provider of packaged water, dairy and baby food products

•  President of Americas division and Global Dairy division (2007 – 2009); President of Latin America division (1998 – 2007)

Coca-Cola Company, a global beverage company

•  President of Caribbean division (1998); Vice President of Value Chain Management, Brazil division (1997 – 1998)

Additional Leadership Experience and Service

•  Director, Consumer Goods Forum since 2013

Key Experience/Director Qualifications

As a currently-serving President and Chief Executive Officer of a large, multinational corporation, Mr. Van de Put brings to Mattel’s Board invaluable leadership, finance, international, strategy, business development, global retail and operations experience. Mr. Van de Put contributes extensive and diversified management experience in large public and private companies in the global consumer products and consumer packaged goods industries.

Age: 56 Director Since: 2011
Mattel Committee Memberships: • Audit Committee • Governance and Social Responsibility Committee

36	Mattel, Inc. 2017 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

KATHY WHITE LOYD

Career Highlights

University of North Carolina – Greensboro

•  Executive in Residence and Faculty Member at the Bryan School of Business & Economics since August 2013; Tenured Professor of Information Technology at Bryan School of Business & Economics (1981 – 1991)

Rural Sourcing, Inc., an information technology outsourcing company

•  Founder (2003)

Cardinal Health, Inc., a global integrated healthcare services and products company

•  Executive Vice President, e-business and Chief Information Officer (1999 – 2003)

Allegiance Corporation (merged with Cardinal Health in 1999), a manufacturer and distributor of medical, surgical and laboratory products

•  Senior Vice President and Chief Information Officer (1996 – 1999)

Additional Leadership Experience and Service

•  Director, Novell, Inc., a software and service provider (2003 – 2010); served on Compensation and Corporate Governance Committees

•  Director, University of North Carolina Educational Foundation (2005 – 2009)

Key Experience/Director Qualifications

Given her experience as a professor of information technology, Chief Information Officer and an information management leader, Ms. White Loyd brings to Mattel’s Board unique insights into the strategic use of information technology as a competitive advantage. Such experience as well as her public company director experience with a software provider make Ms. White Loyd an important contributor as information technology is an ever increasing important focus for Mattel.

Age: 67 Director Since: 2001
Mattel Committee Memberships: • Audit Committee • Compensation Committee

Recommendation

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES NAMED HEREIN FOR ELECTION AS DIRECTORS.

Mattel, Inc. 2017 Proxy Statement	37

REPORT OF THE AUDIT COMMITTEE

AUDIT AND RELATED PARTY MATTERS

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”) or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or the liabilities of Section 18 of the Exchange Act. The Report of the Audit Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Mattel specifically incorporates it by reference.

The Audit Committee’s responsibility is to assist the Board in its oversight of:

•	The quality and integrity of Mattel’s financial reports;

•	The independence, qualifications and performance of PricewaterhouseCoopers LLP (“PwC”), Mattel’s independent registered public accounting firm;

•	The performance of Mattel’s internal audit function; and

•	The compliance by Mattel with legal and regulatory requirements.

Management of Mattel is responsible for Mattel’s consolidated financial statements as well as Mattel’s financial reporting process, disclosure controls and procedures, and internal control over financial reporting.

PwC is responsible for performing an integrated audit of Mattel’s annual consolidated financial statements and of its internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management, the senior internal auditing officer of Mattel and PwC, the audited financial statements of Mattel as of and for the year ended December 31, 2016 and Management’s Report on Internal Control Over Financial Reporting. Management has confirmed to the Audit Committee that, as required by Section 404 of the Sarbanes-Oxley Act, management has evaluated the effectiveness of Mattel’s internal control over financial reporting using the framework in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations (“COSO”) of the Treadway Commission. The scope of management’s evaluation of the effectiveness of internal control over financial reporting does not include any internal controls of Sproutling, Inc. (“Sproutling”) and Fuhu, Inc. (“Fuhu”), which were acquired in January 2016. This exclusion is in accordance with the SEC’s general guidance that a recently acquired business may be omitted from the scope of the assessment in the year of acquisition. Sproutling and Fuhu, excluding acquired intangible assets, represented less than 1% of Mattel’s total assets as of December 31, 2016 and less than 1% of Mattel’s total net sales for the year ended December 31, 2016. Based on this evaluation, management concluded that Mattel’s internal control over financial reporting was effective as of December 31, 2016.

PwC has expressed its opinion that:

•

Mattel’s consolidated financial statements present fairly, in all material respects, its financial position as of December 31, 2016 and 2015, and its results of operations and cash flows for each of the three years

38	Mattel, Inc. 2017 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America; and

•	Mattel has maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control – Integrated Framework issued by COSO. The scope of PwC’s audit of internal control over financial reporting excludes certain elements of internal control over financial reporting of Sproutling and Fuhu, which were acquired in January 2016.

In addition, Mattel’s Chief Executive Officer and Chief Financial Officer reviewed with the Audit Committee, prior to filing with the SEC, the certifications that were filed pursuant to the requirements of the Sarbanes-Oxley Act and the disclosure controls and procedures management has adopted to support the certifications. The Audit Committee periodically meets in executive sessions and in separate private sessions with management, the Chief Legal Officer, the senior internal auditing officer and PwC. Each of the Chief Financial Officer, the Chief Legal Officer, the senior internal auditing officer and PwC has unrestricted access to the Audit Committee.

The Audit Committee has discussed with PwC the matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees”, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has received the written disclosures and the letter from PwC required by the PCAOB regarding the firm’s independence from Mattel, and the Audit Committee has also discussed with PwC the firm’s independence from Mattel.

The Audit Committee has also considered whether PwC’s provision of non-audit services to Mattel is compatible with maintaining the firm’s independence from Mattel.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving accounting or auditing, including the subject of auditor independence. As such, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Mattel’s consolidated financial statements fairly present Mattel’s financial position, results of operations and cash flows and are in conformity with accounting principles generally accepted in the United States of America and applicable laws and regulations. Each member of the Audit Committee is entitled to rely on:

•	The integrity of those persons within Mattel and of the professionals and experts (such as PwC) from which the Audit Committee receives information;

•	The accuracy of the financial and other information provided to the Audit Committee by such persons, professionals or experts absent actual knowledge to the contrary; and

•	Representations made by management or PwC as to any information technology services of the type described in Rule 2-01(c)(4)(ii) of Regulation S-X and other non-audit services provided by PwC to Mattel.

Mattel, Inc. 2017 Proxy Statement	39

REPORT OF THE AUDIT COMMITTEE

Based on the reports and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in Mattel’s Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the SEC.

AUDIT COMMITTEE

Vasant M. Prabhu (Chair)

Dominic Ng

Dirk Van de Put

Kathy White Loyd

March 20, 2017

40	Mattel, Inc. 2017 Proxy Statement

FEES INCURRED FOR SERVICES BY PRICEWATERHOUSECOOPERS LLP

FEES INCURRED FOR SERVICES BY PRICEWATERHOUSECOOPERS LLP

The following table summarizes the fees accrued by Mattel for audit and non-audit services provided by PricewaterhouseCoopers LLP for fiscal years 2016 and 2015:

Fees	2016	2015
Audit fees(1)	$6,483,000	$6,590,000
Audit-related fees(2)	$228,000	$137,000
Tax fees (3)	$1,951,000	$1,159,000
Total	$8,662,000	$7,886,000

(1) Audit fees consisted of fees for professional services provided in connection with the integrated audit of Mattel’s annual consolidated financial statements and the audit of internal control over financial reporting, the performance of interim reviews of Mattel’s quarterly unaudited financial information, comfort letters, consents and statutory audits required internationally.

(2) Audit-related fees consisted primarily of the debt offering in 2016 and audits of employee benefit plans for 2016 and 2015.

(3) Tax fees principally included (i) tax compliance and preparation fees (including fees for preparation of original and amended tax returns, claims for refunds and tax payment-planning services) of $654,000 for 2016 and $577,000 for 2015, and (ii) other tax advice, tax consultation and tax planning services of $1,297,000 for 2016 and $582,000 for 2015.

The Audit Committee charter provides that the Audit Committee pre-approves all audit services and permitted non-audit services to be performed for Mattel by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act.

In addition, consistent with SEC rules regarding auditor independence, the Audit Committee has adopted a Pre-Approval Policy, which provides that the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. The Pre-Approval Policy sets forth procedures to be used for pre-approval requests relating to audit services, audit-related services, tax services and all other services and provides that:

•	The term of the pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period or the services are specifically associated with a period in time;

•	The Audit Committee may consider the amount of estimated or budgeted fees as a factor in connection with the determination of whether a proposed service would impair the independence of the registered public accounting firm;

•	Requests or applications to provide services that require separate approval by the Audit Committee are submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer or Corporate Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the rules of the SEC on auditor independence;

•	The Audit Committee may delegate pre-approval authority to one or more of its members, and if the Audit Committee does so, the member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting; and

Mattel, Inc. 2017 Proxy Statement	41

FEES INCURRED FOR SERVICES BY PRICEWATERHOUSECOOPERS LLP

•	The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.

All services provided by our independent registered public accounting firm in 2016 were pre-approved in accordance with the Audit Committee’s Pre-Approval Policy.

42	Mattel, Inc. 2017 Proxy Statement

CERTAIN TRANSACTIONS WITH RELATED PERSONS

CERTAIN TRANSACTIONS WITH RELATED PERSONS

Our Board maintains a written Related Party Transactions Policy regarding the review, approval and ratification of any transaction required to be reported under Item 404(a) of the SEC’s Regulation S-K. Under the policy, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our Board approves or ratifies the transaction in accordance with the guidelines set forth in the policy. A transaction entered into without pre-approval of the Audit Committee is not deemed to violate the policy so long as the transaction is brought to the Audit Committee as promptly as reasonably practical after it is entered into. Management shall present to the Audit Committee each new or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction, and the benefits to Mattel and to the relevant related person. For the purposes of our policy, a “related party transaction” is any transaction or relationship directly or indirectly involving one of our directors (which term includes any director nominee) or executive officers (within the meaning of Rule 3b-7 under the Exchange Act), any person known by us to be the beneficial owner of more than 5% of our common stock or any person known by us to be an immediate family member of any of the foregoing that would need to be disclosed under Item 404(a) of the SEC’s Regulation S-K.

Our directors and executive officers complete questionnaires on an annual basis designed to elicit information about any potential related party transactions. They are also instructed and periodically reminded of their obligation to inform our legal department of any potential related party transactions. In addition, we review information about security holders known by us to be beneficial owners of more than 5% of any class of our voting securities (see “Stock Ownership and Reporting – Principal Stockholders”) to determine whether there are any relationships with such security holders that might constitute related party transactions.

We are not aware of any related party transactions with any directors, executive officers, more-than-5% security holders or any person known by us to be an immediate family member of any of the foregoing requiring disclosure under the SEC’s rules or our Related Party Transactions Policy.

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PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 2 – RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2017. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants is not required by our Restated Certificate of Incorporation, our Bylaws, or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification because we believe it is a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but still may retain them. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Mattel’s best interests and that of our stockholders.

Recommendation

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS MATTEL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

44	Mattel, Inc. 2017 Proxy Statement

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

The current executive officers of Mattel are as follows:

Name	Age	Position	Executive Officer Since
Christopher A. Sinclair(1)	66	Executive Chairman of the Board	2015
Margaret H. Georgiadis(1)	53	Chief Executive Officer and Director	2017
Richard Dickson	49	President and Chief Operating Officer	2014
Kevin M. Farr	59	Chief Financial Officer	1996
Peter D. Gibbons	56	Executive Vice President and Chief Supply Chain Officer	2013
Richard R. Gros	62	Executive Vice President and Chief Human Resources Officer	2015
Robert Normile	57	Executive Vice President, Chief Legal Officer and Secretary	1999
Geoffrey H. Walker	51	Executive Vice President and Chief Strategic Technology Officer	2013

(1) Information regarding Mr. Sinclair and Ms. Georgiadis is provided in the “Proposal 1 – Election of Directors” section of this Proxy Statement.

Mr. Dickson has been President and Chief Operating Officer since April 2015. From January 2015 to April 2015, he served as President, Chief Brands Officer. He served as Chief Brands Officer from May 2014 to January 2015. From February 2010 to May 2014, he served as President and CEO of Branded Businesses at The Jones Group, Inc. From August 2008 to February 2010, he served as General Manager and Senior Vice President of the Barbie Brand at Mattel. From 2000 to 2008, he was Senior Vice President at Mattel overseeing Consumer Products, Marketing, Media, Entertainment and Packaging. Prior to Mattel, he served as Vice President of Brand Management and Merchandising at Estee Lauder Companies, Inc. and was Principal with Gloss.com, an e-commerce beauty website he helped develop and manage until its acquisition by Estee Lauder. Mr. Dickson started his career and spent nearly a decade with Bloomingdale’s, a leading U.S. fashion retailer.

Mr. Farr has been Chief Financial Officer since February 2000. From September 1996 to February 2000, he was Senior Vice President and Corporate Controller. From June 1993 to September 1996, he served as Vice President, Tax. Prior to that, he served as Senior Director, Tax from August 1992 to June 1993.

Mr. Gibbons has been Executive Vice President and Chief Supply Chain Officer since February 2015. From November 2013 to February 2015, he served as Executive Vice President, Global Supply Chain, and from April 2013 to November 2013, he served as Executive Vice President, Global Operations. From July 2008 to

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EXECUTIVE OFFICERS

November 2012, he served as Executive Vice President, Global Supply Chain Operations, at Starbucks Corporation. From February 2007 to July 2008 he served as Senior Vice President, Global Manufacturing Operations, at Starbucks Corporation. From March 1999 to February 2007, he was Executive Vice President, Supply Chain, for the Glidden Company, a subsidiary of ICI Americas, Inc., a global chemical company. Prior to that, he held various roles in operations, finance and engineering with ICI plc in Europe and Latin America and the Scottish Development Agency.

Mr. Gros has been Executive Vice President and Chief Human Resources Officer since September 2015. Prior to joining Mattel, Mr. Gros served as President of Richard Gros & Associates, a strategic human capital consulting firm, from March 2013 to September 2015. From October 2011 to March 2013, Mr. Gros served as Senior Vice President of International Business Development with Sedgwick Claims Management Services, Inc., a leading global provider of claims and productivity management services. From April 2009 to September 2011, Mr. Gros served as Executive Vice President of Human Resources at Xchanging, Inc., a provider of business processing, technology and procurement services. He served as Executive Vice President and Chief Human Resources Officer at Cambridge Solutions Corporation Ltd., a leader in providing information technology and business process outsourcing services from November 2004 to March 2009. Prior to that, he served as Executive Vice President and Chief Human Resources Officer of Caribiner International, Inc. from January 1999 to May 2000. He has also held the positions of Senior Vice President and Chief Human Resources Officer for Frito-Lay International and Vice President of Human Resources for PepsiCo Food & Beverages International and Pepsi-Cola International.

Mr. Normile has been Executive Vice President, Chief Legal Officer and Secretary since February 2011, and from March 1999 to February 2011 he was Senior Vice President, General Counsel and Secretary. He served as Vice President, Associate General Counsel and Assistant Secretary from August 1994 to March 1999. From June 1992 to August 1994, he served as Assistant General Counsel. Prior to that, he was associated with the law firms of Latham & Watkins LLP and Sullivan & Cromwell LLP.

Mr. Walker has been Executive Vice President and Chief Strategic Technology Officer since February 2016. From June 2015 to February 2016, he served as Executive Vice President, Commercial – North America. From April 2013 to June 2015, he served as Executive Vice President, Global Brands Team – Fisher-Price. From November 2012 to April 2013, he served as Senior Vice President and General Manager for Core Europe, and from January 2011 to November 2012, he served as Senior Vice President and General Manager of Mattel’s Northern European business. From October 2010 through December 2010, he served as Senior Vice President Global Core Brands Marketing Strategy, and from August 2008 to October 2010, he served as Senior Vice President Marketing. Mr. Walker held a variety of roles within the Mattel marketing organization from December 2000 to August 2008. Starting with Mattel in July 1995, Mr. Walker has held a variety of brand management positions within the Wheels, Entertainment and Games divisions.

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COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Our fiscal year 2016 NEOs were:

Name	Position (as of December 31, 2016)
Christopher A. Sinclair	Chairman of the Board and Chief Executive Officer (currently Executive Chairman)
Richard Dickson	President and Chief Operating Officer
Kevin M. Farr	Chief Financial Officer
Peter D. Gibbons	Executive Vice President and Chief Supply Chain Officer
Robert Normile	Executive Vice President, Chief Legal Officer and Secretary
Juliana L. Chugg*	Executive Vice President and Chief Brands Officer – Core Brands

* In March 2016, our Board evaluated our list of executive officers and determined that Ms. Chugg’s position was not an executive officer role with the Company. Ms. Chugg is included as an NEO pursuant to SEC rules because she had been previously classified as an executive officer and her compensation as reported in the “Summary Compensation Table” was among the five highest for 2016.

2016 Financial and Business Highlights

We continued to make progress on our strategic priorities during 2016, despite a difficult fourth quarter that impacted full-year financial results.

Mattel’s Strategic Priorities
• Build powerful brand franchises	• Drive continuous cost improvement
• Establish Toy Box as the partner of choice	• Rapidly build emerging market leadership
• Develop unmatched commercial excellence

In 2016, significant changes were made Company-wide to focus on driving creativity and innovation while executing on our strategic priorities of reinvigorating our core brands, re-establishing the Company as the entertainment licensing partner of choice, developing commercial excellence, driving cost improvement and expanding our presence in emerging and developing markets.

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COMPENSATION DISCUSSION AND ANALYSIS

Throughout 2016 management maintained sharp focus on executing against our strategic priorities and continued to drive progress; however, our full-year financial results were meaningfully impacted by evolving market conditions during the critical 2016 holiday period. The holiday period was characterized by industry-wide challenges, including a significant U.S. toy category slowdown, and increased foreign exchange headwinds. And while the U.S. toy category made a strong recovery the last two weeks of the year, the unexpected slowdown resulted in increased promotional activity and decreased shipping, which had a significant impact on our gross margin and negatively impacted our 2016 financial results.

Key 2016 Financial Results
• Net sales were $5.46 billion, a 4% decrease as compared to 2015
• Gross sales* were $6.07 billion, a 3% decrease as compared to 2015
• Gross margin was 46.8%, a decrease of 240 basis points from 2015
• Operating income was $519.2 million, a 4% decrease as compared to 2015
• EPS was $0.92, as compared to $1.08 in 2015

* Gross sales is a non-GAAP financial measure. For a reconciliation of gross sales to net sales, the most directly comparable GAAP financial measure, please see pages 44 to 45 of our Annual Report on Form 10-K filed with the SEC on February 23, 2017.

Despite a difficult fourth quarter that negatively impacted our 2016 financial results, we made continued progress on our turnaround efforts and strategic priorities, which we believe are fundamental to creating long-term value.

Turnaround Progress
Encouraging Trends in Underlying Business Despite Currency Headwinds
✓We exited 2016 with positive POS in key core brands – Barbie, Fisher-Price and Hot Wheels
✓We saw significant growth in key emerging markets such as China
✓We achieved the high end of our two-year cost savings target of $250 million to $300 million, with total gross savings of $295 million over the two-year period and $142 million for 2016
✓We acquired a number of high profile entertainment licenses, including Disney’s Cars 3 and Toy Story 4 and Universal’s Jurassic World and Fast & Furious
Maintained Disciplined Capital Deployment Strategy
✓We invested in turnaround efforts as well as growth and technology initiatives
✓We maintained a quarterly dividend of $0.38 per share

In addition to our longer-term strategic priorities, we also pursued a key objective in 2016 to overcome the revenue gap created by the loss of the Disney Princess license, revenue declines on our Monster High and American Girl brands and continued unfavorable foreign exchange trends. This revenue gap was estimated to be approximately $600 million, representing about 10% of the Company’s 2015 sales. We achieved this objective as a result of solid execution on key core brands and key entertainment licenses as well as investments in emerging and developing markets, which resulted in flat gross sales* excluding the impact of foreign currency exchange,* all of which was achieved in the midst of an ongoing cultural and organizational transformation, economic uncertainty and a toy category slowdown in the critical holiday period.

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COMPENSATION DISCUSSION AND ANALYSIS

* Gross sales and currency exchange rate impact are non-GAAP financial measures. For a reconciliation of gross sales to net sales, the most directly comparable GAAP financial measure, and the currency exchange rate impact on reported results, please see pages 44 to 45 of our Annual Report on Form 10-K filed with the SEC on February 23, 2017.

We also generated positive one-year TSR(1) in 2016. The following shows our TSR performance as compared to the median of our peers for periods ending December 31, 2016:

Period	Mattel	Peer Group
1 year	6.4%	5.7%
3 year	-12.3%	9.4%
5 year	4.4%	12.9%

(1) TSR represents the annualized rate of return reflecting changes in the stock price plus reinvestment and the compounding effect of dividends over such period.

We continue to believe that our strong leadership team, combined with the solid business foundation we established in 2016, position us well for 2017.

Well-Positioned for 2017
✓ Core brand momentum
✓ Robust entertainment slate
✓ Emerging market growth
✓ Strong leadership team

Robust Stockholder Outreach

We continued to receive strong support for the compensation of our NEOs and conducted robust stockholder outreach in 2016.

We received 90% approval from stockholders on our 2016 Say-on-Pay. Over the past three years, we received more than 93% support on average. We have established a robust stockholder engagement program designed to gain a better understanding of stockholder perspectives on a wide range of matters. We regularly conduct extensive stockholder outreach and believe that proactive and transparent communication with our stockholders is essential to effective corporate governance. During 2016, an independent member of our Board, together with members of our senior management team, engaged in outreach activities and discussions with stockholders representing more than 40%, in total, of Mattel’s outstanding shares to discuss items such as turnaround efforts, corporate governance practices, executive compensation programs and sustainability oversight. We greatly value the views of our stockholders, and the input we receive from them is relayed directly to the Board and helps inform our governance and compensation practices. As we continue to execute on our transformation, we look forward to ongoing stockholder engagement.

Mattel, Inc. 2017 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS

2016 Pay-for-Performance Results and Compensation Program Changes

Our executive compensation programs are designed to be performance-based and link our executives’ pay to the execution of Mattel’s strategic objectives and to the interest of our stockholders.

Pay outcomes for our NEOs in 2016 closely align to challenging financial results this past year:

Compensation Element	2016 Results for NEOs
Annual Cash Incentive	• No payout under our annual cash incentive plan, the MIP
Equity LTIs	• No earnout of Performance Units granted under the 2014-2016 LTIP that ended December 31, 2016
Base Salary	• No salary increases approved for 2016 or 2017, other than in connection with retention or greater responsibilities assumed

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COMPENSATION DISCUSSION AND ANALYSIS

The strong link between pay and performance is further illustrated by the chart below. Mr. Sinclair’s realizable compensation at the end of 2016 was only 32% of his 2016 targeted TDC.

2016 Targeted TDC
2016 Targeted Annual Cash	$ 3,750,000
- Base Salary(1)	$ 1,500,000
- Target MIP(2)	$ 2,250,000
2016 LTI Grant Values(3)	$ 7,000,000
- Stock Options	$ 2,333,333
- Time-Vesting RSUs	$ 2,333,333
- Performance Units	$ 2,333,333
Total 2016 Targeted TDC	$10,750,000

2016 Realizable TDC
2016 Actual Annual Cash(1)	$1,500,000
- Base Salary	$1,500,000
- Actual MIP Paid	$ 0
2016 LTI Realizable Values	$1,964,646
- Stock Options(4)	$ 0
- Time-Vesting RSUs(5)	$1,964,646
- Performance Units(6)	$ 0
Total 2016 Realizable TDC	$3,464,646
% of Targeted TDC	32%

(1) Reflects amounts disclosed in the “Summary Compensation Table” on page 77.

(2) Reflects amounts disclosed in the “Grants of Plan-Based Awards in 2016” table on page 83.

(3) Reflects amounts disclosed in the “2016 LTI Annual Grant Values” table on page 63.

(4) The stock options granted in 2016 were underwater as of the end of the fiscal year. The value shown for the realizable 2016 stock options reflects the intrinsic value of such options as of December 30, 2016 based on our closing stock price of $27.55 and the option exercise price of $32.72. If instead the Black-Scholes value of the stock options was taken into account as of December 30, 2016, then such options would be valued at $1.9 million, resulting in Total 2016 Realizable TDC of $5.4 million, or 50% of Targeted TDC.

(5) The value shown for the realizable time-vesting RSUs for 2016 reflects our closing stock price of $27.55 as of December 30, 2016.

(6) The value shown for the Performance Units for the 2016-2018 LTIP is zero, as our EPS of $0.92 for 2016 was below threshold performance (based on an extrapolation of the assumptions used for EPS growth that were employed in determining the

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COMPENSATION DISCUSSION AND ANALYSIS

cumulative EPS three-year goal), which would have resulted in 0% earned for the financial performance goal. In addition, the impact of our TSR modifier for the first year of the performance period ending December 31, 2016, would have resulted in a reduction of 44% from any amounts earned based on our EPS performance.

Highlights of 2016 Incentive Compensation Results and Program Changes

No 2016 MIP Payout

No 2016 cash incentive payout was earned under the MIP for our NEOs. For 2016, no payouts could be made unless we achieved an adjusted operating profit threshold performance. Accordingly, the failure to meet this threshold level resulted in no payouts even though performance under other components of the MIP (adjusted net sales and individualized strategic priorities) would have otherwise resulted in some payout.

2016 MIP Changes

• Streamlined Financial Performance Measures
– Simplified the financial measures of the MIP by focusing on adjusted operating profit and adjusted net sales, eliminating gross margin and free cash flow
– Objective: Provide greater alignment with our turnaround strategy objectives of top-line growth with bottom-line discipline
• Further Aligned with Strategic Priorities
– Modified the payout formula for our NEOs (and other EVPs) as follows:
– 75% of the payout is based on achievement of financial goals (previously 100%); and
– 25% of the payout is based on achievement of individualized strategic priorities related to each executive’s job responsibilities
– Objective: Provide a stronger link to operational performance over which the executive has responsibility, driving a culture of accountability
• Structured Plan to Support Expense Control
– No payouts occur under the financial performance measures or the individualized strategic priorities unless we achieve the adjusted operating profit threshold performance for 2016
– Objective: Ensure operational and financial goals are achieved with proper expense control

No 2014-2016 LTIP Earnout

No Performance Units were earned under the completed 2014-2016 LTIP. The results of the 2014-2016 LTIP were based on the three-year average of annual performance measures of NOPAT-CC (75% weighting) and net sales (25% weighting), which was adjusted up or down by up to 50% based on our TSR for the three-year period relative to the TSR of companies in the S&P 500.

•	For 2016, we did not achieve the threshold level of performance for NOPAT-CC.

•	Because NOPAT-CC was below threshold performance, the 2016 net sales earnout percentage was zero, resulting in a 2016 earnout percentage of zero under the financial performance goals.

•	The three-year average earnout percentage for the 2014 (0%), 2015 (41%) and 2016 (0%) financial performance goals was 14%.

•	Our relative three-year TSR was at the 13th percentile, resulting in a reduction of 50% to the three-year average financial performance earnout of 14%.

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COMPENSATION DISCUSSION AND ANALYSIS

•	After applying the TSR modifier, the total earnout percentage for the 2014-2016 LTIP was zero, resulting in no payout of Performance Units.

2016-2018 LTIP Changes

• Annual Performance Cycles Approach

–   Changed the approach to granting Performance Units annually with overlapping three-year cycles, starting with the 2016-2018 LTIP performance cycle, from granting every three years with end-to-end cycles

– Objective: Permit greater responsiveness to changing circumstances, strengthen retention and be consistent with market practice
• Single Three-Year Financial Performance Measure
– Changed the financial performance measure for Performance Units to EPS measured over three years from NOPAT-CC and net sales, with goals set annually
– Three-year relative TSR modifier was maintained

–   Objective: Simplify LTIP structure, utilize differentiated metrics as compared to the Annual Cash Incentive, and ensure sharp focus on sustainable and profitable growth, which supports our turnaround strategy

LTI Equity Mix

There were no changes to our LTI equity mix as it continues to be made up of one-third Performance Units, one-third stock options and one-third time-vesting RSUs to ensure that the value of the delivered compensation is directly tied to our stock price performance and the vesting of the awards facilitates retention, which is particularly important in a turnaround period.

2016 Base Salaries

There were no base salary increases for our NEOs in 2016, other than for Ms. Chugg, whose base salary was increased from $550,000 to $615,000 in September 2016 in connection with her assumption of greater responsibilities due to the realignment of the Global Brands Team.

2017 Leadership Transition

As part of the Board’s ongoing review of Mattel’s long-term strategy and execution, we implemented a leadership transition in early 2017.

Margaret H. Georgiadis

On February 8, 2017, Ms. Georgiadis became our CEO. Ms. Georgiadis, who was President, Americas at Google Inc. prior to joining Mattel, brings with her significant experience in technology, marketing, consumer insights, e-commerce, finance, leadership, global business, strategy and business development. She has proven ability to foster innovation, experience in building partnerships on a global scale, expertise in leading complex organizations, and experience in engaging consumers and retail partners in a rapidly evolving industry. She has successfully led efforts to deliver above market growth and profitability by creating transformational partnerships across content, media and technology providers and through innovation in product development and customer engagement. Following an extensive, thoughtful CEO

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COMPENSATION DISCUSSION AND ANALYSIS

search, which included internal and external candidates, in a highly competitive environment for top leadership, the Board determined that Ms. Georgiadis’ experience makes her ideally suited to drive focused execution and accelerate Mattel’s growth. In connection with Ms. Georgiadis’ appointment as our CEO, the Compensation Committee approved an annual target compensation package that consists of a base salary of $1,500,000, a target MIP bonus opportunity of 150% of her base salary, with a minimum bonus of $1,500,000 for fiscal 2017, and a 2017 LTI annual target grant value of $8,250,000, to be divided equally into three-year Performance Units, RSUs and stock options. The Compensation Committee believed it was important to establish a target annual pay mix heavily weighted toward LTIs, similar to our other NEOs.

On February 8, 2017, in recognition of the value of equity compensation forfeited by Ms. Georgiadis when she resigned from Google, she received a make-whole grant of RSUs, determined by dividing $14,000,000 by the average of the closing trading prices of Mattel common stock over the 20 consecutive trading days immediately prior to the grant date (“Average Price”). These RSUs vest in twelve monthly installments following the grant date. To establish an immediate and meaningful link to Mattel’s long-term stock performance, the Compensation Committee also made new hire grants of RSUs and stock options to Ms. Georgiadis on February 8, 2017. The RSU grant was determined by dividing $5,500,000 by the Average Price, and the stock option grant was determined by dividing $5,500,000 by a Black-Scholes value based on the Average Price. These new-hire grants vest 50% on each of the second anniversary and third anniversary of the grant date. To facilitate an immediate focus on Mattel and allow time for a permanent relocation, Ms. Georgiadis is eligible to receive temporary accommodations and other relocation expenses through September 30, 2017. For full details of Ms. Georgiadis’s compensation and benefits, please see the Form 8-K filed with the SEC on January 17, 2017.

Christopher A. Sinclair

Mr. Sinclair’s extensive institutional knowledge of Mattel and its industry and his depth of experience as a director will serve to ensure a smooth leadership transition and enhance execution going forward. As Mattel’s Executive Chairman, Mr. Sinclair will serve as Chair of regular sessions of the Board and work to maximize Board effectiveness in supporting the leadership transition and advising management on our continued transformation efforts. FW Cook provided market data to inform the Compensation Committee’s recommendation to the Board on Mr. Sinclair’s compensation as Executive Chairman, which included Executive Chairs in Mattel’s peer group plus other large market capitalization companies. Effective February 8, 2017, Mr. Sinclair’s base salary was reduced to $1,000,000 (previously $1,500,000 as CEO), his target annual cash incentive opportunity under the MIP was reduced to 100% of his base salary (previously 150% as CEO), and his 2017 LTI target grant value was reduced to $3,000,000 (previously $7,000,000 as CEO). Effective April 1, 2017, Mr. Sinclair ceased to be provided a monthly allowance of $60,000, limited personal use of a private aircraft and personal use of a Company car.

Richard Dickson

The Board believed it was important to retain Richard Dickson, who is a key member of our leadership team and a significant contributor to the turnaround of Mattel’s core brands. Mr. Dickson plays an important role in the leadership transition by providing organizational and business continuity and his unique skill set to Mattel and Ms. Georgiadis. Thus, on January 31, 2017, the Compensation Committee approved a retention package for Mr. Dickson consisting of an increase in annual base salary from $900,000 to $1,000,000, and a $1,000,000 retention cash payment payable in two equal installments on June 30, 2017 and January 31, 2018, subject to continued employment through each date or an earlier

54	Mattel, Inc. 2017 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

date if his employment is terminated without cause by the Company. In addition, Mr. Dickson received equity grants valued at $5,000,000, allocated equally between RSUs and stock options. Such equity grants vest one-third on each of the first three anniversaries of the grant date.

Our senior leadership otherwise remains the same. Mattel will continue to leverage their unique capabilities, expertise and leadership to drive our transformation efforts.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Governance Best Practices

We maintain strong governance standards with respect to our executive compensation programs and are mindful of the perspectives of our stockholders.

What We Do

✓Clawback Policy – Our Clawback Policy that is applicable to all executive officers and other direct reports to the CEO permits our Compensation Committee to require forfeiture or reimbursement of certain cash and equity that was paid, granted or vested based upon the achievement of financial results that, when recalculated to include the impact of a material financial restatement, were not achieved, whether or not fraud or misconduct was involved.

✓Best Practices in Severance Arrangements – We maintain executive severance arrangements that reflect current compensation best practices, which include:
– Double-trigger equity acceleration upon a change of control for all assumed equity awards (i.e., requires both a change of control and a qualifying termination of employment); and
– Severance benefits set at competitive levels

✓Meaningful Stock Ownership Guidelines – Our guidelines align the long-term interests of our NEOs with those of our stockholders and discourage excessive risk-taking. Our guidelines require stock ownership levels as a value of Mattel shares equal to a multiple of base salary (Executive Chairman and CEO at 6x, COO and CFO at 4x and other NEOs at 3x), consistent with market practices, and include holding requirements if the target level ownerships are not met within the compliance deadline.

✓Independent Compensation Consultant – Our Compensation Committee engages its own independent compensation consultant, FW Cook, to advise on executive and director compensation matters.

✓Annual Risk Assessment – Based on our detailed annual risk assessment performed with assistance of our compensation consultant, our Compensation Committee has concluded that our compensation programs do not present any risk that is reasonably likely to have a material adverse effect on the Company.

✓Annual Comparator Peer Group Review – Our Compensation Committee, in conjunction with FW Cook, reviews the makeup of our comparator peer group annually and makes adjustments to the composition of the group as it deems appropriate.

✓Annual Tally Sheet Review – Our Compensation Committee annually reviews comprehensive tally sheets, illustrating the total compensation for the most recent two years of our CEO, his direct reports and other potential NEOs.

What We Do Not Do
× No Excise Tax Gross-Ups – We do not provide any gross-ups of excise taxes on severance or other payments in connection with a change of control.

×  No Poor Pay Practice of Tax Gross-Ups on Perquisites and Benefits – We do not provide tax gross-up payments to our executives other than in limited circumstances for business-related relocations (and related international tax compliance) that are generally available to other employees.

× No Hedging or Pledging Permitted – We generally do not permit our Board members, officers and employees to engage in hedging transactions or to pledge or use Mattel shares as collateral for loans.

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COMPENSATION DISCUSSION AND ANALYSIS

ELEMENTS OF COMPENSATION

Guiding Principles, Philosophy and Objectives

Our executive compensation programs are designed to be performance-based and link our executives’ pay to the execution of Mattel’s strategic objectives and to the interests of our stockholders.

The guiding principles of our executive compensation programs include:

•	Pay for performance;

•	Financial interests of NEOs aligned with the financial interests of our stockholders; and

•	Governance best practices aligned with views of our stockholders.

We are a global consumer goods company and as such we compete for executive talent with, and our comparator peer group is made up of, a large range of companies that are category leaders in the consumer products, apparel and fashion, food and beverage, entertainment and leisure, and retail industries. Our comparator peer companies are similar to us in their orientation, business model, size (as measured by revenue, net income growth, employees and market capitalization) and global scale and reach. Mattel’s revenues, total employees and market cap value generally are in the median range of our peer group.

The table below lists the key elements of our NEOs’ TDC and how they relate to our compensation philosophy and objectives.

Compensation Element	Philosophy and Objective

Base Salary	• Provide fixed income for financial certainty and stability • Reward individual performance

Annual Cash Incentive

•  Directly link pay to Company performance through achievement of financial performance goals

•  Incentivize and motivate executives to achieve our short-term strategic and financial objectives that we believe will drive long-term value creation

•  Promote team orientation by encouraging participants in all areas of the Company to work together to achieve common Company goals

Equity Long-Term Incentives • Performance Units • Stock Options • RSUs

•  Directly link pay to Company and stock price performance through achievement of financial performance goals and TSR (relative to the S&P 500), as well as stock price appreciation

•  Incentivize and motivate executives to achieve key long-term strategic and financial objectives

•  Align executives’ interests with stockholders’ interests

•  Foster a long-term focus on increasing stockholder value

•  Encourage executive stock ownership

Mattel, Inc. 2017 Proxy Statement	57

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Committee has designed our executive compensation programs so that a significant percentage of annual compensation is performance-based and at risk, with a large portion delivered in the form of equity, rather than cash, which promotes alignment with stockholders’ interests and creates incentives for long-term performance. The chart below shows the 2016 targeted TDC mix for Mr. Sinclair as our CEO and the average 2016 targeted TDC mix for the other NEOs:

* For purposes of the chart above, the Targeted TDC is the sum of annual base salary, annual cash incentive plan target and annual equity LTIs grant value (i.e., 2016-2018 LTIP grant value (LTIP three-year awards granted annually), plus annual grant value of stock options and time-vesting RSUs, including any one-time special RSU grants).

Base Salary

Our Compensation Committee reviews the base salaries of our CEO, the CEO’s direct reports and other EVPs at its first meeting each year. Our CEO typically provides our Compensation Committee with recommendations regarding merit increases to the base salary for each of these executives (excluding the CEO). Merit increases to base salaries are driven primarily by our CEO’s evaluation of individual performance, market competitive factors and our corporate merit budget. Our CEO’s base salary is determined by our Compensation Committee in an executive session without the presence of our CEO, with input from FW Cook.

For 2016, given our emphasis on performance-based compensation, our CEO recommended, and our Compensation Committee determined, that none of our NEOs (and other CEO direct reports) would receive a merit-based salary increase. Ms. Chugg’s base salary was increased from $550,000 to $615,000 in September 2016, in connection with Ms. Chugg assuming greater responsibilities due to the realignment of the Global Brands Teams.

For 2017, in light of our performance in 2016 as well as market data, our CEO recommended, and our Compensation Committee determined, that none of our NEOs (and other CEO direct reports) would receive a merit-based salary increase. In February 2017, Mr. Dickson’s base salary was increased from

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$900,000 to $1,000,000 as part of his retention package in connection with our leadership transition. Mr. Sinclair’s base salary was reduced from $1.5 million to $1 million in connection with his transition from CEO to Executive Chairman.

Annual Cash Incentive

The MIP, our annual cash incentive plan, provides our NEOs and approximately 10,500 other global employees with the opportunity to earn annual cash incentive compensation based on achievement of our short-term strategic and financial objectives that are intended to drive long-term value creation. The objectives of the MIP include:

•	Link pay to financial performance and put a meaningful portion of compensation at risk based on our financial success;

•	Incentivize and motivate executives to achieve our short-term strategic and financial objectives that we believe will drive long-term value creation;

•	Provide a competitive level of targeted annual compensation to attract and retain key talent;

•	Promote team orientation by encouraging all areas of the Company to work together to achieve common Company goals; and

•	Provide appropriate reward leverage and risk for threshold to maximum performance.

2016 MIP – Summary of Changes

At its November 2015 and February 2016 meetings, our Compensation Committee approved the following changes to the design under our MIP for 2016 to better drive profitable growth:

•	75% of the target MIP opportunities was based on the financial performance measures and 25% of target MIP opportunities was based on individualized strategic priorities for EVPs and above. Prior to 2016, 100% of the target bonus opportunities of our NEOs were based on financial performance measures.

•	The financial measures were streamlined to only include adjusted operating profit (75% weighting) and adjusted net sales (25% weighting), in order to achieve greater alignment with our business objectives and our turnaround strategy to increase top- and bottom-line growth.

•	25% of the target MIP opportunities was based on the individualized strategic priorities related to each executive’s job responsibilities, to provide a stronger line of sight to operational performance over which the executive has responsibility, driving a culture of accountability.

•	No payouts would be made under the MIP unless we achieved adjusted operating profit threshold performance. As previously noted, because the adjusted operating profit threshold performance was not achieved in 2016, no payouts to the NEOs and other EVPs were made under the MIP.

•	In order to ensure tax deductibility of the MIP payments, the MIP was structured as an “umbrella” plan where the MIP would be funded at a maximum for our NEOs and other EVPs if 50% of the target adjusted operating profit goal was achieved, while allowing the Compensation Committee to exercise discretion to adjust the payouts downward in accordance with actual achievement of our financial measures. While this minimum funding requirement was met in 2016, no payouts occurred in accordance with the terms of the MIP since the condition to payout of meeting adjusted operating profit threshold performance was not achieved.

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COMPENSATION DISCUSSION AND ANALYSIS

Target MIP Opportunity

The following table shows the 2016 target MIP opportunities for our NEOs, expressed as a percentage of base salary, which were unchanged from 2015.

Name	2016 Target MIP Opportunity as a % of Base Salary
Christopher A. Sinclair	150%
Richard Dickson	100%
Kevin M. Farr	70%
Peter D. Gibbons	65%
Robert Normile	65%
Juliana L. Chugg	70%

Potential 2016 MIP payouts ranged from 0-200% of target MIP opportunity, with 0-150% payable based on our performance against measurable financial goals and 0-50% payable based on achievement of individualized strategic priorities related to the executive’s job responsibilities.

Financial Performance Goals and Results

The amount that can be earned under each financial measure for threshold performance is 25% of the amount that is payable for target performance and the amount that can be earned for maximum performance is 200% of the target amount. The percentage that could be earned for threshold performance was increased in 2016 from 22.5% to 25% to better align with competitive practice. Linear interpolation from threshold to target performance and from target to maximum performance are applied for each measure. No amounts are earned under a financial measure for below threshold performance, and no amounts can be earned under the MIP if the Company adjusted operating profit threshold performance is not achieved.

Corporate NEOs

Company Financial Measure	Threshold After Weighting	Target After Weighting	Maximum after Weighting
Adjusted Operating Profit (75% weighting)	14.06%	56.25%	112.50%
Adjusted Net Sales (25% weighting)	4.69%	18.75%	37.50%
% Earned for Financial Measures	18.75%	75.00%	150.00%

In setting the target MIP financial performance goals for 2016, the Compensation Committee reduced the net sales goals from the actual 2015 net sales results to factor in the loss of the Disney Princess license for 2016. The table below shows the goals and actual levels achieved in 2016 under the Company-wide financial measures of our MIP.

Company Financial Measure	Threshold (millions)	Target (millions)	Maximum (millions)	2016 Actual (millions)	Weighted Performance Earnout %
Adjusted Operating Profit (75% weighting)	$527	$576	$625	$485	0%
Adjusted Net Sales (25% weighting)	$5,377	$5,625	$5,888	$5,457	0	%(1)
Company Financial Performance Earnout					0%

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(1) Because we did not achieve the adjusted operating profit threshold performance, the adjusted net sales earnout percentage was reduced to zero. The actual adjusted net sales earnout percentage was 14.8% otherwise.

The table above reflects the goals and actual amounts as adjusted from the GAAP results consistent with the plan parameters and Compensation Committee approvals. As in past years, in order to improve alignment with stockholders’ interests and ensure that events outside the control of management do not unduly influence the achievement of the performance measures, actual results are adjusted for the impact of unusual items. In 2016, actual results for adjusted operating profit reflected adjustments for litigation costs, severance payments, Venezuelan currency devaluation, and acquisition-related intangible amortization. Without such adjustments, the actual results for the operating profit would have been $496 million, which was below threshold performance. For 2016, there were no adjustments to net sales.

Business Unit NEO

Ms. Chugg’s 2016 MIP was based 25% on the Company financial measures, 25% on progress against individualized strategic priorities, 35% on the performance of our Global Brands Team – Core Brands and 15% on the performance of our Global Brands Team. Thus, the first two components or 50% of her target MIP opportunity were achieved at 0% because we did not achieve the adjusted operating profit threshold performance. As with the Company-wide financial measures:

•	Threshold performance under each of the business group financial measures earns 25%, target performance earns 100% and maximum performance earns 200%;

•	The Company goals for adjusted operating profit have to achieve threshold performance in order for any amounts to be payable for the business group performance; and

•	2016 actual results for the business group adjusted operating profit reflected adjustments for litigation costs, severance payments, Venezuelan currency devaluation, and acquisition-related intangible amortization, and no adjustments were made to net sales.

The following table sets forth the 2016 goals and actual results, after permitted adjustments and weighting, for the Global Brands Team and the Global Brands Team – Core Brands:

Financial Measure	Threshold (millions)	Target (millions)	Maximum (millions)	2016 Actual (millions)	Weighted Performance Earnout %
Group Global Brands Team
WW Adjusted Operating Profit Less Inventory (75% weighting)	$770	$852	$941	$749	0%
Group Adjusted Net Sales (25% weighting)	$4,657	$4,871	$5,099	$4,788	0	%(1)
Group Financial Performance Earnout					0%
Group Global Brands Team – Core Brands
WW Adjusted Operating Profit Less Inventory (75% weighting)	$411	$449	$488	$406	0%
Group Adjusted Net Sales (25% weighting)	$1,832	$1,916	$2,006	$1,925	0	%(1)
Group Financial Performance Earnout					0%

(1) Because we did not achieve the Company adjusted operating profit threshold performance, the group adjusted net sales earnout percentage was reduced to zero. The actual group adjusted net sales earnout percentage was 19.2% otherwise for the Group Global Brands Team and 27.4% otherwise for the Group Global Brands Team – Core Brands.

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COMPENSATION DISCUSSION AND ANALYSIS

2016 Strategic Priorities

Set forth below are the five Company-wide strategic priorities that informed the individualized strategic priorities for our NEOs under our 2016 MIP:

Mattel’s Strategic Priorities
• Build powerful brand franchises	• Drive continuous cost improvement
• Establish Toy Box as the partner of choice	• Rapidly build emerging market leadership
• Develop unmatched commercial excellence

The Compensation Committee established the individualized strategic priorities for our executive officers, and Ms. Chugg was not an executive officer at such time. The individualized strategic priorities for each NEO, other than Ms. Chugg, are set forth below. As previously noted, because the adjusted operating profit threshold performance was not achieved, no payouts could be earned by the NEOs and other EVPs under the individualized strategic priorities component.

Name	Individualized Strategic Priorities
Christopher A. Sinclair

•  Build powerful brand franchises (weighted 20%)

•  Establish Toy Box as the partner of choice (weighted 20%)

•  Drive continuous cost improvement (weighted 20%)

•  Rapidly build emerging market leadership (weighted 25%)

•  Build organizational capabilities (weighted 15%)

Richard Dickson

•  Deliver a robust product portfolio (weighted 30%)

•  Speed delivery of products to market (weighted 20%)

•  Drive continuous cost improvement (weighted 20%)

•  Establish a multi-year strategic planning process (weighted 15%)

•  Build organizational capabilities (weighted 15%)

Kevin M. Farr

•  Build powerful brand franchises (weighted 25%)

•  Drive continuous cost improvement (weighted 25%)

•  Rapidly build emerging market leadership (weighted 20%)

•  Develop unmatched commercial excellence (weighted 15%)

•  Build organizational capabilities (weighted 15%)

Peter D. Gibbons

•  Drive continuous cost improvement (weighted 30%)

•  Improve service and quality (weighted 20%)

•  Improve compliance (weighted 15%)

•  Execute strategy and projects (weighted 20%)

•  Build organizational capabilities (weighted 15%)

Robert Normile

•  Build powerful brand franchises and establish Toy Box as partner of choice (weighted 45%)

•  Drive continuous cost improvement (weighted 20%)

•  Re-invigorate ethics training program (weighted 20%)

•  Build organizational capabilities (weighted 15%)

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Equity Long-Term Incentives

Our LTIs are equity-based and aimed at focusing our executives on achieving our key long-term financial goals and strategic objectives, while rewarding growth in stockholder value that is sustained over several years. We believe our equity-based LTIs align our executives’ interests with those of our stockholders and provide important retention value.

Our current portfolio approach to LTIs continues to be comprised of three equity components: long-term Performance Units, stock options and time-vesting RSUs, each representing one-third of the LTI annual grant values.

2016 LTI – Grant Values

In May 2016, the Compensation Committee considered FW Cook’s 2015 executive compensation competitiveness review as well as the history, terms and proposed total LTI annual target values to be effective as of August 1, 2016, and, with input from FW Cook, approved the total LTI annual target value range for each job level with a set target and maximum amount. In the context of these ranges, the Compensation Committee approved the specific 2016 total LTI annual target and actual annual grant value for each NEO as set forth in the table below. The 2016 LTI annual grant values were substantially similar to the 2015 LTI annual grant values, except for Mr. Sinclair, who was not granted any Performance Units in 2015 when he became our CEO as Performance Units were then granted every three years and the 2014-2016 LTIP performance cycle was nearly half over. In determining Mr. Sinclair’s 2016 LTI annual grant value, the Compensation Committee considered his $5 million LTI annual grant value for 2015, his $1.5 million RSU grant upon his appointment as interim CEO in January 2015 and market data provided by FW Cook indicating Mr. Sinclair’s total 2015 LTI grant value was below the median of our comparator peer group.

The table below shows our NEOs’ 2016 LTI annual grant values, delivered one-third each in stock options, time-vesting RSUs and Performance Units.

2016 LTI Annual Grant Values

Name	2016 Stock Options(1)	2016 Time- Vesting RSUs(2)	2016 Performance Units(3)	2016 Total LTI Annual Grant Value
Christopher A. Sinclair	$2,333,333	$2,333,333	$2,333,333	$7,000,000
Richard Dickson	$1,000,000	$1,000,000	$1,000,000	$3,000,000
Kevin M. Farr	$585,000	$585,000	$585,000	$1,755,000
Peter D. Gibbons	$350,000	$350,000	$350,000	$1,050,000
Robert Normile	$350,000	$350,000	$350,000	$1,050,000
Juliana L. Chugg(4)	$400,000	$650,000	$400,000	$1,450,000

(1) The stock option grant values shown above are reflected in the “Summary Compensation Table.”

(2) It should be noted that the values for the time-vesting RSUs above, and, thus, the total LTI Annual Grant Values, are different than the values reflected in the “Summary Compensation Table” as the accounting rules require the grant date values for the RSUs to be based on our closing stock price on the grant date discounted for the lack of dividend equivalents. In converting the grant values to a number of RSUs, we use the full closing stock price on the grant date.

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COMPENSATION DISCUSSION AND ANALYSIS

(3) In accordance with SEC rules and FASB Topic 718, due to the annual setting of financial performance goals under the 2014-2016 LTIP, one-third of the grant value of the Performance Units for the 2014-2016 LTIP is also included in the “Summary Compensation Table” as being granted in 2016 but is not included in the table above. The Performance Units shown above are granted for the performance period beginning January 1, 2016 and ending December 31, 2018.

(4) Included in Ms. Chugg’s LTI annual grant value is a special off-cycle RSU grant valued at $250,000 made on August 31, 2016, in recognition of Ms. Chugg assuming greater responsibilities due to the realignment of the Global Brands Teams.

2016-2018 LTIP – Summary of Changes

The Compensation Committee determined in November 2015 to grant our long-term Performance Units on an annual basis instead of the prior grant practice of every three years with end-to-end cycles. In making this decision, the Compensation Committee noted that this is the predominant market practice (100% of our peer group), permits better year-to-year comparison of grant values, provides flexibility to more timely respond to management and organizational changes, and promotes a better connection to long-term value creation tied to the Company’s evolving turnaround strategy.

With respect to the 2016-2018 LTIP cycle, the Compensation Committee approved a new three-year cumulative EPS financial performance measure to replace the prior NOPAT-CC and net sales financial measures, which were set annually. The three-year EPS goal was set at the commencement of the three-year performance cycle. The Compensation Committee implemented these changes to simplify the LTIP’s structure, utilize differentiated metrics as compared to the Annual Cash Incentive, and ensure sharp focus on sustainable and profitable growth, which supports our turnaround strategy.

Like the 2014-2016 LTIP, the earnout percentage under the 2016-2018 LTIP is modified based on our TSR performance as compared to companies in the S&P 500. The Performance Units are earned 0-150% based on our performance against financial performance goals, which earned percentage is then adjusted up or down by up to 50% based on our TSR performance relative to the TSR performance of companies in the S&P 500 for the three-year performance cycle, as shown below:

Total Stockholder Return Modifier
Mattel TSR Relative to S&P 500	<25	th	50th	>75	th
Earnout Percentage Adjustment*	– 50%		No change	+ 50%

* TSR levels achieved between the 25th, 50th and 75th percentiles are linearly interpolated.

At maximum financial performance and maximum performance of relative TSR, the total earnout would equal 200% of the target Performance Units granted.

The Compensation Committee believes the TSR modifier is an important component in the LTIP, as it provides an additional link between incentive pay and our stockholders’ interests, encourages long-term growth and measures our ability to outperform other companies in the S&P 500.

The target number of Performance Units granted under the 2016-2018 LTIP was determined by dividing the grant value by a conversion price of $37.70, which is based on our closing stock price of $32.60 on March 21, 2016 plus the accounting fair value of the TSR component as of March 21, 2016 of $5.10, using a Monte Carlo simulation.

Similar to the 2014-2016 LTIP Performance Units, the Performance Units granted under the 2016-2018 LTIP have dividend equivalent rights that are converted to shares of Mattel common stock only when and

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to the extent the underlying Performance Units are earned and paid. Dividend equivalents accrue and are assumed to be reinvested in shares as of our closing stock price on the ex-dividend date with respect to all dividends during the three-year performance cycle.

2014-2016 LTIP Performance Cycle – Results

Under the 2014-2016 LTIP, 50% to 150% of the target number of the Performance Units could be earned based on the two financial performance measures of annual NOPAT-CC (75% weighting) and annual net sales (25% weighting), with annual earnouts averaged over the three-year performance period. The resulting earnout percentage would then be increased or decreased based on our relative three-year TSR. In March 2016, our Compensation Committee established the annual NOPAT-CC and net sales goals for 2016.

•	Financial Goals – Achievement of a threshold level of NOPAT-CC performance was required as a condition to any earnout under the financial goals for the applicable year. At the end of the three-year performance cycle, the performance earnout percentages for each of the three years were averaged together. The formula for determining the annual earnout under the financial performance measures of the 2014-2016 LTIP was as follows:

NOPAT – CC +	Net Sales =	Total % Earned Before TSR Adjustment*
% Earned After 75% Weighting	% Earned After 25% Weighting
Threshold – 37.5%	Threshold – 12.5%	50%
Target – 75.0%	Target – 25.0%	100%
Maximum – 112.5%	Maximum – 37.5%	150%

* Linear interpolation applies to performance between threshold, target and maximum, with no earnout for performance below threshold.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table shows the goals for annual NOPAT-CC (75% weighting) and net sales (25% weighting) set by our Compensation Committee for the 2014-2016 LTIP, and our actual results for these measures and the percentage achieved based on our performance. The 2016 threshold goal for net sales was set at below actual results for 2015 to factor in the loss of the Disney Princess license for 2016.

Year	Measure	Threshold (millions)	Target (millions)	Maximum (millions)	Actual (millions)		Weighted Performance % Achieved
2014	NOPAT-CC (75% weighting)	$248	$305	$362	$(116	)(1)	0%
	Net Sales (25% weighting)	$6,605	$6,775	$6,934	$6,024		0%
	2014 Earnout						0%
2015	NOPAT-CC (75% weighting)	$(200)	$(160)	$(120)	$(196	)(1)	41%
	Net Sales (25% weighting)	$5,751	$5,899	$6,038	$5,703		0%
	2015 Earnout						41%
2016	NOPAT-CC (75% weighting)	$(174)	$(136)	$(97)	$(209	)(1)	0%
	Net Sales (25% weighting)	$5,377	$5,625	$5,888	$5,457		0	%(2)
	2016 Earnout						0%
	2014-2106 Financial Performance Goals Average Earnout						14%

(1) In 2014, 2015 and 2016, actual results for the NOPAT-CC measure were adjusted for litigation costs and resolutions of legal disputes, severance payments, acquisition and integration-related expenses and adjustments, factoring of receivable, anticipation of receivables, cash tax payments and Venezuelan currency devaluation. For 2016, without such adjustments, the actual for NOPAT-CC would have been $(202) million, which is below threshold performance.

(2) Because NOPAT-CC was below the threshold level of performance, the 2016 Net Sales earnout percentage was zero for purposes of determining earnout under the 2016 financial measures. The actual Net Sales earnout percentage was 16.5% otherwise.

•	TSR Results – The TSR modifier for the 2014-2016 LTIP operated the same as for our 2016-2018 LTIP discussed above. Our three-year relative TSR for the 2014-2016 performance period was at the 13th percentile, resulting in a decrease of 50% to the three-year average financial performance measures earnout of 14%. Thus, the total earnout percentage for the NEOs under the 2014-2016 LTIP was zero.

Stock Options and RSUs

Included in our portfolio approach to equity-based LTIs, are annual grants of stock options and time-vesting RSUs:

•	Stock Options – Stock options have value only with stock price appreciation and continued service over time, thereby aligning interests with our stockholders. Our stock options typically vest in three approximately equal annual installments on the first through third anniversaries of the grant date, and have a ten-year term.

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•	Time-Vesting RSUs – Time-vesting RSUs put significant value at risk and are effective as an ownership and retention tool. Our RSUs typically vest in three approximately equal annual installments on the first through third anniversaries of the grant date and do not provide for dividend equivalents for grants made on or after July 31, 2015.

2017 Incentive Compensation Program Changes

2017 MIP

In March 2017, the Compensation Committee approved an annual cash incentive design under the MIP that is substantially similar to the design used in 2016; bonus opportunities will be based 75% on financial performance goals (as measured by adjusted operating profit and adjusted net sales) and 25% on individualized strategic priorities for EVPs and above. For 2017, the Compensation Committee also determined to base the financial performance portion of the MIP on only Company financial performance goals for a larger population of our senior leadership: all NEOs and CEO and COO direct reports. As a result, the financial performance portion of the MIP for certain senior executives whose annual cash incentive previously included business unit financial goals will now strictly include Company financial goals. The Compensation Committee believes that the change to eliminate business unit financial goals within the financial performance portion of the MIP standardizes goals for a broader portion of our senior leadership, further encouraging a common focus on our Company-wide turnaround objectives of top-line growth with bottom-line discipline.

In addition, in March 2017, the Compensation Committee and the Board approved a new annual cash incentive plan called the Mattel Incentive Plan (described in greater detail under “Proposal 5 – Approval of New Mattel Incentive Plan and Material Terms of Its Performance Goals”), substantially similar to the MIP. The new Mattel Incentive Plan is subject to stockholder approval. If approved by stockholders, the new Mattel Incentive Plan will replace the MIP for bonus opportunities established after May 19, 2017; however, we expect that the first bonus opportunities under the new Mattel Incentive Plan will be granted in the first quarter of 2018 and will relate to 2018 performance.

2017-2019 LTIP

In March 2017, the Compensation Committee approved the new 2017-2019 LTIP and granted Performance Units thereunder. The 2017-2019 LTIP will continue to use an EPS financial measure and a three-year relative TSR modifier as the performance measures. The Performance Units will be earned based on annual EPS performance averaged over the three-year performance cycle, and the resulting earned percentage will then be increased or decreased based on our relative three-year TSR versus the S&P 500.

The Compensation Committee approved a change from three-year goal setting (in place for the 2016-2018 LTIP) to annual goal setting for the EPS financial measure because it believes annual goal setting is necessary at this time given the shifting nature of the current retail environment and Mattel’s ongoing transformation – factors which limit the committee’s ability to precisely forecast EPS performance over a three-year period. The Compensation Committee is committed to continuing to set rigorous goals, and believes that one-year goal setting will: (i) allow the committee to set challenging targets that better reflect the Board’s expectations for changes at the Company, (ii) better enable the committee to account for shifting industry dynamics, and (iii) avoid the potential risk of either windfall earnouts or retention issues that could be associated with setting a less precise three-year EPS goal. To maintain accountability

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COMPENSATION DISCUSSION AND ANALYSIS

for longer-term performance and incentivize sustained profitable growth, annual EPS achievements will be averaged over the three-year period. For the 2017-2019 LTIP, the Compensation Committee is retaining the relative three-year TSR modifier, as it provides an additional link between incentive pay and stockholders’ interests, encourages long-term growth and measures our ability to outperform other companies in the S&P 500.

Other Forms of Compensation

Perquisites and Other Personal Benefits

We offer the following perquisites to our NEOs to attract and retain key executive talent:

•	Car Allowance – We provide our executives with a monthly car allowance to allow our executives to fulfill their job responsibilities that involve extensive regional travel to the offices of clients and business partners. The monthly amount of the allowance is based on the executive’s job level. In 2015, our Compensation Committee approved Mr. Sinclair’s use of a Company car, in lieu of a car allowance, in connection with his appointment to Interim CEO and then CEO. The cost of the Company car has been less than the cost of the monthly allowance provided to our other NEOs. Mr. Sinclair ceased to be eligible for this benefit effective April 1, 2017 in connection with his new role as Executive Chairman.

•	Financial Counseling Services – We provide our executives the choice of financial counseling and tax return preparation service through a third-party financial service to provide guidance in managing complex investment, tax and legal matters or up to $10,000 reimbursement for financial counseling services through a company of the executive’s choice. We believe that providing this service gives our executives a better understanding of their compensation and benefits and their value, allowing the executives to concentrate on Mattel’s future success.

•	Executive Physicals – We provide comprehensive executive physical examination and diagnostic service costs. We believe that the executive physicals help ensure the health of our executives and provide a retention tool at a reasonable cost to Mattel.

•	Relocation Assistance – We provide relocation assistance to newly hired and current executives who would have to relocate to accept our job offer or a new role within Mattel. Such relocation assistance can be pursuant to Mattel’s relocation program, which is designed to cover the costs directly resulting from the Company-requested relocation, which includes travel, shipping household goods, temporary housing and participation in a home sale program (which covers certain costs (but not loss) on the sale of the executive’s home), and/or can be a one-time special relocation payment. The executives are required to repay such relocation program benefits or payments if they resign or their employment is terminated for cause within one year or two years of the transfer date, as applicable. Our relocation program and one-time special relocation payments benefit Mattel, are business-related and are primarily intended to eliminate or lessen the expenses that the executive incurs as a direct result of the Company’s request. They are important tools for us to recruit and retain key management talent and allocate our talent as best fits our Company objectives.

In connection with Mr. Sinclair’s appointment to Interim CEO and then as CEO, our Compensation Committee approved a special allowance in the amount of $60,000 per month, which was in lieu of participation in Mattel’s relocation program or any one-time special relocation payment. This was intended to assist him with his living and commuting expenses while working in California and maintaining his primary residence in Florida. Mr. Sinclair ceased to be eligible for this allowance effective April 1, 2017 in connection with his new role as Executive Chairman.

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Pursuant to the terms of Ms. Georgiadis’ letter agreement with Mattel, dated January 11, 2017, Ms. Georgiadis will be provided temporary accommodations, one round-trip airfare per week and reimbursement for incidental relocation expenses through September 30, 2017. In addition, she will be eligible to receive benefits under Mattel’s relocation program for up to two years from her hire date. Ms. Georgiadis will be required to repay the cost of the relocation services incurred by Mattel if she resigns or her employment is terminated with cause within one year of her relocation date.

•	Limited Aircraft Use – Mr. Sinclair was eligible for periodic personal use of a private aircraft up to a maximum of 25 flight hours per year to facilitate time management and focus on Mattel. In providing this benefit to Mr. Sinclair, the Compensation Committee determined that Mr. Sinclair’s use of a private aircraft for personal use also benefited Mattel as it allowed him to be available quickly and efficiently for our business needs, especially in light of Mr. Sinclair having his primary residence in Florida while working in California. Mr. Sinclair ceased to be eligible for this benefit effective April 1, 2017 in connection with his new role as Executive Chairman. Ms. Georgiadis is not eligible for this benefit.

Retirement Plans

Our NEOs participate in the same broad-based benefit plans as our other U.S. employees. In addition, we provide NEOs certain executive benefits, which are not provided to other employees generally, to promote tax efficiency or to replace benefit opportunities that are not available to executives because of regulatory limits. These include:

•	The 2005 Supplemental Executive Retirement Plan (“SERP”), our supplemental, non-qualified pension plan provides supplemental retirement income to a selected few senior executives. No new participants have been added to the SERP since 2001, and as a result, Messrs. Farr and Normile are the only executives earning benefits under the SERP.

•	The DCP, our non-qualified deferred compensation plan, generally provides our U.S.-based executives with a mechanism to defer compensation in excess of the amounts that are permitted to be deferred under our tax-qualified, 401(k) savings plan (“401(k) Plan”). Together, the 401(k) Plan and the DCP allow participants to set aside amounts as tax-deferred savings for their retirement. Similar to the 401(k) Plan, the DCP provides for Company automatic contributions and matching contributions, both of which are at the same levels as the Company contributions in the 401(k) Plan. Our Compensation Committee believes the opportunity to defer compensation is a competitive benefit that enhances our ability to attract and retain talented executives while building plan participants’ long-term commitment to Mattel. The return on the deferred amounts is linked to the performance of market-based investment choices made available in the plan. The terms of Mr. Sinclair’s letter agreement provide that he is not eligible to participate in the DCP.

No Poor Pay Practice of Tax Gross-Ups on Perquisites and Benefits

Mattel generally does not provide tax gross-up payments to our executives in connection with perquisites and benefits. In certain limited cases, Mattel does provide to executives (and generally to other employees) tax gross-up payments for relocation expenses and related international tax compliance and tax equalization costs and payments because we believe such expenses are incurred as a direct result of Mattel’s request.

Severance and Change-of-Control Benefits

We have three executive severance arrangements: the Mattel, Inc. Executive Severance Plan (the “Severance Plan”), the Mattel, Inc. Executive Severance Plan B (the “Severance Plan B,” and together with

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COMPENSATION DISCUSSION AND ANALYSIS

the Severance Plan, the “Executive Severance Plans”) and an executive severance practice. As of the end of fiscal year 2016, Messrs. Farr and Normile participated in the Severance Plan and Mr. Dickson participated in the Severance Plan B. Mr. Gibbons and Ms. Chugg are eligible for benefits under our current executive severance practice. Mr. Sinclair is not eligible to participate in any severance plan, arrangement or program, including our executive severance practice; however, pursuant to the terms of his letter agreement, in the event he ceases to be employed by Mattel, Mr. Sinclair would be eligible to receive a current-year, prorated MIP payout based on actual performance and paid at the time bonuses are generally paid to employees.

Ms. Georgiadis is eligible to participate in the Severance Plan B, as modified by the terms of her participation letter agreement with the Company. The participation letter agreement provides for a severance benefit multiple of two times base salary plus target annual cash incentive in the event Ms. Georgiadis’ employment is terminated by the Company without cause. In addition, the participation letter agreement provides Ms. Georgiadis with severance protection in the event her employment is terminated without cause or she resigns for good reason within 24 months following a change in control.

At the time of adopting each of the Executive Severance Plans, our Compensation Committee reviewed competitive data of severance benefits prepared by FW Cook. Our Compensation Committee believes that the benefits provided by the Executive Severance Plans are reflective of current compensation market practices and trends.

Our Compensation Committee believes that our executive severance arrangements are key to our ability to recruit, retain and develop key, high-quality management talent in a competitive market because such arrangements provide reasonable protection to the executive in the event he or she is not retained under specific circumstances. In addition, our tiered approach to severance arrangements allows us to tailor our arrangements as appropriate to each job level based on market practice. We do not pay any excise tax gross-up payments under our severance arrangements.

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IMPORTANT POLICIES AND GUIDELINES

Stock Ownership Guidelines

We have had stock ownership guidelines for our NEOs and certain other senior executives since 2001. Under our current stock ownership guidelines, effective January 1, 2014, the targeted stock ownership is established as shares of Mattel common stock with a value equal to a multiple of base salary, as set forth below.

Name	Salary Multiple as of 12/2016	Deadline
Christopher A. Sinclair	6x	3/31/2020
Richard Dickson	4x	12/31/2019
Kevin M. Farr	4x	12/31/2018
Peter D. Gibbons	3x	12/31/2018
Robert Normile	3x	12/31/2018
Juliana L. Chugg	3x	9/30/2020

Generally, executive officers have five years from the later of the date the new target levels were established or the date of promotion or hiring to meet the guidelines.

All the NEOs have either met their target levels or are on track to be in compliance by their deadlines. However, if the target level ownerships are not met within the compliance deadline, the executive officers are required to retain 100% of after-tax shares acquired from equity awards until the guidelines are met. Based on input from FW Cook, our Compensation Committee believes that our guidelines align with best practices.

Shares counted toward ownership guidelines include shares of Mattel common stock directly owned, beneficially owned or held in the Mattel Stock Fund of the 401(k) Plan, and phantom shares of Mattel common stock held in the Mattel Stock Equivalent Fund of our DCP.

Ms. Georgiadis, as our new CEO, has a stock ownership requirement of 6x her base salary, which must be met by January 31, 2022.

Insider Trading Policy

Mattel’s Insider Trading Policy, as implemented, generally prohibits Board members, officers and employees from engaging in short-term or speculative transactions in Mattel common stock, including short sales, transactions in publicly-traded options and other derivative securities, hedging transactions, holding Mattel shares in a margin account and pledging or using Mattel shares owned as collateral for loans.

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COMPENSATION DISCUSSION AND ANALYSIS

Recoupment of Compensation

Our Clawback Policy provides for forfeiture or reimbursement of certain cash and equity incentive compensation that was paid, granted or vested based on financial results that, when recalculated to include the impact of a material financial restatement, were not achieved. The Clawback Policy applies to all Section 16 officers and any other direct reports to the CEO and covers incentive compensation paid, granted or vested, within three years preceding the material financial restatement. If the covered employee did not engage in misconduct in connection with the material financial restatement, our Compensation Committee may recover the excess incentive compensation determined based on the restated financials. If the covered employee engaged in misconduct in connection with the material financial restatement, our Compensation Committee may recover the full amount of incentive compensation paid, granted or vested based on financial results that were impacted by the restatement. Our Compensation Committee believes this policy encourages strong leadership, accountability and responsible management that benefits the growth of Mattel, and is aligned with good governance practices.

In order to better align executives’ long-term interests with those of Mattel and its subsidiaries and affiliates, our Amended 2010 Plan, 2010 Plan and our 2005 Equity Compensation Plan (“2005 Plan”) provide that, subject to certain limitations, Mattel may terminate outstanding grants, rescind exercises, payments or deliveries of shares pursuant to grants, and/or recapture proceeds of a participant’s sale of shares of Mattel common stock delivered pursuant to grants if the participant violates specified confidentiality and intellectual property requirements or engages in certain activities against the interest of Mattel or any of its subsidiaries and affiliates. These provisions apply only to grants made to participants for services as employees, and they do not apply to participants following any severance that occurs within 24 months after a change of control.

Our SERP provides that, for a period of three years following termination of employment or at any time while receiving benefits, we can recoup benefits from an executive who commences service for one of our competitors or otherwise engages in behavior that is damaging to Mattel.

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EXECUTIVE COMPENSATION PROCESS AND GOVERNANCE

Roles and Expert Independent Advice

Independent Compensation Committee

Our executive compensation programs are designed and administered under the direction and control of our Compensation Committee. Our Compensation Committee is comprised solely of independent directors, who review and approve our overall executive compensation programs and practices, and set the compensation of our senior executives.

Independent Compensation Consultant

FW Cook is our Compensation Committee’s independent compensation consultant. Our Compensation Committee has determined that FW Cook is independent and does not have any conflicts of interests with the Company. FW Cook provides a number of services to our Compensation Committee throughout the year. Typically, FW Cook provides a comprehensive market analysis of our compensation programs each year. In 2016, this review occurred in November in order to take into account the updated comparative data that is then available from SEC filings. See “Corporate Governance at Mattel – Board General Information – Board Committees – Compensation Committee” section of this Proxy Statement for a detailed discussion of the services provided by FW Cook in 2016.

CEO and the Human Resources Department

While our Compensation Committee has overall responsibility for establishing the elements, level and administration of our executive compensation programs, our CEO and members of our Human Resources Department routinely participate in this process. Our CEO generally conducts the performance reviews of each of his direct reports and makes recommendations to our Compensation Committee regarding adjustments to base salary, target and actual annual cash incentives and LTI target and grant values. Our CEO’s recommendations are one of the factors considered by our Compensation Committee in making its determinations. When appropriate, our Compensation Committee meets in an executive session without management, including when our CEO’s or Executive Chairman’s compensation is being approved. The Compensation Committee also makes recommendations to our Board regarding the executive compensation programs and practices, and informs the Board of its decisions regarding compensation for our Executive Chairman, CEO, the CEO’s direct reports and other senior executives. For Mr. Sinclair’s transition to Executive Chairman, the Compensation Committee recommended to the Board his compensation package.

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COMPENSATION DISCUSSION AND ANALYSIS

Reviews and Process

Market Competitiveness Review

We evaluate the overall competitiveness of our executives’ TDC annually. Certain components of our executives’ actual compensation are determined primarily by operational and business group financial performance, reflecting our pay-for-performance philosophy.

During FW Cook’s review of our comparator peer group in November 2015, three new companies were added. FW Cook evaluated our executives TDC for 2016 as compared to the executive TDCs of our 21-company comparator peer group (discussed below), based on information from their most recent SEC filings and a custom selection of an Aon Hewitt survey that included 38 branded, consumer goods companies, in which six of our peer group companies participated. FW Cook’s report included the base salaries, target and actual annual cash incentives, bonus leverage, target and actual LTIs, target and actual TDC and all other compensation for our NEOs as compared to the compensation of their counterparts at our comparator peer companies and in the custom survey. The report also showed that Mr. Sinclair’s targeted 2016 TDC (including taking into account his special monthly allowance) as our CEO was at the 60th percentile of our comparator peer group.

Comparator Peer Group

As a global consumer goods company, we compete for executive talent with, and our comparator peer group is made up of, a large range of companies that are category leaders in the consumer products, apparel and fashion, food and beverage, entertainment and leisure, and retail industries. Our Compensation Committee determined that it was appropriate to have a more diverse comparator peer group beyond toy companies, as there are not enough publicly-reporting toy companies that are comparable to us in size. Our comparator peer companies are similar to us in their orientation, business model, size (as measured by revenue, net income growth, employees and market capitalization) and global scale and reach. Our Compensation Committee, in conjunction with FW Cook, reviews the makeup of this group annually and makes adjustments to the composition of the group as it deems appropriate.

The comparator peer group approved in November 2015 was designed to continue to cover companies between about one-third to three times our size, measured by revenue and market capitalization, and to position Mattel near the median under these measures. In addition, our Compensation Committee also considered whether the comparator peer companies had similar pay models and reasonable compensation practices, as well as whether the companies were listed as peers of our other peer group companies and whether they were listed as peers by two proxy advisory firms, Institutional Shareholder Services and Glass Lewis, in their review of last year’s proxy statement.

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Our current comparator peer group is comprised of the following 21 companies:

Mattel’s Comparator Peer Group for Executive Compensation as of November 2015
Avon Products, Inc.	Gap, Inc.	L Brands, Inc. (formerly Limited Brands, Inc.)
Campbell Soup Company	General Mills, Inc.	Newell Rubbermaid, Inc.
Church & Dwight Co., Inc.	Hanesbrands Inc.	PVH Corp.
The Clorox Company	Hasbro, Inc.	Ralph Lauren Corporation
Coach, Inc.	The Hershey Company	Spectrum Brands, Inc.
Energizer Holdings, Inc.	The J.M. Smucker Company	Tiffany & Co.
Estee Lauder Companies, Inc.	Kellogg Company	V.F. Corporation

Tally Sheets

As part of our Compensation Committee’s annual compensation review process, our Human Resources Department prepares, and reviews with FW Cook and our Compensation Committee, comprehensive tally sheets illustrating the total compensation for the most recent two years of our CEO, his direct reports and other potential NEOs. The tally sheets also include each executive’s holdings of Mattel common stock, actual and estimated dividend equivalent payments, and accumulated value and unrealized gains under prior equity grants at various stock prices (realized and realizable pay). In conjunction with the review of tally sheets, our Compensation Committee reviews the potential severance and change-of-control benefits that would be payable to executives under the Executive Severance Plans and other NEOs.

Equity Grant Process

Our Compensation Committee approves all equity grants to all executives who are in the executive leadership job level and above in Mattel’s compensation structure. For grants to employees below the executive leadership job level, our Board has delegated the authority to an Equity Grant Allocation Committee, subject to certain limitations, to approve annual and off-cycle equity compensation grants (such as grants to employees who are newly hired or promoted). Mr. Sinclair was the sole member of the committee in 2016. Currently, Ms. Georgiadis is the sole member of the committee.

Performance Units are granted solely by the Compensation Committee, and generally are granted in March at the time the Compensation Committee approves the new LTIP cycle or at the time of a new hire of a senior executive.

Like other public companies, we seek to implement equity compensation grant procedures that are intended to comply with evolving best practices, taking into account accounting, tax and regulatory requirements, and the Compensation Committee has adopted the following equity grant process for grants of time-vesting RSUs and stock options:

•

Annual Grants – In May, our Compensation Committee reviews and approves that year’s annual equity grant approach. Our Human Resources Department reviews with our Compensation Committee the equity compensation program’s objectives, background, grant approach, grant process, and the proposed total pool of shares and value to be granted that year. Specific recommendations regarding the aggregate equity pool to be allocated to employees, the size and value of awards to be granted to employees per job level, and the recommended grants to be made to the executives at the executive leadership job level and above are presented to our Compensation Committee and reviewed by FW

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Cook. At this May meeting, the Compensation Committee determines the total LTI annual target and actual grant values for our CEO and the CEO’s direct reports and reviews and approves the total LTI annual target grant values for all other levels.

The annual equity grant for employees (including our NEOs) occurs on or about August 1st, with stock options having an exercise price equal to our closing stock price on such date. The 2016 annual equity grant timing was consistent with this practice, with the grants occurring on August 1, 2016. At the end of July of each year, our Compensation Committee meets to confirm the methodology for converting the grant values to units or shares and to approve the annual actual grant values for executives, other than the CEO and the CEO’s direct reports, at the executive leadership job level and above.

In May, our Compensation Committee also sets, subject to approval by our Board, the key parameters of the delegation of authority to the Equity Grant Allocation Committee for the annual grants and off-cycle grants to employees below the executive leadership job level.

•	Other Grants – If there are proposed new hire or other off-cycle equity grants for consideration for executives in the executive leadership job level and above, the grant date is generally the last trading day of the month of the later of the action date (e.g., hire or promotion date) or the Compensation Committee approval date.

For new hire and other off-cycle grants to employees below the executive leadership job level, the grant date is the last trading day of the month following the month of hire or for other special off-cycle grants, the last trading day of the month in which the Equity Grant Allocation Committee approval occurs.

•	Our practice is to grant all of our stock options at an exercise price at least equal to our closing stock price on the grant date.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1 million paid to our CEO and our three other most highly compensated NEOs employed at the end of the year (other than our CFO). Certain compensation is specifically exempt from the deduction limit to the extent that it does not exceed $1 million during any fiscal year or is “performance-based” as defined in Section 162(m) of the Internal Revenue Code. Although we have plans that are intended to permit the award of deductible compensation under Section 162(m), our Compensation Committee does not necessarily limit executive compensation to the amount deductible under that provision. Rather, it considers the available alternatives and may exercise discretion to pay nondeductible compensation if our Compensation Committee believes other important considerations outweigh the tax considerations.

Mattel accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires us to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). The impact of FASB ASC Topic 718 has been taken into account by our Compensation Committee in determining to use a portfolio approach to equity grants, including Performance Units, stock options and RSUs.

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EXECUTIVE COMPENSATION TABLES

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information concerning total compensation earned or paid to our NEOs.

Name, Principal Position in 2016 and Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Christopher A. Sinclair Chief Executive Officer
2016	$1,500,000	–	$4,452,008	$2,333,333	$0	–	$939,852	$9,225,193
2015	$1,593,699	–	$1,499,998	$5,000,001	$754,983	–	$895,648	$9,744,329
Richard Dickson President and Chief Operating Officer
2016	$900,000	–	$2,274,381	$1,000,000	$0	–	$113,318	$4,287,699
2015	$869,918	–	$2,309,678	$1,300,001	$397,130	–	$119,661	$4,996,388
2014	$455,096	$300,000	$2,112,674	$1,061,974	$0	–	$269,374	$4,199,118
Kevin M. Farr Chief Financial Officer
2016	$750,000	–	$1,650,490	$585,000	$0	$444,124	$122,139	$3,551,753
2015	$750,000	–	$1,503,680	$625,000	$234,675	–	$132,662	$3,246,017
2014	$750,000	–	$1,166,287	$693,750	$0	$1,218,393	$145,017	$3,973,447
Peter D. Gibbons Executive Vice President and Chief Supply Chain Officer
2016	$600,000	–	$973,146	$350,000	$0	–	$95,098	$2,018,244
2015	$600,000	–	$1,091,395	$375,001	$174,330	–	$96,778	$2,337,504
Robert Normile Executive Vice President, Chief Legal Officer and Secretary
2016	$580,000	–	$973,146	$350,000	$0	$298,661	$100,628	$2,302,435
2015	$580,000	–	$566,408	$350,000	$168,519	–	$107,282	$1,772,209
2014	$580,000	–	$666,480	$396,430	$0	$1,004,189	$107,896	$2,754,995
Juliana L. Chugg Executive Vice President and Chief Brands Officer – Core Brands
2016	$569,713	–	$990,488	$400,000	$0	–	$71,653	$2,031,854

(1) Stock Awards and Option Awards

Amounts shown represent the grant date fair value of RSUs and options granted in the year indicated as computed in accordance with FASB ASC Topic 718. The actual value, if any, that an executive may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award, and for options, upon the excess of the stock price over the exercise price, if any, on the date the award is exercised. Thus, there is no assurance that the value, if any, eventually realized by the executive will correspond to the amount shown.

For a discussion of the assumptions made in the valuation of options granted in 2016, see Note 7 to Mattel’s Consolidated Financial Statements for 2016 contained in the Annual Report on Form 10-K filed with the SEC on February 23, 2017. Amounts shown under the “Stock Awards” column for 2016 include the grant date fair value for time-vesting RSUs granted on August 1, 2016 (and August 31, 2016 for Ms. Chugg), for one-third of the Performance Units under the 2014-2016 LTIP for which the annual performance goals were set on March 21, 2016, and for the Performance Units under the 2016-2018 LTIP.

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•	Time-vesting RSUs are valued at $29.71 per share, which is our closing stock price on the August 1, 2016 grant date ($32.72) discounted for the lack of dividend equivalents, or $30.12 per share, which is our closing stock price on the August 31, 2016 grant date ($33.13) discounted for the lack of dividend equivalents.

•	The Performance Units under the 2014-2016 LTIP had a three-year performance cycle from January 1, 2014 through December 31, 2016. The number of Performance Units earned is based on the financial measures of NOPAT-CC and net sales (the performance-related component), each measured against annual goals for each year in the three-year performance cycle, which results in a performance earnout for each year that is then averaged over the three-year period. This average is then adjusted up or down by up to 50% based on our TSR relative to the TSR performance of companies in the S&P 500 over the full three-year performance cycle (the market-related component) to determine the number of Performance Units earned. Based on our financial and TSR performance, no Performance Units were earned under the 2014-2016 LTIP.

Because the performance-related component of the 2014-2016 LTIP is based on separate measurements of our performance for each year in the three-year performance cycle, FASB ASC Topic 718 requires the grant date value to be calculated with respect to one-third of the total Performance Units in each year of the three-year performance cycle. For 2016, the grant date value of the Performance Units, as measured in accordance with FASB ASC Topic 718, is based upon our closing stock price on the deemed grant date of March 21, 2016 (the date the performance goals for the Performance Units were set by the Compensation Committee) of $32.60 and the probable outcome of target performance of the annual performance-related component for 2016.

Because the 2014-2016 Performance Units were not granted in 2016, they are not reported in the “Grants of Plan-Based Awards in 2016” table that follows, even though a portion of their grant date valuation is required to be reported in the “Summary Compensation Table” for 2016.

•	The Performance Units under the 2016-2018 LTIP have a three-year performance cycle from January 1, 2016 through December 31, 2018. The number of Performance Units earned is based on the achievement of cumulative EPS over the three-year performance cycle (the performance-related component). The result is then adjusted up or down up to 50% based on our TSR relative to the TSR performance of companies in the S&P 500 over the full three-year performance cycle (the market-related component) to determine the number of Performance Units earned. For 2016, the grant date value of the 2016-2018 Performance Units, as measured in accordance with FASB ASC Topic 718, is based upon our closing stock price on the grant date of March 21, 2016 of $32.60 and the probable outcome of target performance of the performance-related component over the three-year performance period. The 2016 grant date value also includes the grant date value of the market-related component on March 21, 2016 of $5.10 per Performance Unit determined under a Monte Carlo valuation in accordance with the accounting rules. The full grant date value for the 2016-2018 Performance Units are included in the “Grants of Plan-Based Awards in 2016” table.

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The tables below set forth the grant date fair value of the Performance Units granted under each of the 2014-2016 and 2016-2018 LTIP performance cycles determined in accordance with FASB ASC Topic 718 principles established each year for the performance-related component of these awards (i) based upon the probable outcome of the performance-related component as of the grant date, and (ii) based upon achieving the maximum level of performance under the performance-related component for that year. Also set forth below is the grant date value for the market-related component, or the TSR adjustment, determined upon the applicable year of grant, and which is not subject to probable or maximum outcome assumptions. See the “Compensation Discussion and Analysis – Elements of Compensation – Equity Long-Term Incentives” section of this Proxy Statement for a more complete description of the LTIP.

2014-2016 LTIP Grant Date Fair Value

Name and Year	Probable (Target) Outcome of Performance-Related Component Grant Date Value(a)(b)	Maximum Outcome of Performance-Related Component Grant Date Value(a)(b)	Market-Related Component Grant Date Value
Christopher A. Sinclair
2016	–	–	–
2015	–	–	–
Richard Dickson
2016	$ 366,391	$ 549,587	–
2015	$ 259,677	$ 389,516	–
2014	$ 433,039	$ 649,558	$(120,370)
Kevin M. Farr
2016	$ 534,314	$ 801,471	–
2015	$ 378,691	$ 568,037	–
2014	$ 641,832	$ 962,748	$(175,540)
Peter D. Gibbons
2016	$ 305,332	$ 457,998	–
2015	$ 216,401	$ 324,602	–
Robert Normile
2016	$ 305,332	$ 457,998	–
2015	$ 216,401	$ 324,602	–
2014	$ 366,773	$ 550,160	$(100,310)
Juliana L. Chugg
2016	–	–	–
2015	–	–	–

(a) Reflects the grant date value of one-third of the target Performance Units granted (and allocated to 2014, 2015 or 2016 performance, as applicable).

(b) For 2014, 2015 and 2016, the actual results of the performance-related component were 0%, 41% and 0% of the Performance Units that could be earned for those years.

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2016-2018 LTIP Grant Date Fair Value

Name and Year	Probable (Target) Outcome of Performance-Related Component Grant Date Value	Maximum Outcome of Performance-Related Component Grant Date Value	Market-Related Component Grant Date Value
Christopher A. Sinclair
2016	$2,017,679	$3,026,519	$315,649
Richard Dickson
2016	$ 864,715	$1,297,073	$135,278
Kevin M. Farr
2016	$ 505,854	$ 758,781	$79,137
Peter D. Gibbons
2016	$ 302,658	$ 453,987	$47,348
Robert Normile
2016	$ 302,658	$ 453,987	$47,348
Juliana L. Chugg
2016	$ 345,886	$ 518,829	$54,111

(2) Non-Equity Incentive Plan Compensation

Amounts shown under Non-Equity Incentive Plan Compensation represent the performance-based annual cash compensation earned under the MIP, our annual cash incentive plan. See “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive” for a more complete description of the MIP.

(3) Change in Pension Value and Nonqualified Deferred Compensation Earnings

Amounts shown represent the increase, if any, in the pension benefits that our NEOs have accrued under the SERP during the applicable year. For example, the amounts shown for 2016 are determined by subtracting (i) the present value of each executive’s accrued benefits as of December 31, 2015 from (ii) the present value of the executive’s accrued benefits as of December 31, 2016, which are shown in the “2016 Pension Benefits” table below, and are computed as explained in the narrative disclosure to the “2016 Pension Benefits” table.

No amount is included with respect to nonqualified deferred compensation earnings because there were no above-market earnings on nonqualified deferred compensation.

(4) All Other Compensation

The dollar amounts for each perquisite and each other item of compensation shown in the “All Other Compensation” column and in this footnote represent Mattel’s incremental cost of providing the perquisite or other benefit to our NEOs. See the “Compensation Discussion and Analysis – Elements of Compensation – Other Forms of Compensation” section of this Proxy Statement for additional discussions on these benefits. Amounts include the following perquisites and other items of compensation provided to our NEOs in 2016.

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All Other Compensation

All Other Compensation	Christopher A. Sinclair	Richard Dickson	Kevin M. Farr	Peter D. Gibbons	Robert Normile	Juliana L. Chugg
Personal use of private aircraft(a)	$167,314	–	–	–	–	–
Car allowance/Company car(b)	$13,488	$24,000	$24,000	$24,000	$24,000	$24,000
Transition Allowance(c)	$720,000	–	–	–	–	–
Other perquisites(d)	$20,500	$17,318	$23,139	$12,252	$18,628	$2,252
Total Perquisites	$921,302	$41,318	$47,139	$36,252	$42,628	$26,252
Contributions to 401(k) Plan	$18,550	$21,200	$26,500	$25,577	$26,500	$11,350
Contributions to DCP	–	$50,800	$48,500	$33,269	$31,500	$34,051
Total “All Other Compensation”	$939,852	$113,318	$122,139	$95,098	$100,628	$71,653

(a) Mr. Sinclair was permitted to use a private aircraft for personal use up to a maximum of 25 flight hours per year pursuant to the terms of his letter agreement. Mr. Sinclair ceased to be eligible for this benefit effective April 1, 2017 in connection with his new role as Executive Chairman. For purposes of calculating the incremental costs to Mattel of Mr. Sinclair’s limited personal use of a private aircraft, Mattel includes the hourly air cost, ground costs, any applicable catering costs and federal excise tax charges relating to his personal use of the private aircraft.

(b) Represents the amount of the monthly car allowance or use of a Company car. The amount of car allowance is based on the executive’s job level, and is intended to cover all automobile expenses and mileage reimbursement. For Mr. Sinclair’s personal use of a Company car, the amount represents the cost of insurance, maintenance and gasoline. Mr. Sinclair ceased to be eligible for this benefit effective April 1, 2017 in connection with his new role as Executive Chairman.

(c) For Mr. Sinclair, the amount shown is a special allowance of $60,000 per month, in lieu of participation in Mattel’s relocation program or any one-time special relocation payment, and was intended to assist Mr. Sinclair with his living and commuting expenses while working in California and maintaining his primary residence in Florida. Mr. Sinclair ceased to be eligible for this allowance effective April 1, 2017 in connection with his new role as Executive Chairman.

(d) Amounts include the following perquisites that may be provided to our NEOs: financial counseling, physical examination, home security system service, premium on excess liability insurance, and personal use of country club membership. Incremental costs to Mattel for these items were determined as the actual amounts credited to, paid to or on behalf of the executive or the portion of costs allocated to the executive’s personal use of a perquisite. For Mr. Sinclair, the amount also includes $17,500 attributable income under the Board of Directors Recommended Grants and Gift Matching Programs fostering charitable contributions, which is more fully described in the “Director Compensation” section of this Proxy Statement.

Narrative Disclosure to Summary Compensation Table

Sinclair Letter Agreement

Certain of Mr. Sinclair’s compensation reflected in the “2016 Summary Compensation Table” was provided pursuant to a letter agreement dated April 15, 2015 setting forth his compensation and benefits when he became CEO (the “Sinclair Letter Agreement”). Pursuant to the Sinclair Letter Agreement, Mr. Sinclair’s annual base salary was changed to $1,500,000, and he became eligible to participate in the MIP with an

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annual target opportunity of 150% of his base salary, prorated based on the time he served as CEO in 2015. Mr. Sinclair also became eligible to participate in our annual equity grant program beginning in 2016.

Pursuant to the Sinclair Letter Agreement, Mr. Sinclair was also eligible to continue to receive certain executive benefits, including the special monthly allowance in the amount of $60,000, periodic personal use of a private aircraft up to a maximum of 25 flight hours per year, Company car use, financial counseling services and a physical examination. In addition, Mr. Sinclair continued to be ineligible to participate in the DCP and any Company severance plan, program or arrangement. The Sinclair Letter Agreement also provided that, in the event of his termination of employment, Mr. Sinclair would be eligible to receive a current-year, prorated MIP payout based on actual performance and paid at the time bonuses are generally paid to employees.

As discussed under the “Compensation Discussion and Analysis – Executive Summary” section of this Proxy Statement, in connection with the transition of Mr. Sinclair’s position from CEO to Executive Chairman, Mr. Sinclair’s compensation was reduced effective February 8, 2017. Mr. Sinclair remains eligible for the other benefits provided to him as CEO, other than his monthly allowance of $60,000, the limited personal use of a private aircraft and the personal use of a Company car, which all ceased effective as of April 1, 2017.

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Grants of Plan-Based Awards in 2016

The following table shows information about the non-equity incentive awards and equity-based awards to our NEOs in 2016.

Name and Grant Date	Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards	Grant Date Fair Market Value of Stock and Option Awards(5)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Christopher A. Sinclair
3/21/2016	3/21/2016	$562,500	$2,250,000	$4,500,000
3/21/2016	3/21/2016				30,946	61,892	123,784				$2,333,328
8/1/2016	5/18/2016							71,312			$2,118,680
8/1/2016	5/18/2016								569,106	$32.72	$2,333,333
Richard L. Dickson
3/21/2016	3/21/2016	$225,000	$900,000	$1,800,000
3/21/2016	3/21/2016				13,263	26,525	53,050				$999,993
8/1/2016	5/18/2016							30,562			$907,997
8/1/2016	5/18/2016								243,902	$32.72	$1,000,000
Kevin M. Farr
3/21/2016	3/21/2016	$131,250	$525,000	$1,050,000
3/21/2016	3/21/2016				7,759	15,517	31,034				$584,991
8/1/2016	5/18/2016							17,879			$531,185
8/1/2016	5/18/2016								142,683	$32.72	$585,000
Peter D. Gibbons
3/21/2016	3/21/2016	$97,500	$390,000	$780,000
3/21/2016	3/21/2016				4,642	9,284	18,568				$350,006
8/1/2016	5/18/2016							10,697			$317,808
8/1/2016	5/18/2016								85,366	$32.72	$350,000
Robert Normile
3/21/2016	3/21/2016	$94,250	$377,000	$754,000
3/21/2016	3/21/2016				4,642	9,284	18,568				$350,006
8/1/2016	5/18/2016							10,697			$317,808
8/1/2016	5/18/2016								85,366	$32.72	$350,000
Juliana L. Chugg
3/21/2016	3/21/2016	$107,625	$430,500	$861,000
3/21/2016	3/21/2016				5,305	10,610	21,220				$399,997
8/1/2016	5/18/2016							12,225			$363,205
8/1/2016	5/18/2016								97,561	$32.72	$400,000
8/31/2016	8/23/2016							7,546			$227,286

(1) The awards shown represent the potential value of annual cash incentive awards that could be earned for fiscal 2016 (and paid in 2017) under the MIP for each NEO presuming threshold performance (25% of target MIP opportunity), target performance (100% of target MIP opportunity) and maximum performance (200% of target MIP opportunity). No amounts were paid under the MIP for 2016. See the “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive” section of this Proxy Statement for a more complete description of the MIP.

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(2) Amounts shown at target represent the number of Performance Units granted under the 2016-2018 LTIP that may be earned at the end of the three-year performance cycle from January 1, 2016 through December 31, 2018. The Performance Units are earned based on our achievement of three-year cumulative EPS (the performance-related component), which is then adjusted based on our TSR relative to the TSR of companies in the S&P 500 over the three-year performance cycle (the market-related component) to determine the number of Performance Units earned. The earnout percentage may range from 0% to 200% of the target Performance Units granted, with a range of 50% – 150% earned at threshold to maximum performance under the three-year EPS financial performance-related component, and upward or downward adjustment of up to 50% based on our TSR performance. The maximum number of Performance Units reflects 200% of the Performance Units earned at maximum performance of both of the financial performance-related component (150%) plus an additional 50% earned with respect to maximum achievement of the market-related (TSR) component. The threshold amount shown reflects the 50% of Performance Units that can be earned at threshold EPS performance without adjustment for the results under the TSR modifier, which could reduce the payout to 0%. The Performance Units under the 2016-2018 LTIP have dividend equivalent rights that are converted to shares of Mattel common stock only when and to the extent the underlying Performance Units are earned and paid. Dividend equivalents accrue and are assumed to be reinvested in shares as of our closing stock price on the ex-dividend date with respect to all dividends during the three-year performance cycle.

(3) Except as otherwise indicated, the awards shown are time-vesting RSUs granted under our Amended 2010 Plan that vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date, subject to continued service. These RSUs do not earn dividend equivalents.

(4) The awards shown are stock options granted under our Amended 2010 Plan that vest 33% on the first anniversary of the grant date, 33% on the second anniversary of the grant date and 34% on the third anniversary of the grant date, subject to continued service. Stock options do not earn dividend equivalents.

(5) Amounts shown represent the fair market value per share as of the grant date of the award determined pursuant to FASB ASC Topic 718 multiplied by the number of shares. The RSUs’ grant date fair value is based on our discounted closing stock price (for the lack of dividend equivalents) on the grant date on August 1, 2016 of $29.71 and on August 31, 2016 of $30.12. The grant date fair value of the stock options is calculated based on the Black-Scholes valuation model. The grant date fair value of the 2016-2018 Performance Units is based on $32.60, our closing stock price on March 21, 2016, the date of grant, and the probable outcome of the performance-related component of target performance over the three-year performance period. The grant date fair value of the 2016-2018 Performance Units also includes the value of the market-related component on March 21, 2016 of $5.10 per Performance Unit determined under a Monte Carlo valuation in accordance with applicable accounting rules. For a discussion of certain assumptions made in the valuation reflected in this column, see Note 7 to Mattel’s Consolidated Financial Statements for 2016 contained in the Annual Report on Form 10-K filed with the SEC on February 23, 2017.

Narrative Disclosure Relating to Performance Units Under 2014-2016 LTIP

In 2014, Performance Units were awarded pursuant to the 2014-2016 LTIP to each of the NEOs, other than Mr. Sinclair and Ms. Chugg, which could be earned and converted into shares based on our performance over the performance cycle from January 1, 2014 through December 31, 2016. Because the Performance Units were awarded in fiscal year 2014, such awards are not shown in the “Grants of Plan-Based Awards in 2016” table above.

Because the performance-related component of these awards is based on the average of our financial performance for each year in the three-year performance cycle and the financial measures for each year

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are determined annually, FASB ASC Topic 718 requires the grant date fair value to be calculated at the time the measures are determined based on the probable outcome at the time the measures are determined for that year. As a result, the “2016 Summary Compensation Table” includes as compensation for 2016 the grant date fair value of one-third of the Performance Units under the 2014-2016 LTIP based on the probable outcome of the performance-related component of the award of target for fiscal year 2016. See the “Summary Compensation Table” and its footnotes for further information regarding the determination of the grant date fair value of these awards.

Outstanding Equity Awards at 2016 Year-End

The following table shows the outstanding equity-based awards that were held by our NEOs as of December 31, 2016.

Name and Grant Date for Options	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Grant Date for Stock Awards	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
						Time-Vesting RSUs			Performance Units
Christopher A. Sinclair
8/1/2016	–	569,106	(9)	$32.72	8/1/2026
4/13/2015	771,028	1,565,421	(3)	$24.31	4/13/2025
5/29/2008	4,500	–		$20.41	5/29/2018
5/18/2007	4,500	–		$28.83	5/18/2017
						8/1/2016	71,312(9)	$1,964,646
						3/21/2016			30,946	$ 852,562
Richard Dickson
8/1/2016	–	243,902	(9)	$32.72	8/1/2026
4/13/2015	200,467	407,010	(3)	$24.31	4/13/2025
8/1/2014	58,928	30,358	(4)	$35.25	8/1/2024
5/20/2014	49,915	25,715	(5)	$38.53	5/20/2024
						8/1/2016	30,562(9)	$ 841,983
						3/21/2016			13,263	$ 365,396
						4/13/2015	35,829(3)	$ 987,089
						1/29/2015	18,681(7)	$ 514,662
						8/1/2014	5,674(4)	$ 156,319
						5/20/2014	18,168(5)	$ 500,528

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Name and Grant Date for Options	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Grant Date for Stock Awards	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
						Time-Vesting RSUs			Performance Units
Kevin M. Farr
8/1/2016	–	142,683	(9)	$32.72	8/1/2026
7/31/2015	106,865	216,969	(6)	$23.21	7/31/2025
8/1/2014	103,124	53,126	(4)	$35.25	8/1/2024
8/1/2013	76,792	–		$42.70	8/1/2023
8/1/2012	91,216	–		$34.76	8/1/2022
8/1/2011	115,188	–		$26.38	8/1/2021
8/2/2010	83,857	–		$21.50	8/2/2020
7/31/2009	108,401	–		$17.58	7/31/2019
8/1/2008	105,541	–		$20.48	8/1/2018
8/1/2007	46,875	–		$23.58	8/1/2017
						8/1/2016	17,879(9)	$ 492,566
						3/21/2016			7,759	$ 213,760
						7/31/2015	18,042(6)	$ 497,057
						1/29/2015	18,587(8)	$ 512,072
						8/1/2014	9,929(4)	$ 273,544
Peter D. Gibbons
8/1/2016	–	85,366	(9)	$32.72	8/1/2026
7/31/2015	64,119	130,182	(6)	$23.21	7/31/2025
8/1/2014	49,106	25,299	(4)	$35.25	8/1/2024
8/1/2013	28,441	–		$42.70	8/1/2023
						8/1/2016	10,697(9)	$ 294,702
						3/21/2016			4,642	$ 127,887
						7/31/2015	10,826(6)	$ 298,256
						1/29/2015	18,587(8)	$ 512,072
						8/1/2014	4,728(4)	$ 130,256

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Name and Grant Date for Options	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Grant Date for Stock Awards	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
						Time-Vesting RSUs			Performance Units
Robert Normile
8/1/2016	–	85,366	(9)	$32.72	8/1/2026
7/31/2015	59,844	121,503	(6)	$23.21	7/31/2025
8/1/2014	58,928	30,358	(4)	$35.25	8/1/2024
8/1/2013	41,714	–		$42.70	8/1/2023
8/1/2012	49,549	–		$34.76	8/1/2022
8/1/2011	62,571	–		$26.38	8/1/2021
8/2/2010	55,905	–		$21.50	8/2/2020
7/31/2009	72,267	–		$17.58	7/31/2019
8/1/2008	79,156	–		$20.48	8/1/2018
8/1/2007	28,125	–		$23.58	8/1/2017
						8/1/2016	10,697(9)	$294,702
						3/21/2016			4,642	$ 127,887
						7/31/2015	10,104(6)	$278,365
						8/1/2014	5,674(4)	$156,319
Juliana L. Chugg
8/1/2016	–	97,561	(9)	$32.72	8/1/2026
9/30/2015	107,142	217,533	(11)	$21.06	9/30/2025
						8/31/2016	7,546(10)	$207,892
						8/1/2016	12,225(9)	$336,799
						3/21/2016			5,305	$ 146,153
						9/30/2015	15,908(11)	$438,265
						9/30/2015	6,363(11)	$175,301

(1) Amounts are calculated by multiplying the number of units shown in the table by $27.55 per share, which is our closing stock price on December 30, 2016, the last trading day of fiscal year 2016.

(2) The numbers shown represent the Performance Units granted under the 2016-2018 LTIP, which are earned based on the Company’s achievement of cumulative EPS and TSR for the period January 1, 2016 to December 31, 2018. Per SEC rules, the amounts shown reflect the threshold number of units that may be earned at the end of the three-year performance period under the financial performance measure, and thus reflect an earnout percentage of 50% that would be earned if the threshold level of cumulative EPS is achieved. Even if threshold level of cumulative EPS is achieved, the number of Performance Units actually earned may be lower based on any applicable adjustment for the TSR component, which has the effect of adjusting the percentage earned up or down by up to 50%. Our relative TSR through December 31, 2016 would have resulted in a reduction of approximately 44% from the threshold earnout percentage. The three-year performance period for the 2014-2016 LTIP ended December 31, 2016, and no Performance

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Units were earned, and thus none are included in the table. See the “Compensation Discussion and Analysis –Elements of Compensation – Equity Long-Term Incentives” section of this Proxy Statement for a more complete description of the LTIP.

(3) 33% vest on April 13, 2017 and 34% vest on April 13, 2018.

(4) Vest on August 1, 2017.

(5) Vest on May 20, 2017.

(6) 33% vest on July 31, 2017 and 34% vest on July 31, 2018.

(7) 33% vest on January 29, 2017 and 34% vest on January 29, 2018.

(8) 66% of the number shown vest on January 29, 2017 and 34% vest on January 29, 2018.

(9) 33% vest on August 1, 2017, 33% vest on August 1, 2018 and 34% vest on August 1, 2019.

(10) 33% vest on August 31, 2017, 33% vest on August 31, 2018 and 34% vest on August 31, 2019.

(11) 33% vest on September 30, 2017 and 34% vest on September 30, 2018.

Option Exercises and Stock Vested in 2016

For each of our NEOs, the following table gives information for options exercised in 2016 and stock awards vested in 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)	Value Realized on Vesting(3)
Christopher A. Sinclair(4)	6,000	$96,125	58,372	$1,620,141
Richard Dickson	–	–	50,688	$1,584,246
Kevin M. Farr	62,500	$874,216	26,719	$880,110
Peter D. Gibbons	–	–	15,299	$503,131
Robert Normile	–	–	14,944	$492,252
Juliana L. Chugg	–	–	10,968	$332,111

(1) Amounts are calculated by multiplying the number of underlying shares exercised by the market price of the shares on the exercise date, net of the exercise price.

(2) Shares acquired on vesting represent time-vesting RSUs.

(3) Amounts are calculated by multiplying the number of shares underlying time-vesting RSUs by our closing stock price on the date of vesting, or if the stock market was closed on the date of vesting, by our closing stock price on the next preceding day on which the stock market was open.

(4) Includes stock options and RSUs Mr. Sinclair received when he was a non-employee director.

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2016 Pension Benefits

The following table shows the lump sum present value of the accumulated benefit of each NEO with benefits under our SERP, as of December 31, 2016. See also the “Potential Payments Upon Termination or Change of Control” section below.

Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2016
Kevin M. Farr	25.17	$11,237,842	–
Robert Normile	24.52	$7,775,957	–

Narrative Disclosure to Pension Benefits Table

The SERP is a nonqualified defined benefit pension plan, and no new participants have been added to the SERP since 2001. As a result, Messrs. Farr and Normile are the only executives currently earning benefits under the SERP.

Description of SERP Benefits

The SERP provides for supplemental retirement benefits. The benefits to Messrs. Farr and Normile under the SERP are computed as a yearly benefit for each participant’s lifetime beginning at age 60 equal to 60% of each participant’s final average compensation, less any offsets for certain actual and deemed rates of employer contributions to each participant’s accounts under the 401(k) Plan and the DCP and earnings thereon.

For these purposes, final average compensation includes each participant’s base salary, annual cash incentives paid under the MIP and any special achievement bonuses that our Compensation Committee designates to be taken into account for these purposes. The final average compensation is the average of such annual compensation for the period of 36 consecutive months, out of the last 120 consecutive months of employment, for which these amounts are the highest.

The SERP benefit for a participant whose employment terminates after age 55, but before age 60, is reduced by 0.4167% for each month by which the participant’s age at termination is less than 60.

The SERP provides that a participant will forfeit all SERP benefits upon a termination of employment for cause. The SERP also provides that Mattel may impose a forfeiture of future SERP benefits and a recapture of SERP benefits previously paid if the participant engages in certain behaviors that are harmful to Mattel during or after employment. Upon a change of control, the provision for forfeiture and recapture of SERP benefits does not apply following a termination of employment during the 18-month period after a change of control.

Under the Severance Plan, if the participating executive’s employment is terminated by Mattel without cause or by him for good reason, he will be credited with an additional two years of age and service for purposes of determining his SERP benefit.

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Calculation of SERP Benefits Shown in Table

The SERP benefits shown in the table above represent the benefits that our NEOs have earned, based on their service and compensation through December 31, 2016, but assuming that they retire at age 60, which is the earliest date on which they may retire without reduction in the SERP benefit.

As of December 31, 2016, Mr. Farr was 59 years old and had 25.17 years of credited service, all of which represent actual service with Mattel, and Mr. Normile was 57 years old and had 24.52 years of credited service, all of which represent actual service with Mattel.

We used the same assumptions in computing the above amounts as we use for financial reporting purposes, including a discount rate of 3.42% and mortality assumptions set forth in the 2017 mortality table prescribed under Section 417(e)(3) of the Internal Revenue Code. The benefits are calculated in accordance with the SEC’s rules and the provisions of the SERP, as follows:

•	Determine the gross benefit expressed as a single life annuity, using the SERP’s final average compensation formula and the executive’s service and compensation through December 31, 2016;

•	Reduce this annuity by an amount attributable to Mattel’s contributions to the executive’s account in the 401(k) Plan and DCP, as follows:

–	Determine the portion of the executive’s account balance(s) as of December 31, 2016 that is attributable to Mattel’s contributions to the defined contribution plans and earnings;

–	Roll forward the balance(s) from December 31, 2016 to the date the participant reaches age 60 based on an assumed Stable Value Fund return of 5%;

–	Convert the foregoing total into an age 60 single life annuity, using the mortality table prescribed under Section 417(e)(3) of the Internal Revenue Code and an interest rate of 6.5%; and

–	Subtract that annuity from the gross benefit computed in step 1 to determine the participant’s SERP benefit; and

•	Convert the reduced annuity amount from step 2 to a lump sum present value as of December 31, 2016.

In order to make the calculation in step 2, we had to project what the overall rate of return on the Stable Value Fund would be from December 31, 2016 through Messrs. Farr’s and Normile’s 60th birthday. We assumed a rate of return of 5%, which is a conservative long-range rate of return consistent with the performance of the Stable Value Fund during the last ten years.

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2016 Nonqualified Deferred Compensation

The following table shows the benefits accrued under our DCP by NEOs that participate in the DCP as of December 31, 2016. Mr. Sinclair does not participate in the DCP.

Name	Executive Contributions in 2016(1)	Registrant Contributions in 2016(2)	Aggregate Earnings in 2016(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of 2016(4)
Richard Dickson	$38,100	$50,800	$113,249	–	$1,164,521
Kevin M. Farr	$29,100	$48,500	$161,477	–	$4,674,541
Peter D. Gibbons	$132,900	$33,269	$23,202	–	$794,478
Robert Normile	$18,900	$31,500	$123,279	–	$2,064,064
Juliana L. Chugg	$425,625	$34,050	$9,938	–	$469,613

(1) Represents the amounts that our NEOs elected to defer in 2016 under the DCP. These represent compensation earned by our NEOs in 2016, and therefore also are reported in the appropriate columns in the “Summary Compensation Table” above.

(2) Represents the amounts credited in 2016 as Company contributions to the accounts of our NEOs under the DCP. These amounts represent automatic contributions and matching contributions as described in the narrative disclosure below. These amounts are also reported in the “Summary Compensation Table” above in the “All Other Compensation” column.

(3) Represents the net amounts credited to the DCP accounts of our NEOs as a result of the performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the “Summary Compensation Table.”

(4) Represents the amounts of the DCP account balances at the end of 2016 for each of our NEOs. The amounts that were previously reported as compensation for each NEO in the “Summary Compensation Table” in previous years are as follows:

Name	Aggregate Amounts Previously Reported
Richard Dickson	$964,128
Kevin M. Farr	$1,004,728
Peter D. Gibbons	$166,357
Robert Normile	$216,655

Description of DCP

The DCP allows participants to defer the amounts listed below. All amounts deferred under the DCP are reflected in book-keeping accounts.

•	Amounts that a participant elects to defer, including:

–	any amounts that could be deferred under the 401(k) Plan, but for Internal Revenue Code limitations;

–	up to 75% of base salary; and

–	up to 100% of annual MIP cash incentive compensation.

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•	Company automatic contributions equal to the automatic contributions that would have been made to the 401(k) Plan, but for Internal Revenue Code limitations. The formula for these contributions currently is a percentage of base salary, based on the participant’s age, as follows:

–	under 40 years: 3%;

–	at least 40 but less than 45 years: 4%;

–	at least 45 but less than 50 years: 5%;

–	at least 50 but less than 55 years: 6%; or

–	55 years or more: 7%.

•	Company matching contributions of 50% of the first 6% of the participant’s elective deferrals are made in coordination with the Company’s 401(k) plan to ensure no duplication of benefits.

The amounts deferred under each participant’s DCP accounts are deemed to be invested by the participant from a range of choices established by the plan administrator. Currently, the available choices include (i) deemed investment in Mattel common stock (sometimes referred to as “phantom stock”); (ii) deemed investment in any of twelve externally managed institutional funds, including equity and bond mutual funds; and (iii) pre-constructed portfolios with investment strategies aligned with five different risk profiles. A fixed interest account, which provides interest at a rate that is reset annually, was frozen in 2002. The rates of return of the investment options under the DCP for 2016 ranged from 0.19% to 21.41%. Mattel retains the right to change, at its discretion, the available investment options.

The investment options and their annual rates of return for the calendar year ended December 31, 2016 are contained in the following table.

Name of Investment Option	2016 Rate of Return
Fidelity VIP Government Money Market Initial	0.19%
Hartford Total Return HLS IA	4.49%
HIMCO U.S. Aggregate Bond Index	2.60%
PIMCO VIT Real Return Instl	5.33%
Hartford Value HLS 1A	13.69%
HIMCO S&P 500 Index Division	11.97%
Vanguard VIF Capital Growth	10.84%
Vanguard VIF Mid Cap Index	11.11%
NT Russell 2000 Index Division	21.41%
HIMCO MSCI EAFE Index Division	1.05%
American Funds International 2	3.53%
Vanguard VIF REIT Index	8.36%
Mattel Stock Equivalent Fund	6.44%
Fixed Rate	2.61%

The participant and Company contributions are credited to book-keeping accounts for the participants, and the balances of these accounts are adjusted to reflect, in the case of participants who chose the fixed rate fund, the applicable interest rate, and in the case of participants who chose the Mattel stock equivalent fund or any of the twelve externally managed investment funds or five risk-based portfolios, the

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gains or losses that would have been obtained if the contributions had actually been invested in Mattel common stock or the applicable externally managed institutional fund, respectively.

We set aside funds to cover our obligations under the DCP in a trust. However, the assets of the trust belong to Mattel and are subject to the claims of Mattel’s creditors in the event of bankruptcy or insolvency.

Generally, participants make annual deferral elections, and the DCP allows distributions on a scheduled withdrawal date, death, disability, retirement or other termination of employment, with distributions payable in lump sum or up to 15 installments. Certain additional rules apply in the event of a change of control, hardship, or, in the case of contributions before 2005, non-hardship accelerated distributions.

Potential Payments Upon Termination or Change of Control

As of the end of fiscal year 2016, Messrs. Farr and Normile participated in the Severance Plan, Mr. Dickson participated in the Severance Plan B and, if their employment had been terminated by the Company without cause, Mr. Gibbons and Ms. Chugg would have been eligible for severance benefits in accordance with our executive severance practice applicable to executives who do not participate in the Executive Severance Plans. Mr. Sinclair is not eligible to receive severance benefits. We summarize below the severance and change-of-control arrangements in effect as of December 31, 2016, as well as pursuant to the terms of other plans and agreements with relevant severance and change-of-control provisions (e.g., the equity award plans and agreements).

Executive Severance Plans

Involuntary Termination

Under the Executive Severance Plans, if a participating NEO’s employment is terminated by Mattel without cause (or solely for executives in the Severance Plan, by the executive for good reason) (hereinafter referred to as “involuntary termination”), the executive generally will be entitled to the following benefits, which are more fully described in the footnotes to the “Estimated Potential Payments” table below:

•	Severance payment:

–	Under the Severance Plan, severance to be paid in equal bi-weekly installments over two years, equal to two times the sum of (i) such executive’s annual base salary plus (ii) the average of the two highest consecutive annual bonuses paid to the executive under the MIP for the five fiscal years ending before the notice of termination is given; or

–	Under the Severance Plan B, severance to be paid in equal bi-weekly installments over one year, equal to the sum of such executive’s annual base salary and target bonus opportunity for the year in which the termination of employment occurs; and, in the event the executive has not found employment on the first anniversary of the termination date, additional payments totaling 0.5 times the sum of the executive’s annual base salary and target bonus opportunity for the year in which the termination of employment occurs, to be paid in equal installments for up to six months following the first anniversary of the termination date;

•	An amount representing an annual cash incentive payout under the MIP, prorated based on the number of full months the executive was employed during the year and paid at the time such bonuses are generally paid to employees;

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•	Payment of a monthly amount equivalent to the then current COBRA premium for up to two years under the Severance Plan and up to one year under the Severance Plan B;

•	Accelerated vesting of all unvested stock options with extended exercise periods that vary based on whether the participant is retirement eligible (90 days to five years);

•	Accelerated pro-rata vesting of unvested time-vesting RSUs, based on the number of full months the executive was employed during the vesting period;

•	Pro-rata vesting of Performance Units based on the total full months worked during the three-year performance cycle, payable at the end of the three-year period at the time such payout occurs for other participants based on our achievement of the performance measures;

•	Additional two years of age and service credits in SERP benefits (see narrative disclosure to the “2016 Pension Benefits” table above for detailed disclosure of the terms) solely under the Severance Plan; and

•	Outplacement services not to exceed $50,000.

Involuntary Termination Following Change of Control

Under the Executive Severance Plans, if a participating NEO’s employment is involuntarily terminated within the two-year period following a change of control, the executive will be entitled to the same severance payments and benefits as an involuntary termination, as discussed above, except that:

•	Under the Severance Plan, the severance payments described above will be paid in a lump sum; and, under the Severance Plan B, severance payments will be paid in a lump sum equal to 1.5 times the sum of the executive’s annual base salary and target bonus opportunity for the year in which the termination of employment occurs;

•	The amount representing the annual cash incentive payout under the MIP will be prorated for the number of full months the executive is employed in the year based on such executive’s target annual cash incentive opportunity for the year in which such termination occurs and is paid at the time that the lump sum severance payment is paid;

•	All of such executive’s time-vesting RSU awards will be fully accelerated;

•	All of such executive’s Performance Units will be fully accelerated based on the greater of the target level award opportunity or the actual performance through the most recent completed year prior to the change of control or the date of termination of employment, as applicable, payable within 60 days of such event; and

•	Under the Severance Plan B, payment of a monthly amount equivalent to the then current COBRA premium will be made for up to 18 months following the termination date.

Participants in the Executive Severance Plans are not entitled to be indemnified for any excise tax imposed as a result of severance or other payments deemed made in connection with a change of control. Instead, they will be required either to pay the excise tax or have such payments reduced to an amount which would not trigger the excise tax if it would be more favorable to them on an after-tax basis.

In order to be entitled to severance payments and benefits under the Executive Severance Plans, the executive will be required to execute a general release agreement with Mattel and, in certain circumstances, comply with post-employment covenants to (a) protect our confidential information,

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(b) not accept employment or provide services with a competitor, (c) not solicit our employees or (d) not disparage or otherwise impair our reputation, goodwill or commercial interests or any of our affiliated entities or their officers, directors, employees, stockholders, agents or products for one year after the termination date.

The Executive Severance Plans do not provide for any benefits upon termination of employment due to death or disability. The Executive Severance Plans provide that each participant is covered by the Executive Severance Plans for an initial one-year term, which one-year term automatically renews, unless Mattel gives prior written notice to such executive that the executive’s participation will not be further extended. Once notice is provided, the executive will remain a participant in the Executive Severance Plans for a minimum period of 15 months.

For purposes of the Executive Severance Plans:

•	“Cause” generally means willful neglect of significant duties or willful violation of a material policy; commission of a material act of dishonesty, fraud, misrepresentation or other act of moral turpitude; willful act or omission in the course of employment which constitutes gross negligence; willful failure to obey lawful direction of our Board (or the CEO under the Severance Plan B); provided, in each case, unless the activity cannot be cured, written notice will be provided to the executive and the executive will be given a reasonable opportunity to cure or correct such activity;

•	Solely under the Severance Plan, “good reason” generally means any of the following without the executive’s consent: (i) material diminishment of the executive’s authority, duties or responsibilities; (ii) material diminution in the executive’s annual base salary or a failure by Mattel to pay the executive’s annual base salary, other than an insubstantial or inadvertent failure remedied by Mattel promptly after receipt of notice; (iii) failure by Mattel to make any bonus programs (e.g., the MIP or LTIP), incentive plans or programs, pension, profit sharing, welfare, fringe and other general benefit programs available to the executive at a level that reflects the executive’s responsibilities, other than an insubstantial or inadvertent failure remedied by Mattel promptly after receipt of notice; provided, however, that “good reason” will not exist as a result of Mattel amending, eliminating or reducing any plans, benefits or programs if such actions do not result in a material diminution in the aggregate value of such compensation and benefits, except for any across-the-board compensation and benefit reductions; (iv) other action or inaction that constitutes a breach by Mattel of the plan amendment section of the Severance Plan (i.e., we retain the discretion to amend or terminate the Severance Plan, but any amendment that is materially adverse to any executive requires that executive’s written consent) or any terms of the letter agreement confirming the executive’s eligibility for the Severance Plan; or (v) failure by Mattel to obtain assumption and agreement to perform the Severance Plan by a successor; and

•	“Change of control” generally includes an acquisition by a third party of 35% or more of Mattel’s outstanding stock; a change in our Board, such that the current members and their approved successors cease to be a majority; a merger or other business combination following which our pre-transaction stockholders cease to hold more than 50% of our stock, we have a new 35%-or-more stockholder, or our pre-transaction Board members do not constitute a majority of the continuing board of directors; and stockholder approval of a liquidation of Mattel.

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Executive Severance Practice

Under our current executive severance practice, if a senior executive who does not participate in the Executive Severance Plans incurs an involuntary termination of employment by Mattel without cause, the executive generally will be entitled to the following benefits:

•	Severance payments equal to the greater of (i) up to an amount calculated based on their continuous years of service, salary and age and (ii) up to their annual base salary. The first half of the severance amounts will be paid in equal installments equal to the then current biweekly regular rate of pay, and the remaining half will be paid (in equal installments as well) only to the extent the executive has not found employment by the time the first half of the severance payments have been paid;

•	Continued benefits coverage for up to three months and payment of a monthly amount equivalent to the then current COBRA premium for up to an additional three months; and

•	Outplacement services.

Amounts under our executive severance practice will not exceed the amounts under the Executive Severance Plans. In addition, the executive would be required to execute a general release agreement with Mattel.

Sinclair Letter Agreement

Pursuant to the terms of the Sinclair Letter Agreement, in the event Mr. Sinclair ceases to be employed by Mattel, he would be entitled to receive a current-year, prorated MIP payout based on actual performance and paid at the time such bonuses are generally paid to employees.

Equity Award Plans and Agreements

Stock Options and Time-Vesting RSUs

Unless otherwise provided in an individual award agreement or severance agreement, the 2005 Plan and the Amended 2010 Plan provide for accelerated vesting of equity awards and extended option exercisability under specified terminations of employment, including a qualifying termination in connection with a change of control. “Retirement” for purposes of the 2005 Plan and the Amended 2010 Plan is defined as any termination of employment other than the participant’s death or termination of employment by Mattel for cause, at a time when the participant has attained at least 55 years of age and completed at least five years of service with Mattel.

Amended 2010 Plan

•	Awards that have been assumed or substituted in a change of control will vest in full if the participant’s employment is terminated without cause within 24 months following the change of control, and options will remain exercisable for the lesser of two years following the termination of employment or their remaining term. Awards that are not assumed or substituted in a change of control generally will vest in full upon the change of control, and outstanding RSUs generally will be settled immediately.

•	In the event of a termination of employment due to death or disability or any retirement, in the case of stock options, and involuntary retirement only, in the case of RSUs, a participant will receive full vesting of any unvested stock options and RSUs that were granted at least six months prior to the termination date, and such stock options would remain exercisable for the lesser of five years or their remaining term.

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2005 Plan

•	All outstanding awards under the 2005 Plan have vested.

•	In the event of a termination of employment without cause within 18 months following a change of control, stock options remain exercisable for the lesser of two years following the termination of employment or their remaining term.

•	In the event of a termination of employment due to death or disability, (i) for grants made before May 2007, all stock options remain exercisable for the lesser of one year or their remaining term; and (ii) for grants made on or after May 17, 2007, all stock options will remain exercisable for the lesser of five years or their remaining term.

Performance Units

In the event of a change of control, if (i) the Performance Units are assumed or substituted by the acquirer in a change of control and the participant’s employment is involuntarily terminated within 24 months following the change of control, or (ii) the Performance Units are not assumed or substituted in a change of control, then the vesting of the Performance Units will be accelerated, based on the greater of the target level award opportunity or the actual performance through the most recent completed year prior to the change of control or the date of termination of employment, as applicable, payable within 60 days of such event.

In addition, in the event of a participant’s voluntary or involuntary retirement, the participant will receive pro-rata vesting based on the total full months worked during the three-year performance cycle, payable at the end of the three-year period based on our achievement of the performance measures.

Further, in the event of a termination of employment due to death or disability, under the 2016-2018 LTIP, if the participant’s employment is terminated as a result of death or disability on or after July 1, 2016 through December 31, 2016, the target number of Performance Units would have vested; if the death or disability occurs after December 31, 2016, the number of Performance Units vesting will be based on our actual achievement of the performance measures through the most recently completed fiscal year that occurs prior to the participant’s death or disability.

Estimated Potential Payments

The table below sets forth the estimated current value of payments and benefits to each of our NEOs upon a change of control, an involuntary termination without cause (“Involuntary Termination”), Involuntary Termination following a change of control (“COC Termination”), retirement, death and disability of our NEOs, assuming that the triggering events occurred on December 31, 2016.

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For all our NEOs, the amounts shown do not include: (i) benefits earned during the term of our NEO’s employment that are available to all benefit-eligible salaried employees, such as accrued vacation, and (ii) benefits previously accrued under the SERP (without enhanced benefits due to termination), DCP and 401(k) Plan. For information on the accrued amounts payable under the SERP, see “2016 Pension Benefits” and for amounts payable under the DCP, see the “2016 Nonqualified Deferred Compensation” table. The actual amounts of payments and benefits that would be provided can only be determined at the time of the NEO’s termination of employment.

Name and Trigger	Severance: Multiple of Salary and Bonus(1)	Current Year Bonus(2)	Value of Performance Units(3)	Enhancement Value of Pension Benefits(4)	Valuation of Equity Vesting Acceleration(5)	Value of Other Benefits(6)	Total Value
Christopher A. Sinclair
Change of Control	–	$2,250,000	–	–	–	–	$2,250,000
Involuntary Termination	–	–	–	–	$5,164,008	–	$5,164,008
COC Termination	–	$2,250,000	$1,705,128	–	$7,128,654	–	$11,083,782
Retirement	–	–	–	–	$5,164,008	–	$5,164,008
Death	–	–	$1,705,128	–	$5,164,008	–	$6,869,136
Disability	–	–	$1,705,128	–	$5,164,008	–	$6,869,136
Richard Dickson
Change of Control	–	$900,000	–	–	–	–	$900,000
Involuntary Termination	$2,700,000	–	–	–	$2,427,075	$66,714	$5,193,789
COC Termination	$2,700,000	$900,000	$1,659,673	–	$4,319,256	$75,071	$9,654,000
Retirement	–	–	–	–	–	–	–
Death	–	–	$730,769	–	$3,477,273	–	$4,208,036
Disability	–	–	$730,769	–	$3,477,273	–	$4,208,036
Kevin M. Farr
Change of Control	–	$525,000	–	–	–	–	$525,000
Involuntary Termination	$3,004,126	–	–	$650,156	$2,279,025	$83,452	$6,016,759
COC Termination	$3,004,126	$525,000	$1,782,161	$650,156	$2,716,877	$83,452	$8,761,722
Retirement	–	–	–	–	$941,645	–	$941,645
Death	–	–	$427,500	–	$2,224,311	–	$2,651,811
Disability	–	–	$427,500	–	$2,224,311	–	$2,651,811
Peter D. Gibbons
Change of Control	–	$390,000	–	–	–	–	$390,000
Involuntary Termination	$600,000	–	–	–	–	$43,363	$643,363
COC Termination	$600,000	$390,000	$1,029,869	–	$1,800,253	$43,363	$3,863,485
Retirement	–	–	–	–	–	–	–
Death	–	–	$255,769	–	$1,505,551	–	$1,761,320
Disability	–	–	$255,769	–	$1,505,551	–	$1,761,320

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Name and Trigger	Severance: Multiple of Salary and Bonus(1)	Current Year Bonus(2)	Value of Performance Units(3)	Enhancement Value of Pension Benefits(4)	Valuation of Equity Vesting Acceleration(5)	Value of Other Benefits(6)	Total Value
Robert Normile
Change of Control	–	$377,000	–	–	–	–	$377,000
Involuntary Termination	$2,239,598	–	–	$1,061,593	$994,723	$61,113	$4,357,027
COC Termination	$2,239,598	$377,000	$1,029,869	$1,061,593	$1,256,696	$61,113	$6,025,869
Retirement	–	–	–	–	$527,321	–	$527,321
Death	–	–	$255,769	–	$961,994	–	$1,217,763
Disability	–	–	$255,769	–	$961,994	–	$1,217,763
Juliana L. Chugg
Change of Control	–	$430,500	–	–	–	–	$430,500
Involuntary Termination	$615,000	–	–	–	–	$43,363	$658,363
COC Termination	$615,000	$430,500	$292,308	–	$2,570,017	$43,363	$3,951,188
Retirement	–	–	–	–	–	–	–
Death	–	–	$292,308	–	$2,025,326	–	$2,317,634
Disability	–	–	$292,308	–	$2,025,326	–	$2,317,634

(1) For these purposes, the representative bonus portion of the severance payment is determined: (a) for Messrs. Farr and Normile, in accordance with the Severance Plan as the average of the two highest consecutive annual bonuses paid or payable to the executive for the five fiscal years ending before the notice of termination is given; and (b) for Mr. Dickson, in accordance with the Severance Plan B as the target MIP opportunity for 2016, the year in which the termination of employment occurs. For Mr. Gibbons and Ms. Chugg, there are no representative bonus amounts in the calculation of their severance payments pursuant to our current executive severance practice. The Involuntary Termination severance amount for Mr. Dickson assumes he has not found employment on the first anniversary of the termination date, and for Mr. Gibbons and Ms Chugg, assumed they have not found employment by the time the first half of the severance payments have been paid.

(2) The terms of the Executive Severance Plans provide that upon an Involuntary Termination (not within two years following a change of control), executives will receive an amount representing a pro-rated annual cash incentive under the MIP that the executive would have received had the executive remained employed through the MIP annual cash incentive payment date, based on actual performance. Thus, the table shows no payouts in the event of an Involuntary Termination. Upon a COC Termination, the Executive Severance Plans provide that this pro-rated amount will be based on the executive’s current target MIP annual cash incentive amount. Thus, the table shows target payouts under the MIP for a COC Termination. Pursuant to the terms of the Sinclair Letter Agreement, in the event Mr. Sinclair ceases to be employed by Mattel, he would be entitled to receive a current year prorated MIP payout based on actual performance and paid at the time such bonuses are generally paid to employees. Thus, the table shows no payouts in the event of an Involuntary Termination for Mr. Sinclair.

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Pursuant to the terms of the MIP, a participant may only be eligible for payment of a bonus if he or she is an active employee of Mattel on the date of payment; therefore, generally, a participant has not “earned” the MIP annual cash incentive as of December 31, 2016 if the participant leaves the Company on such date and thus there would be no payments under the 2016 MIP due in the event of death, retirement or disability on December 31, 2016.

The terms of the MIP provide that upon a change of control, each participant who is employed by Mattel immediately prior to such change of control will be paid any unpaid annual cash incentive with respect to any performance cycles that ended before the closing date. With respect to each performance cycle that includes the date of the change of control, if the participant executes a waiver of the right to any duplicate cash payments under the Executive Severance Plans with respect to the performance cycle that includes the date of the change of control under the MIP or the Compensation Committee uses its discretion to reduce the cash payment made under the MIP by the amount paid under the Executive Severance Plans with respect to the performance cycle that includes the date of the change of control under the MIP, such participant shall be paid an amount equal to the greater of (i) the amount that such participant would have received under the MIP with respect to the performance cycle as if the target-level performance goals had been achieved, prorated based on the number of months that elapsed from the start of the performance cycle to the date of the change of control (the “Adjusted Performance cycle”), or (ii) if determinable, the amount that such participant would have received under the MIP with respect to the Adjusted Performance cycle, measuring for such purposes, the actual achievement of the performance objectives for the Adjusted Performance cycle as of the date of the change of control. Such amounts shall be paid within 30 days following the change of control. Thus, the table shows that upon a change of control on December 31, 2016, the target MIP opportunity would be paid as it is greater than the actual MIP payments earned for the year ended December 31, 2016.

(3) We assume that in the event of a change of control, the Performance Units are assumed or substantially similar new rights are substituted therefor by the acquirer. If such Performance Units are not assumed or substantially similar new rights are not substituted, or in the event of a COC Termination, the vesting of such Performance Units will be accelerated, based on the greater of target-level award opportunity or the actual performance through the most recent completed year prior to the date of change of control. For a COC Termination, we have shown the target number of the Performance Units under the 2014-2016 LTIP and the 2016-2018 LTIP as vesting. For the value of the Performance Units that would have been earned at target level if the Performance Units were not assumed or substantially similar new rights were not substituted in the event of a change of control only, please see the COC Termination values.

In the event of retirement or an Involuntary Termination, we have shown (i) the number of Performance Units under the 2014-2016 LTIP that would have been earned as of December 31, 2016 based on actual performance, which would be no Performance Units earned, and (ii) the number of Performance Units under the 2016-2018 LTIP that would have been earned as of December 31, 2016 based on actual performance, which would be no Performance Units earned. Since our EPS of $0.92 for 2016 was below threshold performance (based on an extrapolation of the assumptions used for EPS growth that were employed in determining the cumulative three-year EPS goal), this would have resulted in 0% earned for the financial performance goal under the 2016-2018 LTIP. In addition, the impact of our TSR modifier for the first year of the performance period ending on December 31, 2016 would have resulted in a reduction of 44% from any amounts earned based on our EPS performance. For death and disability, we have shown the number of Performance Units under the 2014-2016 LTIP that would have been earned as of December 31, 2016, based on actual performance, which would be no Performance Units earned, and the target number of Performance Units as vesting under the 2016-2018 LTIP. Amounts shown are valued based on our closing stock price of $27.55 on December 30, 2016.

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(4) Amounts shown reflect the enhancements, if any, provided for in the SERP for each participating NEO in connection with the various termination scenarios, which is the amount that exceeds the present value of the SERP benefit to be received upon retirement or voluntary termination of employment. These amounts are expressed as a lump sum present value amount, without reduction to reflect the possibility of forfeiture or recapture under the provisions described in the narrative disclosure to the “2016 Pension Benefits” table above.

(5) Stock Options: We assume that in the event of a change of control only, the outstanding options are assumed or substantially similar new rights are substituted therefor by the acquirer. If such options are not assumed or substantially similar new rights are not substituted for the outstanding awards, then the vesting of such options will be fully accelerated. For all other scenarios, amounts shown include the value of option acceleration due to retirement or Involuntary Termination. Amounts shown assume that all stock options would be exercised immediately upon termination of employment. Stock option values represent the excess of the assumed value of the option shares or the change of control price, as applicable, for which vesting is accelerated over the exercise price for those option shares, using our closing stock price of $27.55 on December 30, 2016. If the stock options were not immediately exercised, the value realized by the executives could differ from that disclosed. However, this value is not readily ascertainable since it depends upon a number of unknown factors, such as the date of exercise and the value of the underlying Mattel common stock on that date.

Extended Option Exercise Periods: Upon termination of employment, the stock option award agreements provide for extended option exercise periods, as follows:

•	For Messrs. Sinclair, Farr and Normile, due to their age and years of service with Mattel, any termination of employment would qualify as retirement under the option award agreements; therefore, such stock options would remain exercisable for the lesser of five years or their remaining term, excluding the August 1, 2016 stock option awards as they would be deemed granted within six months of such termination of employment. Because Messrs. Farr and Normile were participants in the Severance Plan at the time of the August 1, 2016 stock option award, such stock options would remain exercisable for the lesser of three years or their remaining term in accordance with the Severance Plan.

•	For Messrs. Dickson and Gibbons and Ms. Chugg, who are not retirement eligible, the general provisions of the 2005 Plan and the Amended 2010 Plan would apply to their stock option awards, which do not provide for an extended option exercise period. For Mr. Dickson, any stock options granted after August 2014, when he became a participant in the Severance Plan B, would remain exercisable for the lesser of three years or their remaining term in the event of an Involuntary Termination, before or after a change of control.

The amounts shown do not reflect any value attributable to the extended option exercise periods described above.

RSUs: We assume that in the event of a change of control only, the outstanding RSUs under the Amended 2010 Plan are assumed or substantially similar new rights are substituted therefor by the acquirer. If such RSUs are not assumed or substantially similar new rights are not substituted for the outstanding awards, then the vesting of such RSUs will be fully accelerated. The amount shown in the table includes the value of the RSUs for which vesting would have been accelerated under all applicable scenarios (other than a change of control only), based on our closing stock price of $27.55 on December 30, 2016.

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(6) Other benefits include: (i) up to two years of outplacement services up to an aggregate maximum cost of $50,000 each for Messrs. Dickson, Farr and Normile and assuming $35,000 for each of Mr. Gibbons and Ms. Chugg, (ii) payment of a monthly amount equivalent to the then current COBRA premium for up to two years for Messrs. Farr and Normile, up to one year in an Involuntary Termination and up to 18 months in a COC Termination for Mr. Dickson, and up to three months for Mr. Gibbons and Ms. Chugg following three months of continued benefits coverage. In the event that such NEO obtains new employment, the other benefits described above will terminate; however, amounts shown represent the maximum period of continuation.

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COMPENSATION RISK REVIEW

COMPENSATION RISK REVIEW

Our Compensation Committee enlisted FW Cook for assistance in performing a detailed risk assessment of our executive compensation plans, policies and programs to determine whether those programs encourage excessive risk taking. FW Cook employed a framework to assist the committee in ascertaining any potential material adverse risks and how they may link with Mattel’s compensation programs. The results of FW Cook’s assessment, along with our Human Resources Department’s assessment of our Company-wide compensation plans, policies and programs, were presented to our Compensation Committee in November 2016. FW Cook and our HR Department advised the Compensation Committee that our Company-wide compensation plans, policies and programs did not present any risks that are reasonably likely to have a material adverse effect on Mattel. As part of its review and assessment, our Compensation Committee also considered the following characteristics of our compensation programs, among others, that discourage excessive or unnecessary risk taking:

•	Our compensation programs appropriately balance short- and long-term incentives and fixed and variable pay.

•	Long-term incentives provide a portfolio approach using Performance Units, stock options and time-vesting RSUs.

•	Under the MIP, the Company uses measures from the income statement and balance sheet. In addition, performance against individualized strategic objectives is taken into account. The performance measures are defined at the beginning of the performance cycle, with specific exclusions addressed in detail.

•	Our Compensation Committee may apply negative discretion in determining annual cash incentives earned under our MIP.

•	Cash and shares earned under our MIP and LTIP, respectively, are capped.

•	An established performance evaluation approach based on quantitative and qualitative performance is used on a Company-wide basis.

•	Stock ownership guidelines for our most senior executives have been in place for over a decade and provide that if the target level ownerships are not met within the compliance deadline, executive officers shall retain 100% of after-tax shares acquired from equity awards until such guidelines are met. Our stock ownership guidelines are reviewed annually by our Compensation Committee for individual compliance.

•	We have a Clawback Policy, Insider Trading Policy and formal equity grant procedures in place.

Based on this assessment, the Compensation Committee believes that our compensation programs do not present any risk that is reasonably likely to have a material adverse effect on the Company.

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REPORT OF THE COMPENSATION COMMITTEE

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed Mattel’s Compensation Discussion and Analysis with Mattel’s management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Mattel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Compensation Committee

Michael J. Dolan (Chair)

Trevor A. Edwards

Dean A. Scarborough

Kathy White Loyd

March 20, 2017

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PROPOSAL 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)

PROPOSALS RELATING TO COMPENSATION

PROPOSAL 3 – ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)

We are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our NEOs as described in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement on pages 47 through 102 above.

The Board believes that the information provided above in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement demonstrates that our executive compensation programs are designed appropriately, emphasize pay for performance and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The Board has determined to hold a “say-on-pay” advisory vote every year. In accordance with this determination and Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Mattel approve, on an advisory basis, the compensation of Mattel’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this Proxy Statement.”

The Say-on-Pay vote is advisory, and therefore not binding on Mattel, the Compensation Committee or the Board. Although non-binding, the Compensation Committee and the Board will review and consider the voting results when making future decisions regarding our executive compensation programs.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE EXECUTIVE COMPENSATION OF MATTEL’S NAMED EXECUTIVE OFFICERS.

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PROPOSAL 4 – ADVISORY VOTE TO APPROVE FREQUENCY OF FUTURE SAY-ON-PAY VOTES (“SAY-WHEN-ON-PAY”)

PROPOSAL 4 – ADVISORY VOTE TO APPROVE FREQUENCY OF FUTURE SAY-ON-PAY VOTES (“SAY-WHEN-ON-PAY”)

We are seeking an advisory, non-binding determination from our stockholders as to the frequency with which stockholders would have an opportunity to approve, on a non-binding, advisory basis, the compensation of our NEOs, known as the “Say-on-Pay” vote. We are providing stockholders the option of selecting a frequency for our Say-on-Pay vote of every one year, two years or three years, or abstaining. We currently provide our stockholders with the Say-on-Pay vote every year.

The Board believes that an advisory Say-on-Pay vote every year should be continued as it will enable our stockholders to vote, on an advisory basis, on the most recent executive compensation information that is presented in our Proxy Statement, leading to a more meaningful and coherent communication between Mattel and our stockholders on the compensation of our NEOs.

The Board’s determination was further based on the premise that this recommendation could be modified in future years if it becomes apparent that an annual frequency vote is not meaningful, is burdensome or is more frequent than recommended by corporate governance best practices.

Based on the factors discussed, the Board determined to recommend that future Say-on-Pay votes occur every year until the next advisory vote on the frequency of future Say-on-Pay votes. Stockholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their choice among the following frequency options: one year, two years or three years, or to abstain from voting.

This vote is advisory, and therefore not binding on Mattel, the Compensation Committee or the Board. Although non-binding, the Compensation Committee and the Board will review and consider the voting results when determining the frequency of future Say-on-Pay votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY ONE YEAR ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES.

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PROPOSAL 5 – APPROVAL OF NEW MATTEL INCENTIVE PLAN AND MATERIAL TERMS OF ITS PERFORMANCE GOALS

PROPOSAL 5 – APPROVAL OF NEW MATTEL INCENTIVE PLAN AND MATERIAL TERMS OF ITS PERFORMANCE GOALS

We are asking our stockholders to approve a new annual cash incentive plan for our management employees and other key employees of Mattel and its subsidiaries. This new plan is called the Mattel Incentive Plan. It is similar to the current Mattel Incentive Plan, which was approved by our stockholders at the 2012 annual meeting (the “2012 MIP”). If the new Mattel Incentive Plan is approved, it will replace the 2012 MIP for bonus opportunities established after May 19, 2017, and we expect that the first bonus opportunities under the new plan will be granted for performance during 2018.

The Compensation Committee and the full Board have approved the Mattel Incentive Plan, subject to stockholder approval at this Annual Meeting. Approval of the Mattel Incentive Plan requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the Annual Meeting.

The principal objectives of this new plan are:

•	To encourage our employees to work for the achievement of annual financial performance targets;

•	To reinforce our “pay-for-performance” philosophy;

•	To provide our employees with competitive pay packages, as a means to attract and retain highly qualified employees; and

•	To continue to provide a plan that is intended to be designed such that the annual cash incentives paid under it may be “qualified performance-based compensation” under Internal Revenue Code Section 162(m) (“Section 162(m)”).

Stockholder approval is not required for Mattel to be able to offer bonuses or other cash incentives to Mattel employees; however, the new Mattel Incentive Plan is intended to be designed such that the bonuses paid under it may be “qualified performance-based compensation” under Section 162(m). Section 162(m) generally disallows a tax deduction for compensation in excess of $1 million paid to the CEO and the three other most highly compensated NEOs employed at the end of the year (other than the CFO). Certain compensation is specifically exempt from the deduction limit to the extent that it is “performance-based compensation” as defined in Section 162(m). One requirement for the exemption is that our stockholders approve the plan and the material terms of the plan’s performance goals. If we do not obtain this approval, the Mattel Incentive Plan will not be used for bonuses to executives at the executive leadership job level. Although such executives would continue to be eligible for bonus awards under the 2012 MIP, such bonuses would not be deductible as qualified performance-based compensation under Section 162(m).

The stockholders’ vote on the new Mattel Incentive Plan will have no effect on our employees’ 2012 MIP cash incentive opportunities for 2017, which have been put in place under the 2012 MIP, as discussed in the “Compensation Discussion and Analysis” section beginning at page 47.

Appendix A to this Proxy Statement contains a copy of the new Mattel Incentive Plan document. The description below summarizes the material terms of the performance goals of the plan and other key

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PROPOSAL 5 – APPROVAL OF NEW MATTEL INCENTIVE PLAN AND MATERIAL TERMS OF ITS PERFORMANCE GOALS

terms, but does not purport to be a complete description of all of the provisions of the Mattel Incentive Plan, and is qualified in its entirety by reference to the provisions of the Mattel Incentive Plan document.

Eligibility and Performance Goals

The Compensation Committee will select the participants in the Mattel Incentive Plan from among our employees. As of March 24, 2017, we had eight executive officers and approximately 10,500 non-executive officer employees whom management anticipates recommending to the Compensation Committee to be participants.

Administration

The Mattel Incentive Plan will be administered by the Compensation Committee or another committee selected by our Board. This committee must consist of two or more members of the Board of Directors, each of whom is an “outside director” within the meaning of Section 162(m). The committee may designate agents to carry out its responsibilities relating to the Mattel Incentive Plan. However, for bonuses intended to be qualified performance-based compensation, certain responsibilities must be performed by the committee itself in order to comply with our intention to adhere to the requirements for the exemption from Section 162(m). The members of the committee and our Board are indemnified by Mattel to the fullest extent permitted by law against expenses (including any amount paid in settlement) reasonably incurred in connection with claims arising out of the performance of their duties under the Mattel Incentive Plan.

Bonus Determinations

The Compensation Committee will establish cash incentive opportunities for performance periods, determining the performance goals that will apply, the amount or amounts that each participant will be eligible to earn at the specified level or levels of performance, and the other terms and conditions for the opportunities. We expect that in general, as under the 2012 MIP, the Compensation Committee will establish annual cash incentive opportunities not later than 90 days after the beginning of each year.

The performance objectives used to determine bonuses that are intended to be qualified performance-based compensation must be based on one or more of the following business criteria with respect to (i) Mattel, (ii) Mattel’s worldwide operations, regional operations, country specific operations and/or subsidiaries, business groups, affiliates, corporations, divisions, groups, functions or employees and/or (iii) Mattel’s brands, groups of brands or specific brands:

•  net operating profit after taxes (“NOPAT”);

•  NOPAT less a capital charge;

•  return on capital employed;

•  revenue;

•  earnings per share;

•  earnings per share before or after funding for some or all of Mattel’s incentive programs;

•  operating profit;

•  operating profit less a charge on one or more of the following items: working capital, inventory or receivables;

•  net income;

•  operating income before interest and taxes;

•  operating income before interest, taxes and amortization;

•  operating income before interest, taxes, depreciation and amortization;

•  cash generation;

•  unit volume;

•  market share;

•  sales;

•  asset quality;

•  return on assets;

•  return on operating assets;

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PROPOSAL 5 – APPROVAL OF NEW MATTEL INCENTIVE PLAN AND MATERIAL TERMS OF ITS PERFORMANCE GOALS

• return on equity; • return on equity less a capital charge; • cash flow return on investment;	• cost-saving levels; • operating income; • marketing-spending efficiency;

•  return on invested capital or assets;

•  fair market value of stock;

•  return on invested capital or assets less a capital charge;

•  stock value;

•  return on capital employed;

•  return on capital employed less a capital charge;

•  total stockholder return;

•  earnings before interest and taxes (“EBIT”);

•  earnings before interest, taxes and amortization (“EBITA”);

•  earnings before interest, taxes, depreciation and amortization (“EBITDA”);

•  equity in net earnings of affiliate;

•  core non-interest income;

•  change in working capital;

•  gross margins;

•  strategic partnerships and transactions;

•  year-end cash;

•  timely completion of new product roll-outs;

•  brand recognition and acceptance;

•  debt reduction;

•  market penetration and/or geographic business expansion;

•  supply chain achievements;

•  inventory control; and

•  achievement of objectively determinable strategic initiatives,

any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of other companies or to market performance indicators or indices. For any bonus that is not intended to be qualified performance-based compensation, the performance objectives under the corresponding bonus opportunity may be based upon any of the foregoing business criteria and/or upon other standards, including without limitation individual performance goals and personal contributions to Mattel’s business.

For bonuses intended to be qualified performance-based compensation, once the performance objectives are established, the Compensation Committee will not have the discretion to change the goals and targets or increase the amounts that are payable. However, the Compensation Committee does have “negative discretion” to reduce the amount payable at a given level of performance to take into account additional factors that the Compensation Committee determines to be appropriate to the assessment of individual or Company performance.

The new Mattel Incentive Plan limits the maximum annual bonus to $7 million per participant. This maximum amount is higher than the level at which awards have been made under the 2012 MIP, and we do not anticipate that awards will reach this level in the normal course of business during the five-year period for which the stockholder approval we are seeking with this Proxy Statement will generally remain in effect (see “Amendments; Term of the Plan” below for details). However, the Mattel Incentive Plan’s maximum award limitation is designed to permit larger awards in the future, in case the Compensation Committee should determine, based upon then-prevailing circumstances, that larger awards are necessary to appropriately reward significant accomplishments or to attract or retain the highest quality executives, while ensuring that such awards are fully deductible for federal income tax purposes. We expect that under the Mattel Incentive Plan, bonuses will generally be awarded for calendar-year performance periods, as has been the case under the 2012 MIP. However, the Mattel Incentive Plan allows the Compensation Committee to establish shorter or longer performance periods, in which event the $7 million maximum bonus will be adjusted accordingly (for example, the maximum bonus for a six-month performance period would be $3.5 million). In no event may a participant be given more than one bonus opportunity for a single performance period or overlapping performance periods.

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PROPOSAL 5 – APPROVAL OF NEW MATTEL INCENTIVE PLAN AND MATERIAL TERMS OF ITS PERFORMANCE GOALS

Change in Control Provision

In the event of a Change in Control (as defined in the Mattel Incentive Plan), (i) any unpaid bonuses with respect to any performance periods that ended before the date of the Change in Control shall be paid out within 30 days after such Change in Control and (ii) with respect to each performance period that includes the date of the Change in Control, a bonus shall be paid within 30 days after such Change in Control equal to the greater of (A) the pro-rated target bonus, based upon the number of months, rounded up to the nearest whole month, of the performance period until the date of the Change in Control or (B) if determinable, the bonus amount based on the actual achievement of the performance objectives after appropriately adjusting for any shortened performance period due to the Change in Control.

Amendments; Term of the Plan

Mattel has the right to amend or terminate the Mattel Incentive Plan at any time in its sole discretion, by action of the Board or the Compensation Committee. However, no amendment or termination of the Mattel Incentive Plan may, without participants’ consent, adversely affect their rights with respect to bonus opportunities for any performance period in which a Change in Control occurs and any prior periods, if that action is taken after a Change in Control; before a Change in Control but at the request of a party seeking to effect a Change in Control; or otherwise in anticipation of a Change in Control. We would not be required to seek stockholder approval for an amendment or termination of the plan, but stockholder approval of an amendment may be required in order for bonuses under the plan to continue to be qualified performance-based compensation.

The Mattel Incentive Plan does not have a fixed term. However, under current federal tax law and regulations, bonuses established more than five years after stockholders approve the plan would not be qualified performance-based compensation.

Estimate of Benefits; New Plan Benefits

Because awards under the new Mattel Incentive Plan to participants will be within the discretion of the Compensation Committee, it is not possible to determine the awards that will be made to participants under the new Mattel Incentive Plan. Certain tables in this Proxy Statement under the general heading “Executive Compensation Tables,” including the “Summary Compensation Table” and “Grants of Plan-Based Awards in 2016” table set forth information with respect to prior awards granted to Mattel’s individual NEOs under the 2012 MIP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE NEW MATTEL INCENTIVE PLAN AND THE MATERIAL TERMS OF ITS PERFORMANCE GOALS.

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PRINCIPAL STOCKHOLDERS

STOCK OWNERSHIP AND REPORTING

PRINCIPAL STOCKHOLDERS

As of March 24, 2017, the only persons known by Mattel to own beneficially, or to be deemed to own beneficially, 5% or more of Mattel common stock were as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent Owned(1)
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	35,431,065	(2)	10.34%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	34,944,756	(3)	10.20%
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	32,387,413	(4)	9.46%
FMR LLC 245 Summer Street Boston, Massachusetts 02210	19,255,430	(5)	5.62%

(1) The percentages shown are based on 342,513,817 shares of Mattel common stock outstanding as of March 24, 2017 and may differ from the percentages reflected in the filings referenced below.

(2) As reported in a Schedule 13G/A filed with the SEC on February 7, 2017 by T. Rowe Price Associates, Inc. The Schedule 13G/A states that T. Rowe Price Associates, Inc. has sole voting power as to 11,934,002 shares and sole dispositive power as to 35,373,315 shares.

(3) As reported in a Schedule 13G/A filed with the SEC on January 12, 2017 by BlackRock, Inc. The Schedule 13G/A states that BlackRock, Inc. has sole voting power as to 31,133,650 shares, shared voting power as to 25,168 shares, shared dispositive power as to 25,168 shares and sole dispositive power as to 34,919,588 shares.

(4) As reported in a Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group. The Schedule 13G/A states that The Vanguard Group has sole voting power as to 540,435 shares, shared voting power as to 60,180 shares, sole dispositive power as to 31,804,734 shares and shared dispositive power as to 582,679 shares.

(5) As reported in a Schedule 13G filed with the SEC on February 14, 2017 by FMR LLC. The Schedule 13G states that FMR LLC has sole voting power as to 2,612,856 shares and sole dispositive power as to 19,255,430 shares.

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SECURITY OWNERSHIP OF MANAGEMENT AND THE BOARD

SECURITY OWNERSHIP OF MANAGEMENT AND THE BOARD

The following table sets forth information regarding the beneficial ownership of Mattel common stock as of March 24, 2017, the record date, by (i) our NEOs, as described under the section “Executive Officers and Executive Compensation – Compensation Discussion and Analysis, ” (ii) each director and nominee for director, and (iii) all current directors and executive officers of Mattel as a group.

Name of Beneficial Owner	Current Position with Mattel	Amount and Nature of Beneficial Ownership(1)(2)
Named Executive Officers
Christopher A. Sinclair	Executive Chairman	1,649,991
Richard Dickson	President and Chief Operating Officer	604,920
Kevin M. Farr	Chief Financial Officer	1,107,811
Peter D. Gibbons	Executive Vice President and Chief Supply Chain Officer	164,491
Robert Normile	Executive Vice President, Chief Legal Officer and Secretary	630,216
Juliana L. Chugg	Executive Vice President and Chief Brands Officer – Core Brands	118,287
Directors
Michael J. Dolan	Director	104,943
Trevor A. Edwards	Director	10,400
Dr. Frances D. Fergusson	Director	31,325
Margaret H. Georgiadis	Director (and Chief Executive Officer)	107,718
Ann Lewnes	Director	–
Dominic Ng	Director	9,500
Vasant M. Prabhu	Director	29,325
Dean A. Scarborough	Director	35,073
Dirk Van de Put	Director	13,133
Kathy White Loyd	Director	11,401
All current Directors and Executive Officers, as a group (17 persons)(3)		4,810,987

(1) Each director and executive officer named above beneficially owns or controls less than 1.0% of Mattel common stock. Except as otherwise noted, the directors and executive officers named above have sole voting power and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. There were 342,513,817 shares of Mattel common stock outstanding as of March 24, 2017.

(2) Includes (i) shares which the individuals shown have the right to acquire upon vesting of RSUs, or upon exercise of vested stock options, as of March 24, 2017 or within 60 days thereafter, and (ii) shares held through the Mattel stock fund of the Mattel, Inc. Personal Investment Plan, a 401(k) tax-qualified savings plan, as set forth in the table below.

(3) The amount stated represents approximately 1.4% of the outstanding shares of Mattel common stock as of March 24, 2017.

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SECURITY OWNERSHIP OF MANAGEMENT AND THE BOARD

Name of Beneficial Owner	Stock Options	RSUs	401(k) Shares
Named Executive Officers
Christopher A. Sinclair	1,551,056	3,341	–
Richard Dickson	535,492	35,815	1,179
Kevin M. Farr	837,859	–	16,929
Peter D. Gibbons	141,666	–	–
Robert Normile	508,059	–	14,917
Juliana L. Chugg	107,142	–	–
Directors
Michael J. Dolan	9,000	3,341	–
Trevor A. Edwards	–	3,341	–
Dr. Frances D. Fergusson	–	3,341	–
Margaret H. Georgiadis	–	82,334	–
Ann Lewnes	–	–	–
Dominic Ng	–	–	–
Vasant M. Prabhu	–	3,341	–
Dean A. Scarborough	4,500	–	–
Dirk Van de Put	–	3,341	–
Kathy White Loyd	–	3,341	–
All current Directors and Executive Officers, as a group (17 persons)	3,831,946	142,834	41,189

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires Mattel’s directors and certain of its officers, and persons who own more than 10% of a registered class of Mattel’s equity securities, to file reports of ownership and changes in ownership of such securities with the SEC. Such officers, directors and greater than 10% stockholders are also required to furnish Mattel with copies of all Section 16(a) forms they file.

Based on its review of all Section 16(a) forms received by it and other information, Mattel believes that for the year ended December 31, 2016, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

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EQUITY COMPENSATION PLAN INFORMATION

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2016 regarding existing compensation plans under which equity securities of Mattel are authorized for issuance.

Plan Category	(a) Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation approved by security holders(1)	23,560,470	(2)	$28.70	(3)	26,000,000	(4)
Equity compensation plans not approved by security holders(5)	316,103	(6)	–		–
Total	23,876,573		$28.70	(3)	26,000,000

(1) Consists of the 2005 Plan and the Amended 2010 Plan.

(2) Represents 19,381,950 shares of Mattel common stock to be issued upon exercise of outstanding options, 3,389,247 shares subject to outstanding time-vesting RSUs and 789,273 shares issuable from outstanding Performance Units awarded under the 2016-2018 LTIP (representing the maximum number of shares that could be earned as of December 31, 2016, assuming maximum achievement of performance-related conditions through 2018 and the maximum TSR adjustment that may be earned for the three-year performance cycle, including dividend equivalents through December 31, 2018).

(3) Represents the weighted-average exercise price of outstanding options and is calculated without taking into account the shares of common stock subject to outstanding time-vesting RSUs and Performance RSUs that become issuable without any cash payment required for such shares.

(4) Represents the number of securities remaining available for issuance under our Amended 2010 Plan, assuming the issuance of maximum number of shares that could be earned as of December 31, 2016 under our 2016-2018 LTIP.

(5) Consists of the DCP and Director DCP (collectively, the “Deferred Compensation Plans”). Under our Deferred Compensation Plans, participating employees and directors may elect to defer compensation and, under the DCP, participating employees are credited with contributions from Mattel. Participants in the Deferred Compensation Plans may direct the manner in which the deferred amounts will be deemed invested, including in a phantom stock account representing hypothetical shares of Mattel common stock, which are “purchased” based on the market price prevailing at the time of the deemed purchase. When distributions are made in accordance with the Deferred Compensation Plans, the portion attributable to a participant’s stock equivalent account is distributed in the form of shares of Mattel common stock.

(6) Represents 316,103 shares credited to the accounts of participants under our Deferred Compensation Plans.

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GENERAL MEETING INFORMATION

ANNUAL MEETING AND VOTING INFORMATION

GENERAL MEETING INFORMATION

Mattel’s 2017 Annual Meeting of Stockholders will be held on May 19, 2017 at 9:00 a.m. (Los Angeles time) at the Mattel Conference and Leadership Center, 1955 East Grand Avenue, El Segundo, California 90245.

The Board is soliciting proxies to be voted at the Annual Meeting. As permitted by the SEC, Mattel is providing most stockholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or around April 5, 2017, we will begin mailing a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access the proxy materials over the Internet to most stockholders, and mail printed copies of the proxy materials to the rest of our stockholders. A similar notice will be sent by brokers, banks and other nominees to beneficial owners of shares of which they are the record holder. If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and the 2016 Annual Report. The Notice also instructs you on how you may submit your proxy to vote via the Internet. If you received the Notice and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such printed materials contained in the Notice.

To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting Mattel’s transfer agent, Computershare Trust Company, N.A., at 1-888-909-9922.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 19, 2017

This Proxy Statement and our 2016 Annual Report are available on our website at http://investor.shareholder.com/mattel/financials.cfm. This website address contains the following documents: this Proxy Statement, the Notice of the Annual Meeting and our 2016 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who is Entitled to Vote

The Board has set March 24, 2017 as the record date for the Annual Meeting. If you were a stockholder at the close of business on the record date, then you are entitled to receive notice of and to vote at the Annual Meeting.

As of the close of business on the record date, there were 342,513,817 outstanding shares of Mattel common stock held by approximately 27,461 holders of record. At the Annual Meeting, each share of common stock will be entitled to one vote on each matter.

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GENERAL MEETING INFORMATION

How to Vote if You are the Record Holder of Your Stock

If you are the record holder of your stock, you may submit your proxy to vote via the Internet, by telephone or by mail.

Internet and Telephone Voting

To submit your proxy via the Internet, follow the instructions on the Notice or go to the Web address stated on your proxy card. To submit your proxy by telephone, call the toll-free number on your proxy card.

Voting by Mail

As an alternative to submitting your proxy by telephone or via the Internet, you may submit your proxy by mail. If you received only the Notice, you may follow the procedures outlined in such Notice to request a paper copy of the proxy materials, including a proxy card to submit your proxy by mail.

If you received a paper copy of the proxy materials and wish to submit your proxy by mail, simply mark your proxy card, date, sign and return it in the postage-prepaid envelope provided. If you do not have the prepaid envelope, please mail your completed proxy card to the following address: Mattel, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

How to Vote if a Bank, Broker or Other Nominee is the Record Holder of Your Stock

If a bank, broker or other nominee was the record holder of your stock on the record date, you will be able to instruct your bank, broker or other nominee on how to vote by following the instructions on the voting instruction form or notice that you receive from your bank, broker or other nominee.

Broker Voting and Broker Non-Votes

The term “broker non-votes” refers to shares held by a bank, broker or other nominee (for the benefit of its client) that are represented at the Annual Meeting, but with respect to which such bank, broker or nominee has not been instructed to vote by the beneficial holder on a particular proposal and does not have discretionary authority to vote on that proposal. Banks, brokers and nominees do not have discretionary voting authority on certain non-routine matters, including the election of directors, the Say-on-Pay vote, the Say-When-on-Pay vote and the approval of the new Mattel Incentive Plan and, accordingly, may not vote on such matters absent instructions from you, as the beneficial holder. Broker non-votes will not be counted in determining the number of votes cast on these non-routine matters. Brokers have discretionary authority to vote on the ratification of Mattel’s auditors. Broker non-votes will be counted for the purpose of determining the presence of a quorum. If you hold your shares in “street name” or through a broker, it is important that you give your broker your voting instructions.

Quorum and How Votes are Counted

In order for there to be a vote on any matter at the Annual Meeting, there must be a quorum. In order to have a quorum, the holders of a majority of the voting power of shares of stock entitled to vote at the

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GENERAL MEETING INFORMATION

Annual Meeting must be present in person or by proxy. In determining whether we have a quorum at the Annual Meeting, we will count shares that are voted as well as abstentions and broker non-votes. If we fail to obtain a quorum at the Annual Meeting, the chair of the Annual Meeting or the holders of a majority of the shares of stock entitled to vote, present in person or by proxy, may adjourn the meeting to another place, date or time.

Votes Required to Elect Directors and Adopt Other Proposals

Election of Directors

Under our Bylaws, in any “uncontested election” of directors (i.e., an election where the number of nominees does not exceed the number of directors to be elected), as is the case in this election, each director will be elected by the vote of a “majority of the votes cast,” assuming a quorum is present, meaning that the number of votes cast “for” a director’s election must exceed 50% of the total votes cast (“for” plus “against”) with respect to that director’s election. Abstentions and broker non-votes do not count as votes cast “for” or “against” a director’s election and consequently will have no effect on a director’s election.

In accordance with our Bylaws, any director nominee who fails to receive a majority of the votes cast for his or her election in an uncontested election will not be elected. Under Delaware law, however, each director holds office until his or her successor is duly elected and qualified. For this reason, any nominee currently serving on the Board who fails to receive a majority of the votes cast for his or her election in an uncontested election will not automatically cease to be a director, but instead will continue to serve on the Board as a “holdover director” until his or her successor is elected and qualified or until his or her earlier resignation or removal. To address this situation, our Bylaws provide that if any incumbent nominee is not elected at an annual meeting and no successor has been elected at the annual meeting, that director must tender his or her resignation to the Board promptly following the certification of the election results. The Governance and Social Responsibility Committee will make a recommendation to the Board as to whether or not to accept the tendered resignation. Taking into account the committee’s recommendation, the Board will decide whether to accept the resignation and will publicly announce its decision within 90 days from the date the election results are certified. Any director who tenders his or her resignation will not participate in the recommendation of the committee or the decision of the Board with respect to his or her resignation. The committee, in making its recommendation, and the Board, in making its decision, may consider any factors or information that they consider appropriate and relevant. If the Board declines to accept a director’s resignation, that director will continue to serve on the Board until his or her successor is elected and qualified, or until the director’s earlier resignation or removal. If the Board accepts a director’s resignation, then the Board may fill any resulting vacancy by majority vote of the remaining directors or decrease the size of the Board in accordance with our Bylaws and applicable law.

Say-on-Pay Vote, Say-When-on-Pay Vote, New Mattel Incentive Plan, Ratification of the Selection of PricewaterhouseCoopers LLP

For the advisory Say-on-Pay vote, the approval of the new Mattel Incentive Plan and the ratification of the selection of PricewaterhouseCoopers LLP as Mattel’s independent registered public accounting firm, each proposal requires the affirmative vote of the holders of a majority of the votes cast on such proposal, meaning that the number of votes “for” such proposal must exceed 50% of the total votes cast (“for” plus “against”) with respect to that proposal. Abstentions and broker non-votes will not be counted as votes

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GENERAL MEETING INFORMATION

cast “for” or “against” a proposal and consequently will have no effect on the outcome of any of the proposals to be considered at the Annual Meeting. The proposal regarding the Say-When-on-Pay vote also requires the affirmative vote of the majority of the votes cast on such proposal. If none of the frequency alternatives (every one year, two years or three years) receive a majority of the votes cast, we will consider the frequency with the highest number of votes cast “for” by stockholders to be the frequency that has been selected by our stockholders.

How Your Proxy Will Be Voted

If you are a record holder and submit your proxy without instructions as to how it is to be voted, the proxy holders identified on the proxy will vote your shares as follows:

•	“FOR” proposal 1, the election as directors of the eleven nominees named in this Proxy Statement;

•	“FOR” proposal 2, ratification of Mattel’s independent registered public accounting firm;

•	“FOR” proposal 3, the advisory Say-on-Pay vote;

•	Every “ONE YEAR” with regard to proposal 4, the advisory Say-When-on-Pay vote; and

•	“FOR” proposal 5, the approval of the new Mattel Incentive Plan and the material terms of its performance goals.

If you indicate voting instructions when you submit your proxy, the proxy holders will follow your instructions in casting votes.

If you hold your shares through a broker and do not instruct the broker on how to vote your shares on the election of directors or on proposals 3, 4, or 5, your shares will not be voted for the election of any directors and will not be voted on proposals 3, 4, or 5, as applicable, and instead will be considered a broker non-vote as to those proposals. If you do not instruct the broker on how to vote your shares on proposal 2, the broker has discretion to vote your shares on proposal 2.

The Board does not know of any matters that will come before the Annual Meeting other than those described in the Notice of Annual Meeting. If any other matters are properly presented for consideration at the Annual Meeting, then the proxy holders will have discretion to vote on such matters as they see fit. This includes, among other things, considering any motion to adjourn the Annual Meeting to another time and/or place, including for the purpose of soliciting additional proxies for or against a given proposal.

How to Change Your Vote or Revoke Your Proxy

If you are the record holder of your stock, you may revoke your proxy at any time before it is voted by:

•	Delivering to the Secretary of Mattel, at or before the taking of the vote at the Annual Meeting, a written notice of revocation bearing a later date than your proxy;

•	Signing a later-dated proxy relating to the same shares and delivering it to the Secretary of Mattel at or before the taking of the vote at the Annual Meeting;

•

If you submit your proxy by telephone or via the Internet, calling the telephone voting number or visiting the Internet voting site again and changing your voting instructions, up to 8:59 p.m. (Los Angeles

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time) or 11:59 p.m. (Eastern time) on May 18, 2017 (the business day before the Annual Meeting) or for holders of Mattel common stock in the Mattel, Inc. Personal Investment Plan, up to 8:59 p.m. (Los Angeles time) or 11:59 p.m. (Eastern time) on May 16, 2017 (three business days before the Annual Meeting); or

•	Attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

If you are mailing a written notice of revocation or a later proxy, send it to: Secretary, Mail Stop M1-1516, Mattel, Inc., 333 Continental Boulevard, El Segundo, CA 90245-5012. You may also hand deliver a written notice of revocation or a later-dated proxy to the Secretary of Mattel at the Annual Meeting, at or before the taking of the vote.

If you hold your shares through a broker, you must follow directions received from the broker in order to change your voting instructions or to vote at the Annual Meeting. You need to present a valid proxy from your broker authorizing you to vote your shares at the Annual Meeting.

Admission Policy for Annual Meeting

Mattel restricts admission to the Annual Meeting to stockholders of Mattel, family members accompanying stockholders of Mattel, persons holding validly executed proxies from stockholders who held Mattel stock as of or after the close of business on March 24, 2017 and invited guests of Mattel.

You must bring certain documents with you in order to be admitted to the Annual Meeting and to bring family members with you. The purpose of this requirement is to help us verify that you are actually a stockholder of Mattel. Please read the following rules carefully, because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a record holder of Mattel stock as of the close of business on March 24, 2017. A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of Mattel’s transfer agent, Computershare Trust Company, N.A. (“Computershare”). Many stockholders are not record holders because their shares of stock are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead; this is sometimes referred to as holding shares in “street name.” If you are unsure as to whether you were a record holder of Mattel common stock as of the close of business on March 24, 2017, please call Computershare at 1-888-909-9922.

If you were a record holder of Mattel common stock as of the close of business on March 24, 2017, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport).

At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on March 24, 2017.

If a broker, bank or other nominee was the record holder of your shares of Mattel common stock as of the close of business on March 24, 2017, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

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•	Proof that you owned shares of Mattel common stock as of the close of business on March 24, 2017.

Examples of proof of ownership include the following: (i) an original or a copy of the voting instruction form from your bank or broker with your name on it, (ii) a letter from your bank or broker stating that you owned Mattel common stock as of the close of business on March 24, 2017, or (iii) a brokerage account statement indicating that you owned Mattel common stock as of the close of business on March 24, 2017.

If you acquired your shares of Mattel common stock at any time after the close of business on March 24, 2017, you do not have the right to vote at the Annual Meeting, but you may attend the Annual Meeting if you bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

•	Proof that you own shares of Mattel common stock. Examples of proof of ownership include the following:

–	If a broker, bank or other nominee is the record holder of your shares of Mattel common stock: (i) a letter from your bank or broker stating that you acquired Mattel common stock after March 24, 2017, or (ii) a brokerage account statement as of a date after March 24, 2017 indicating that you own Mattel common stock; or

–	If you are the record holder of your shares of Mattel common stock, a copy of your stock certificate or a confirmation acceptable to Mattel that you bought the stock after March 24, 2017.

If you are a proxy holder for a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 24, 2017, then you must bring:

•	The validly executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 24, 2017; and

•	Valid personal photo identification (such as a driver’s license or passport).

If you are a proxy holder for a stockholder of Mattel who acquired shares of Mattel common stock after the close of business on March 24, 2017, you do not have the right to vote at the Annual Meeting, but you may attend the Annual Meeting if you bring:

•	The validly executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who acquired shares of Mattel common stock after the close of business on March 24, 2017; and

•	Valid personal photo identification (such as a driver’s license or passport).

Shares may be voted in person at the Annual Meeting only by (i) the record holder as of the close of business on March 24, 2017 or (ii) a person holding a valid proxy executed by such record holder.

You may not use cameras, recording equipment or other similar electronic devices during the Annual Meeting.

Solicitation of Proxies

Mattel will pay the cost of soliciting proxies for the Annual Meeting. We expect that proxies will be solicited principally by mail. Officers and regular employees of Mattel may solicit proxies personally or by telephone, email or special letter, but they will not receive any additional compensation for these efforts.

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In addition, Mattel has retained MacKenzie Partners, Inc. to assist in connection with the solicitation of proxies from stockholders whose shares are held in nominee name by various brokerage firms. We estimate the cost of this solicitation to be $17,500, plus out-of-pocket costs and expenses. Representatives of Broadridge Financial Solutions, Inc. will tabulate votes and act as Inspector of Election at the Annual Meeting.

Mattel will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials or the Notice to the beneficial owners of the shares held by them.

Householding

The SEC rules permit us to deliver a single set of Mattel’s proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings to Mattel. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. Each record stockholder that receives paper copies of the proxy materials will receive a separate proxy card or voting instruction form. Also, householding will not in any way affect dividend check mailings.

We agree to deliver promptly, upon written or oral request, a separate copy of Mattel’s proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered, at no cost to you. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

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DEADLINE FOR 2018 PROPOSALS AND NOMINATIONS

DEADLINE FOR 2018 PROPOSALS AND NOMINATIONS

Stockholder Proposals and Director Nominations

Stockholder Proposals Pursuant to Rule 14a-8

If a stockholder wishes to have a proposal included in the Company’s proxy materials for the 2018 annual meeting of stockholders, the proposal must be received by our Secretary at the address set forth below no later than 5:00 p.m. (Los Angeles time) (the “close of business”) on December 6, 2017 and must otherwise comply with Rule 14a-8 under the Exchange Act.

Director Nominations Pursuant to Proxy Access Provisions

If a stockholder or group of stockholders wishes to nominate one or more director nominees to be included in the Company’s proxy materials for the 2018 annual meeting of stockholders pursuant to the proxy access provisions of our Bylaws, proper written notice of any such nomination must be received by our Secretary at the address set forth below no earlier than the close of business on November 6, 2017 and not later than the close of business on December 6, 2017, and the nominating stockholder(s) and director nominee(s) must otherwise comply with the requirements specified in our Bylaws. If the date of the 2018 annual meeting is more than 30 days before or more than 60 days after the anniversary of this year’s Annual Meeting, such notice must be received no earlier than the close of business on the 150th day prior to such meeting and not later than the close of business on the later of the 120th day prior to such meeting or the 10th day following the public announcement of the meeting date. Any such notice must include the information specified in our Bylaws.

Proposals to Conduct Business and Director Nominations Pursuant to Advance Notice Provisions

Under the advance notice provisions of our Bylaws, if a stockholder wishes to present a proposal or nominate a director nominee at the 2018 annual meeting of stockholders that will not be included in our proxy materials pursuant to Rule 14a-8 or the proxy access provisions of our Bylaws, proper written notice of such proposal or nomination must be received by our Secretary at the address set forth below no earlier than the close of business on January 19, 2018 and not later than the close of business on February 18, 2018. If the date of the 2018 annual meeting is more than 30 days before or more than 60 days after the anniversary of this year’s Annual Meeting, such notice must be received by our Secretary no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the public announcement of the meeting date. Any such notice must include the information specified in our Bylaws.

All notices of proposals or nominations for the 2018 annual meeting of stockholders must comply with our Bylaws and applicable law and must be addressed to:

Secretary, Mail Stop M1-1516

Mattel, Inc.

333 Continental Boulevard

El Segundo, CA 90245-5012

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OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

As of the date of this Proxy Statement, the Board knows of no business, other than that described in this Proxy Statement, that will be presented for consideration at the Annual Meeting. If any other business comes before the Annual Meeting or any adjournment or postponement thereof, proxy holders may vote their respective proxies at their discretion.

By Order of the Board of Directors

Robert Normile

Secretary

El Segundo, California

April 5, 2017

This Proxy Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations concerning matters that are not historical facts. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Investors should not place undue reliance on the forward-looking statements, which speak only as of the date of this Proxy Statement. These forward-looking statements include, but are not limited to, statements related to risks associated with our compensation programs. Readers are cautioned that these forward-looking statements are all based on current expectations and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties disclosed in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016 and in our subsequent periodic reports on Form 10-Q and Form 8-K. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

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APPENDIX A

APPENDIX A

Mattel Incentive Plan

Article I

Establishment, Purpose, and Effective Date

This Mattel Incentive Plan (the “Plan”) is established by Mattel, Inc., a Delaware corporation (“Mattel”), for the purposes of focusing employees on financial measures, linking compensation to the business performance of Mattel and attracting and retaining highly qualified employees. The Plan is a plan for employees of Mattel and its subsidiaries and Performance Periods beginning after May 19, 2017 (the “Effective Date”).

It is Mattel’s intent that bonuses paid under this Plan may be designed to be deductible without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (collectively, the “Code”).

Article II

Definitions

2.1 Board. “Board” shall mean the Board of Directors of Mattel.

2.2 Bonus. “Bonus” shall mean a cash payment under this Plan.

2.3 Bonus Opportunity. “Bonus Opportunity” shall mean the opportunity to receive a Bonus, subject to all applicable terms and conditions.

2.4 Business Criteria. “Business Criteria” shall mean the Business Criteria set forth in Section 3.1(b) on which the Performance Objectives may be based.

2.5 Change in Control. “Change in Control” shall mean the occurrence of any of the following:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (1) the then-outstanding shares of common stock of Mattel (the “Outstanding Mattel Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of Mattel entitled to vote generally in the election of directors (the “Outstanding Mattel Voting Securities”); provided, however, that for purposes of this subsection (a), the following shall not constitute a Change in Control: (1) any acquisition directly from Mattel, (2) any acquisition by Mattel or any corporation controlled by Mattel, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Mattel or any corporation controlled by Mattel, (4) any acquisition by a Person of 35% or more of either the Outstanding Mattel Common Stock or the Outstanding Mattel Voting Securities as a result of an acquisition of common stock of Mattel by Mattel which, by reducing the number of shares of common stock of Mattel outstanding, increases the proportionate number of shares beneficially owned by such Person to 35% or more of either the Outstanding Mattel Common Stock or the Outstanding Mattel Voting Securities; provided, however, that if a Person shall become the beneficial owner of 35% or more of either the

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Outstanding Mattel Common Stock or the Outstanding Mattel Voting Securities by reason of a share acquisition by Mattel as described above and shall, after such share acquisitions by Mattel, become the beneficial owner of any additional shares of common stock of Mattel, then such acquisition shall constitute a Change in Control or (5) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (c) of this Section; or

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Mattel’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation by Mattel of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Mattel or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Mattel or all or substantially all of Mattel’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of Mattel or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) Approval by the stockholders of Mattel of a complete liquidation or dissolution of Mattel.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Bonus Opportunity that provides for the deferral of compensation and is subject to Code Section 409A, the transaction or event described in Section 2.5 with respect to such Bonus Opportunity must also constitute a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5) to the extent required by Section 409A.

2.6 CIC Period. “CIC Period” shall have the meaning given in Article VII.

2.7 Code. “Code” shall have the meaning given in Article I.

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2.8 Committee. “Committee” shall have the meaning given in Section 6.1 below.

2.9 Company. “Company” shall mean Mattel and its subsidiaries.

2.10 Effective Date. “Effective Date” shall have the meaning given in Article I.

2.11 Mattel. “Mattel” shall have the meaning given in Article I.

2.12 NOPAT. “NOPAT” shall have the meaning given in Section 3.1(b).

2.13 Outside Director. “Outside Director” shall have the meaning set forth in the regulations and rulings promulgated under Code Section 162(m).

2.14 Participant. “Participant” shall mean an employee of the Company who has been selected to participate in the Plan by the Committee pursuant to Section 3.1(a).

2.15 Performance Objectives. “Performance Objectives” shall have the meaning given in Section 3.1(b).

2.16 Performance Period. “Performance Period” shall mean a period for which Bonus Opportunities may be awarded.

2.17 Plan. “Plan” shall have the meaning given in Article I.

2.18 QPBC. “QPBC” shall mean “qualified performance-based compensation” within the meaning set forth in the regulations and rulings promulgated under Code Section 162(m).

2.19 Severance Plan. “Severance Plan” shall mean Mattel’s Executive Severance Plan, as may be amended from time to time.

Article III

Eligibility and Benefits

3.1 Eligible Employees; Standards.

(a) Employees of the Company shall be eligible to be Participants in the Plan. The Committee shall determine which such employees shall be Participants in the Plan.

(b) Each Bonus Opportunity shall be subject to such terms and conditions as the Committee shall establish, which shall include the amount of the Bonus to be paid based upon the attainment of one or more performance objectives (each, a “Performance Objective”). For any Bonus that is intended to be QPBC, each Performance Objective under the corresponding Bonus Opportunity shall be based on one or more of the following business criteria (the “Business Criteria”) with respect to (i) Mattel, (ii) Mattel’s worldwide operations, regional operations, country specific operations and/or subsidiaries, business units, affiliates, corporations, divisions, groups, functions or employees and/or (iii) Mattel’s brands, groups of brands or specific brands: net operating profit after taxes (“NOPAT”); NOPAT less a capital charge; return on capital employed; revenue; earnings per share; earnings per share before or after funding for some or all of Mattel’s incentive programs; operating profit; operating profit less a charge on one or more of the following items: working capital, inventory or receivables; net income; return on equity; return on equity

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less a capital charge; cash flow return on investment; return on invested capital or assets; fair market value of stock; return on invested capital or assets less a capital charge; stock value; return on capital employed; return on capital employed less a capital charge; total stockholder return; earnings before interest and taxes (“EBIT”); earnings before interest, taxes and amortization (“EBITA”); earnings before interest, taxes, depreciation and amortization (“EBITDA”); operating income before interest and taxes; operating income before interest, taxes and amortization; operating income before interest, taxes, depreciation and amortization; cash generation; unit volume; market share; sales; asset quality; return on assets; return on operating assets; cost-saving levels; operating income; marketing-spending efficiency; core non-interest income; change in working capital; gross margins; strategic partnerships and transactions; year-end cash; timely completion of new product roll-outs; brand recognition and acceptance; debt reduction; market penetration and/or geographic business expansion; supply chain achievements; inventory control; equity in net earnings of affiliate; and achievement of objectively determinable strategic initiatives, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of other companies or to market performance indicators or indices. For any Bonus that is not intended to be QPBC, the Performance Objectives under the corresponding Bonus Opportunity may be based upon any of the foregoing Business Criteria and/or upon other standards, including without limitation individual performance goals and personal contributions to the Company’s business.

Article IV

Section 162(m) Bonuses

4.1 QPBC. The Committee, in its discretion, may determine whether any Bonus is intended to be QPBC, and may take such actions which it may deem necessary to ensure that such Bonus will so qualify.

4.2 Performance Objectives. With respect to any Bonus that the Committee determines should be QPBC:

(a) the Performance Objectives shall be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the Performance Objectives relate, provided that the outcome is substantially uncertain at the time the Committee actually establishes the performance targets; provided, further, that in no event shall the Performance Objectives be established after 25% of the period of service (as scheduled in good faith at the time the Performance Objectives are established) has elapsed; and

(b) before the Bonus is paid to the applicable Participant, the Committee must certify in writing (which may take the form of a certification in minutes of the Committee or a resolution) that the Performance Objectives and any other material terms were satisfied; and

(c) the Performance Objectives must be based on an objective formula or standard.

4.3 Compliance with Code Section 162(m). Performance Objectives relating to a Bonus intended to be QPBC shall be drafted and implemented in a manner consistent with Code Section 162(m). Furthermore, notwithstanding any other provision of the Plan, Bonuses that are intended to be QPBC shall be subject to any additional limitations set forth in Code Section 162(m) or any regulations or rulings promulgated thereunder that are requirements for qualification as QPBC, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

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4.4 Limited Discretion. The Committee shall have authority to exercise discretion in determining the amount of the Bonus Opportunity granted to each Participant at the beginning of a Performance Period, subject to the maximum Bonus amount set forth in Section 4.5. However, once a Bonus Opportunity is established pursuant to Section 4.2 for a Bonus that is intended to be QPBC, the Committee shall not have any discretion to increase the amount of that Bonus over the amount that would otherwise be due based upon the established terms of the Bonus Opportunity or to modify the applicable Performance Objectives (other than pursuant to automatic objectively determinable adjustments established at the time the Performance Objectives were established), to the extent the existence or exercise of such discretion is inconsistent with the requirements for QPBC. In determining the amount of any Bonus that is intended to be QPBC, the Committee shall have the right to reduce (but not to increase) the amount of the Bonus that is derived solely based on the attainment of the applicable Performance Objectives, to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance. Further, in determining the amount of any Bonus that is not intended to be QPBC, the Committee or its designee shall have the right to reduce the amount of the Bonus that is derived solely based on the attainment of the applicable Performance Objectives, to take into account additional factors that the Committee or its designee may deem relevant to the assessment of individual or corporate performance.

4.5 Maximum Bonus. The maximum Bonus payable to any Participant under the Plan with respect to any Performance Period that lasts one year shall be $7,000,000; and the maximum Bonus payable under the Plan to any Participant with respect to any Performance Period that lasts more or less than one year shall be (i) $7,000,000 times (ii) a fraction, the numerator of which is the number of days in the Performance Period and the denominator of which is 365. In no event may one Participant be awarded (i) more than one Bonus Opportunity for any one Performance Period or (ii) Bonus Opportunities for overlapping Performance Periods.

4.6 Stockholder Approval. Notwithstanding any provision in the Plan to the contrary, no Bonuses intended to be QPBC shall be paid under the Plan unless and until the stockholders of Mattel approve the Plan and the material terms of its Performance Objectives as required by Code Section 162(m). So long as the Plan shall not have been previously terminated by Mattel, to the extent Mattel determines that the Bonus relating to any Bonus Opportunity established under the Plan more than five years after Mattel stockholders’ initial approval of the Plan shall continue to be intended to be QPBC, the Plan and the material terms of its Performance Objectives shall be resubmitted for approval of the stockholders of Mattel no later than the fifth year after it shall have first been approved by the stockholders of Mattel and every fifth year thereafter.

Article V

Payment of Benefits

5.1 Form of Payment. Bonuses under the Plan may be paid in cash or its equivalent, as determined by the Committee in its sole discretion.

5.2 Designation of Beneficiary. In the event of the death of a Participant after the completion of a Performance Period for a Bonus but before the Bonus is paid, the Bonus (if any) shall be paid to the Participant’s surviving spouse or, if the Participant does not have a surviving spouse, to the Participant’s estate.

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5.3 Payees under Legal Disability. If the Committee reasonably believes that any payee is legally incapable of giving a valid receipt and discharge for any payment due him or her, the Committee may have the payment (if any) made to the person (or persons or institution) whom it reasonably believes is caring for or supporting such payee. Any such payment shall be a payment for the benefit of the payee and shall be a complete discharge of any liability under the Plan to the payee.

5.4 Payment of Bonuses.

(a) Unless otherwise directed by the Committee, each Bonus shall be paid no later than the 15th day of the third month following the end of the calendar year in which the Bonus is no longer subject to a “substantial risk of forfeiture” (within the meaning of Code Section 409A).

(b) Subject to Section 5.2 and Article VII, unless otherwise specifically determined by the Committee or otherwise provided for in an employment agreement with the Company or the Severance Plan, a Participant shall be eligible for payment of a Bonus under the Plan only if the Participant is an active employee of the Company on the date of payment; provided, however, that for a Participant who is on a leave of absence on the date of payment, Mattel’s senior executive of Human Resources or his delegate shall have the discretion to determine the requirements for such Participant’s return to active employee status in order to be eligible to receive the payment and the timing of such payment, but in no event shall such payment be made later than the last date permitted for such payment under Section 5.4(a).

(c) All payments under the Plan shall be directly deposited into the Participant’s designated payroll deposit account, delivered in person or mailed to the last address of the Participant (or, in the case of the death of the Participant, to that of his or her surviving spouse or, if there is no surviving spouse, to the address of his or her estate). Each Participant shall be responsible for furnishing Mattel with his or her current address and the address of his or her spouse, if any.

(d) Notwithstanding any other provision of the Plan to the contrary, if any Bonus payable under the Plan is subject to a valid deferral election under the terms of another plan or arrangement maintained by Mattel or its subsidiaries, the payment of such Bonus shall be in accordance with, and subject to, such deferral election.

5.5 Entitlement to Bonuses. Nothing contained in this Article V shall give a Participant greater rights to any Bonus than is specified in the applicable Bonus Opportunity approved by the Committee and any applicable employment agreement between Mattel and the Participant or the Severance Plan. Specifically, if the Bonus Opportunity provides that a Participant’s Bonus is forfeited upon termination of employment (whether by reason of death, disability, or otherwise), and no applicable employment agreement nor the Severance Plan provides otherwise, no Bonus will become payable by reason of the operation of this Article V.

5.6 Compensation Recovery Policy. Notwithstanding any provision in this Plan to the contrary, Bonuses paid or payable under this Plan shall be subject to the terms and conditions of the Mattel, Inc. Compensation Recovery Policy, as may be amended from time to time, to the extent applicable.

Article VI

Plan Administration

6.1 Committee. Authority to administer the Plan shall be vested in a committee (the “Committee”) designated by the Board, consisting of at least two members, all of whom are Outside Directors; provided,

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APPENDIX A

that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 6.1 or otherwise provided in any charter of the Committee. As of the Effective Date, the Compensation Committee of the Board shall serve as the Committee.

6.2 Administrative Powers. The Committee shall have all powers necessary to administer the Plan. In addition to any powers and authority conferred on the Committee elsewhere in the Plan or by law, the Committee shall have the following powers and discretionary authority:

(a) To designate agents to carry out responsibilities relating to the Plan;

(b) To administer, interpret, and answer all questions which may arise under this Plan;

(c) To establish rules and procedures for the conduct of its business and for the administration of the Plan;

(d) To select and engage consultants, accountants, attorneys or other professionals or experts to render service or advice with regard to any responsibility the Committee has under the Plan, and (with Mattel, its Board of Directors and its officers) to rely upon the advice or opinions of any such persons, to the extent permitted by law, being fully protected in acting and relying thereon in good faith; and

(e) To perform or cause to be performed such further acts as it may deem necessary or appropriate in the administration of the Plan.

All determinations and actions by the Committee relating to the Plan will be binding upon all parties, to the maximum extent permitted by law.

6.3 Indemnification.

(a) To the maximum extent permitted by law, the Company shall indemnify each member of the Committee and of the Board against expenses (including any amount paid in settlement) reasonably incurred by him or her in connection with any claims against him or her by reason of the performance of his or her duties under the Plan. This indemnity shall not apply if the individual:

(i) Acted fraudulently or in bad faith in the performance of his or her duties; or

(ii) Fails to assist the Company in defending against the claim.

(b) Mattel shall have the right to select counsel and to control the prosecution or defense of the suit.

(c) The Company shall not be required to indemnify any person for any amount incurred through settlement of any action unless Mattel consents in writing to the settlement.

Article VII

Change in Control

In the event of a Change in Control, (i) each Participant who is employed by the Company immediately before such Change in Control occurs shall be paid, within 30 days after such Change in Control, any unpaid Bonuses with respect to any Performance Periods that ended before the date of the Change in Control, and (ii) with respect to each Performance Period that includes the date of the Change in Control, each

Mattel, Inc. 2017 Proxy Statement	A-7

APPENDIX A

Participant who is employed by the Company immediately before such Change in Control occurs shall be paid, within 30 days after such Change in Control, an amount equal to the greater of (A) the product of (w) the amount that such Participant would have received under the Plan with respect to the Performance Period as if the target-level Performance Objectives (as established by the Committee pursuant to Section 3.1(b) hereof) for the Performance Period had been achieved, multiplied by (x) a fraction, the numerator of which is the number of months of the Performance Period that have elapsed from the start date of the Performance Period to the date of the Change in Control (rounded up to the nearest whole month) (the “Adjusted Performance Period”), and the denominator of which is the number of months of the originally established Performance Period or (B) if determinable, the amount that such Participant would have received under the Plan with respect to the Adjusted Performance Period, measuring, for such purposes, the actual achievement of the Performance Objectives (as established by the Committee pursuant to Section 3.1(b) hereof and appropriately adjusted to reflect that the Performance Period shall be deemed to have ended as of the date of the Change in Control) for the Adjusted Performance Period as of the date of the Change in Control.

Notwithstanding the foregoing, in the case of a Participant who is a party to any individual agreement or a participant in the Severance Plan under which the Participant is or may become entitled to a bonus or other payment with respect to a Performance Period that includes the date of the Change in Control (the “CIC Period”) (any such bonus or other payment, a “CIC Payment”), Mattel or its successor may make the right of such Participant to receive the cash payment referred to in (ii) of the immediately preceding paragraph conditional upon the execution by such Participant of a waiver of the right to receive such CIC Payment to the extent such CIC Payment would duplicate such cash payment and is not “deferred compensation” within the meaning of Code Section 409A; provided, however, that the Committee shall have the discretion to reduce or eliminate the cash payment by the CIC Payment under the individual agreement or Severance Plan and pay only the excess of such cash payment over the CIC Payment and, in such case, the right of such Participant to receive a reduced cash payment shall not be conditional upon the execution by such Participant of a waiver of the right to receive such CIC Payment.

Article VIII

Miscellaneous Matters

8.1 Amendment and Termination. Mattel expects the Plan to be permanent, but since future conditions affecting Mattel cannot be anticipated or foreseen, Mattel reserves the right to amend, modify, or terminate the Plan at any time by action of the Board or the Committee. Notwithstanding the foregoing, no amendment or termination of the Plan pursuant to an action of the Board or the Committee (a) taken after a Change in Control, (b) taken before a Change in Control but at the request of a party seeking to effect a Change in Control, or (c) otherwise taken in anticipation of a Change in Control, may adversely affect the rights of any Participant with respect to Bonus Opportunities for the CIC Period and Performance Periods beginning before the date of that Change in Control without that Participant’s written consent, including without limitation such rights under Article VII.

8.2 Benefits Not Alienable. Benefits under the Plan may not be assigned or alienated, whether voluntarily or involuntarily.

8.3 No Enlargement of Employee Rights. Nothing contained in the Plan shall be deemed to give a participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Participant at any time.

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APPENDIX A

8.4 Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Delaware.

8.5 Code Section 409A. Mattel intends that the Bonuses under the Plan shall be exempt from Code Section 409A as short-term deferrals and shall not constitute “deferred compensation” within the meaning of Code Section 409A (absent a valid deferral election under the terms of another plan or arrangement maintained by Mattel or its subsidiaries). The Plan shall be interpreted, construed and administered in accordance with the foregoing intent, so as to avoid the imposition of taxes and penalties on Participants pursuant to Code Section 409A. Mattel shall have no liability to any Participant, any Participant’s spouse or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional tax and penalties under Code Section 409A.

* * * * * * * * * * *

IN WITNESS WHEREOF, Mattel has caused this instrument to be executed.

By:	/s/ Richard R. Gros

	Name:	Richard R. Gros
	Title:	Executive Vice President, Chief Human Resources Officer

Dated as of March 21, 2017

Mattel, Inc. 2017 Proxy Statement	A-9

MATTEL®
MATTEL, INC.
333 CONTINENTAL BLVD.
EL SEGUNDO, CA 90245-5012
VOTE BY INTERNET - www.proxyvote.com
Use the Internet for electronic delivery of information and to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date or, for PIP Shares, until the PIP Shares Special Voting Cut-Off Date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. See reverse side for information on voting PIP Shares.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date or, for PIP Shares, until the PIP Shares Special Voting Cut-Off Date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, on or before May 18, 2017 or, if applicable, the PIP Shares Special Voting Cut-Off Date.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Mattel, Inc. in mailing proxy materials, you can consent to receiving all future proxy materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E19508-P86197
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
DETACH AND RETURN THIS PORTION ONLY
MATTEL, INC.
The Board of Directors recommends a vote “FOR” all nominees listed.
1. Election of Directors.
Nominees:
For Against Abstain
1a. Michael J. Dolan
1b. Trevor A. Edwards
1c. Dr. Frances D. Fergusson
1d. Margaret H. Georgiadis
1e. Ann Lewnes
1f. Dominic Ng
1g. Vasant M. Prabhu
1h. Dean A. Scarborough
1i. Christopher A. Sinclair
1j. Dirk Van de Put
1k. Kathy White Loyd
The Board of Directors recommends a vote “FOR” Proposal 2.
For Against Abstain
2. Ratification of the selection of PricewaterhouseCoopers LLP as Mattel, Inc.’s independent registered public accounting firm for the year ending December 31, 2017.
The Board of Directors recommends a vote “FOR” Proposal 3.
3. Advisory vote to approve named executive officer compensation, as described in the Mattel, Inc. Proxy Statement.
The Board of Directors recommends a vote for
“1 YEAR” on Proposal 4.
4. Advisory vote on the frequency of future advisory votes to approve named executive officer compensation.
1 Year 2 Years 3 Years Abstain
The Board of Directors recommends a vote “FOR” Proposal 5.
5. Approval of the new Mattel Incentive Plan and the material terms of its performance goals.
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
Please indicate if you plan to attend this meeting.
For Against Abstain
Yes No
(NOTE: Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title as such.)
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date
V.1.1

MATTEL, INC.
2017 ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholders:
The 2017 Annual Meeting of Stockholders of Mattel, Inc. will be held on Friday, May 19, 2017 at 9:00 a.m. (Los Angeles time), at the Mattel Conference and Leadership Center, 1955 East Grand Avenue, El Segundo, CA 90245. We will consider and act on the following items of business at the Annual Meeting:
1. Election of the eleven director nominees named in the Proxy Statement.
2. Ratification of the selection of PricewaterhouseCoopers LLP as Mattel, Inc.’s independent registered public accounting firm for the year ending December 31, 2017.
3. Advisory vote to approve named executive officer compensation, as described in the Mattel, Inc. Proxy Statement.
4. Advisory vote on the frequency of future advisory votes to approve named executive officer compensation.
5. Approval of the new Mattel Incentive Plan and the material terms of its performance goals.
6. Such other business as may properly come before the Annual Meeting.
The Mattel, Inc. Proxy Statement describes each of the items of business above in more detail. The Board of Directors recommends a vote FOR each of the eleven director nominees named in the Proxy Statement, a vote FOR the proposals described above in items 2, 3 and 5 and a vote for 1 YEAR on item 4.
If you were a holder of record of Mattel, Inc. Common Stock at the close of business on March 24, 2017, you are entitled to notice of and to vote at the Annual Meeting. A list of record holders of Mattel, Inc. Common Stock entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at Mattel, Inc.’s offices at 333 Continental Boulevard, El Segundo, CA 90245-5012, during normal business hours for ten days prior to the Annual Meeting and at the Annual Meeting.
The Mattel Conference and Leadership Center is accessible to those who require special assistance. If you require special assistance, please call the center at 310-252-4500.
By Order of the Board of Directors
Robert Normile, Secretary
El Segundo, California, April 5, 2017
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The 2017 Proxy Statement and Notice of Annual Meeting of Stockholders, 2016 Annual Report and
Admission Policy are available at www.proxyvote.com.
E19509-P86197
MATTEL, INC.
The undersigned stockholder of Mattel, Inc. hereby appoints Margaret H. Georgiadis, Robert Normile and Michael J. Dolan, and each of them, as proxy holders with full power of substitution, to represent and to vote all shares of Mattel, Inc. Common Stock held of record by the undersigned on March 24, 2017, at Mattel, Inc.’s Annual Meeting of Stockholders, to be held on May 19, 2017, and any adjournment or postponement thereof, with all powers the undersigned would possess if personally present. The proxy holders will vote as directed by the undersigned. If the undersigned gives no directions, the proxy holders will vote in accordance with the Board’s recommendations. The proxy holders will vote in their discretion on such other matters as may properly come before the meeting and any adjournment or postponement thereof, including, among other things, any proposal to adjourn the meeting to another time or place for the purposes of soliciting additional proxies. If any of the nominees for director listed on the reverse side should be unavailable, the persons named as proxy holders named herein may vote for substitute nominees at their discretion.
The following applies only with regard to any shares of Mattel, Inc, Common Stock that you held as of March 24, 2017 as a participant in the Mattel, Inc. Personal Investment Plan (“PIP”), a 401(k) plan (“PIP Shares”): As a named fiduciary for voting purposes, you hereby direct Wells Fargo Bank, N.A., as Trustee for the PIP, to vote the PIP Shares. You understand that you may mail this proxy card on a confidential basis to Broadridge, acting as tabulation agent, or vote by Internet or telephone as described on the reverse side of this card, and that the voting instructions must be received by Broadridge no later than 11:59 p.m., Eastern Time, on May 16, 2017 (“PIP Shares Special Voting Cut-Off Date”). If the instructions are not received by that date, or if the instructions are invalid because this form is not properly signed and dated, the PIP Shares will be voted in accordance with the terms of the PIP.
Your telephone or Internet vote authorizes the named proxy holders and/or the PIP Trustee to vote the shares in the same manner as if you marked, signed and returned your proxy card.
If you vote your proxy via telephone or Internet, you do not need to mail back your proxy card.
(Continued, and to be marked, dated and signed on reverse side.)
V.1.1

ADMISSION POLICY

MATTEL, INC.

2017 Annual Meeting of Stockholders

Friday, May 19, 2017

Mattel Conference and Leadership Center

1955 East Grand Avenue

El Segundo, California 90245

9:00 A.M., Los Angeles time (registration will begin at 8:00 A.M., Los Angeles time)

IMPORTANT:    In order to be admitted to the Annual Meeting, you must bring with you all of the items that are required pursuant to the Admission Policy. The Admission Policy is printed below and on the reverse side of this card. In addition, please note that you may not use cameras, recording equipment or other similar electronic devices during the Annual Meeting.

ADMISSION POLICY FOR THE 2017 ANNUAL MEETING

Mattel restricts admission to the Annual Meeting to stockholders of Mattel, family members accompanying stockholders of Mattel, persons holding validly executed proxies from stockholders who hold Mattel stock as of or after the close of business on March 24, 2017 and invited guests of Mattel.

You must bring certain documents with you in order to be admitted to the Annual Meeting and to bring family members with you. The purpose of this requirement is to help us verify that you are actually a stockholder of Mattel. Please read the following rules carefully, because they specify the documents that you must bring with you to the Annual Meeting in order to be admitted. The items that you must bring with you differ depending upon whether or not you were a record holder of Mattel stock as of the close of business on March 24, 2017. A “record holder” of stock is someone whose shares of stock are registered in his or her name in the records of Mattel’s transfer agent, Computershare Trust Company, N.A. (“Computershare”). Many stockholders are not record holders because their shares of stock are registered in the name of their broker, bank or other nominee, and the broker, bank or other nominee is the record holder instead; this is sometimes referred to as holding shares in “street name.” If you are unsure as to whether you were a record holder of Mattel common stock as of the close of business on March 24, 2017, please call Computershare at 1-888-909-9922.

If you were a record holder of Mattel common stock as of the close of business on March 24, 2017, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport).

At the Annual Meeting, we will check your name for verification purposes against our list of record holders as of the close of business on March 24, 2017.

If a broker, bank or other nominee was the record holder of your shares of Mattel common stock as of the close of business on March 24, 2017, then you must bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

•	Proof that you owned shares of Mattel common stock as of the close of business on March 24, 2017.

(continued on reverse)

Examples of proof of ownership include the following: (i) an original or a copy of the voting instruction form from your bank or broker with your name on it, (ii) a letter from your bank or broker stating that you owned Mattel common stock as of the close of business on March 24, 2017, or (iii) a brokerage account statement indicating that you owned Mattel common stock as of the close of business on March 24, 2017.

If you acquired your shares of Mattel common stock at any time after the close of business on March 24, 2017, you do not have the right to vote at the Annual Meeting, but you may attend the Annual Meeting if you bring:

•	Valid personal photo identification (such as a driver’s license or passport); and

•	Proof that you own shares of Mattel common stock. Examples of proof of ownership include the following:

•

If a broker, bank or other nominee is the record holder of your shares of Mattel common stock: (i) a letter from your bank or broker stating that you acquired Mattel common stock after March 24, 2017, or (ii) a brokerage account statement as of a date after March 24, 2017 indicating that you own Mattel common stock; or

•	If you are the record holder of your shares of Mattel common stock, a copy of your stock certificate or a confirmation acceptable to Mattel that you bought the stock after March 24, 2017.

If you are a proxy holder for a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 24, 2017, then you must bring:

•	The validly executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who owned shares of Mattel common stock as of the close of business on March 24, 2017; and

•	Valid personal photo identification (such as a driver’s license or passport).

If you are a proxy holder for a stockholder of Mattel who acquired shares of Mattel common stock after the close of business on March 24, 2017, you do not have the right to vote at the Annual Meeting, but you may attend the Annual Meeting if you bring:

•	The validly executed proxy naming you as the proxy holder, signed by a stockholder of Mattel who acquired shares of Mattel common stock after the close of business on March 24, 2017; and

•	Valid personal photo identification (such as a driver’s license or passport).

Shares may be voted in person at the Annual Meeting only by (i) the record holder as of the close of business on March 24, 2017, or (ii) a person holding a valid proxy executed by such record holder.